                               As Filed With the
                      Securities and Exchange Commission
                              On October 11, 2000

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]    Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Materials Pursuant to (S) 240.14a-12



                          BFX HOSPITALITY GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     $1,997..........................................


     (2) Form, Schedule or Registration Statement No.:

     Schedule 14A....................................

     (3)  Filing Party:

     Registrant......................................


     (4)  Date Filed:

     August 17, 2000.................................

                          BFX HOSPITALITY GROUP, INC.

                          226 Bailey Avenue, Suite 101
                            Fort Worth, Texas 76107
                                 (817) 332-4761

Dear Fellow Stockholder,

     You are cordially invited to attend a special meeting of stockholders of BFX Hospitality Group, Inc., a Delaware corporation (the "Company"), to be held in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas, on ___________, 2000 at 10:00 o'clock a.m. (C.S.T.) (including any adjournment or postponement, the "Special Meeting").

     Throughout the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of the Company with and into American Hospitality, LLC, a Delaware limited liability company ("American"), with American continuing as the surviving company (the "Surviving Company"), pursuant to an Agreement and Plan of Merger dated as of August 11, 2000 (the "Merger Agreement"), by and among the Company, American and Hospitality Concepts, LLC, a Delaware limited liability company ("Hospitality"), which owns all of the outstanding units of American. A copy of the Merger Agreement is attached to the accompanying proxy statement as Appendix I.

     Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of common stock, $.05 par value, of the Company ("Common Stock") outstanding immediately before the Effective Time, including each associated right to purchase shares upon certain events occurring under the Rights Agreement dated February 11, 1999 between the Company and Continental Stock Transfer & Trust Company (other than shares held by the Company or any of its subsidiaries as treasury stock and shares held by dissenting stockholders who have validly exercised and perfected their rights under Delaware law) will be converted into the right to receive $2.25 in cash (the "Merger Consideration"). All of the outstanding ownership units of American are presently owned, and after the Effective Time will continue to be owned, by Hospitality.

     As of ___________, 2000 (the "Record Date"), Robert H. McLean and the other management members of the Company who constitute the owners of Hospitality (the "Management Group") beneficially owned 1,141,914 shares of Common Stock (representing approximately 25.95% of the outstanding Common Stock).

     Pursuant to the Delaware General Corporation Law, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock is required to approve the Merger Agreement. Each share of Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. It is anticipated that the members of the Management Group and their spouses will vote the 1,141,914 shares of Common Stock beneficially owned by them, representing approximately 25.95% of the outstanding Common Stock, in favor of approval of the Merger Agreement. In addition, it is anticipated that the members of the board of directors of the Company (the "Board") who are not members of the Management Group will vote the 285,805 shares of Common Stock beneficially owned by them, representing approximately 6.49% of the outstanding Common Stock, in favor of approval of the Merger Agreement.

     Hospitality was formed to enable members of the Management Group to acquire indirectly, through the Merger, the Company. At the Effective Time, the members of the Management Group will own beneficially and of record all outstanding units of Hospitality, which owns all of the outstanding units of American, as the Surviving Company.

     If the Merger is consummated, the Board will take all actions necessary to vest and make exercisable as of the Effective Time all outstanding options, whether vested or not, and the Company shall give written notice to the holder of each option of the acceleration and exercisability of the options as of the Effective Time in accordance with the relevant plan. Each option holder shall be paid by Hospitality at the Effective Time the difference between $2.25 and the exercise price for such options.

     Due to the inherent conflicts of interest related to the Merger, the Board appointed an independent committee of the Board (the "Independent Committee") comprised of three of the directors of the Company, John M. Edgar, Bruno D'Agostino and Russell J. Sarno, who are neither officers of the Company nor members of the Management Group, to review, evaluate and negotiate the terms of the proposed Merger and to make a recommendation to the Board concerning the proposed Merger. The Independent Committee retained two financial advisors, Sanders Morris Harris, Inc. of Houston, Texas and George K. Baum & Company of Kansas City, Missouri (the "Financial Advisors") to render fairness opinions. On August 11, 2000, George K. Baum & Company delivered its written opinion to the Board, after having already delivered its written opinion to the Independent Committee, to the effect that the Merger Consideration of $2.25 in cash per share of Common Stock to be received in the Merger by the Company's stockholders was, as of that date, fair, from a financial point of view, to the stockholders of the Company. On August 11, 2000, Sanders Morris Harris, Inc. delivered to the Board a copy of the same written opinion that it had previously delivered to the Independent Committee, to the effect that the Merger Consideration of $2.25 in cash per share of Common Stock to be received in the Merger by the stockholders who are not members of the Management Group (the "Public Stockholders") was, as of that date, fair, from a financial point of view, to the Public Stockholders. Copies of the Financial Advisors' written opinions are attached as Appendix II and Appendix III to the accompanying proxy statement. You are urged to read the opinions in their entirety for a description of the assumptions made, the matters considered and the procedures followed by the Financial Advisors.

     For the reasons set forth in the attached proxy statement, upon the recommendation of the Independent Committee, the Company's seven member Board (not including the three interested directors who excused themselves from the meeting) has unanimously determined that the proposed Merger is in the best interests of the Company and its stockholders, approved the terms of the Merger Agreement and recommended that the Merger Agreement be approved and adopted by the stockholders of the Company. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER. THE BOARD ALSO RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES (IF NECESSARY).

     Attached is a Notice of Special Meeting of Stockholders and a proxy statement containing a discussion of the background of, reasons for and terms of the Merger. You are urged to read this material carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY USING THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                              Very truly yours,



                              Robert H. McLean
                              Chairman of the Board and President

                          BFX HOSPITALITY GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ____________, 2000

TO THE STOCKHOLDERS:

     A special meeting of the stockholders of BFX Hospitality Group, Inc., a Delaware corporation (the "Company"), will be held in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas on _____________, 2000, at 10:00 o'clock a.m. (C.S.T.) (including any adjournment or postponement, the "Special Meeting"), for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 11, 2000 (the "Merger Agreement"), by and among the Company, Hospitality Concepts, LLC, a Delaware limited liability company ("Hospitality"), and American Hospitality, LLC, a Delaware limited liability company ("American"), and the merger of the Company with and into American (the "Merger") as contemplated by the Merger Agreement;

     2. To authorize adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies (if necessary); and

     3. To transact such other business as may properly come before the Special Meeting.

     The Board has fixed the close of business on _____________, 2000 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of the Company's common stock, $.05 par value per share ("Common Stock"), at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. Each share of Common Stock is entitled to one vote on each matter to be acted on or which may properly come before the Special Meeting.

     The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for approval of the Merger Agreement and consummation of the Merger.

     In connection with the Merger, holders of Common Stock who comply with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL") may be entitled to assert certain dissenters' rights. A copy of Section 262 of the DGCL is attached as Appendix IV to the accompanying proxy statement.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY, USING THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT ATTENTION IS APPRECIATED.

     Please do not send in any stock certificates at this time. Upon approval of the Merger, you will be sent instructions regarding the procedures to exchange your certificates evidencing Common Stock of the Company for the merger consideration.

                              By Order of the Board of Directors,



                              Robert Korman
                              Secretary

Fort Worth, Texas
Dated _____________, 2000

                          BFX HOSPITALITY GROUP, INC.
                          226 Bailey Avenue, Suite 101
                            Fort Worth, Texas 76107
                                 (817) 332-4761

                   ----------------------------------------
                                PROXY STATEMENT

                                      FOR

                        SPECIAL MEETING OF STOCKHOLDERS

                              _____________, 2000

                   ----------------------------------------


                              THE SPECIAL MEETING


Time, Date and Place

     This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of BFX Hospitality Group, Inc., a Delaware corporation (the "Company"), for use at the special meeting of stockholders to be held at 10:00 o'clock a.m. (C.S.T.) on _____________, 2000 in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas (including any adjournment or postponement, the "Special Meeting").

Matters to Be Considered at the Special Meeting

     At the Special Meeting, stockholders of the Company will be asked to approve the merger (the "Merger") of the Company with and into American Hospitality, LLC, a Delaware limited liability company ("American"), which is a wholly owned subsidiary of Hospitality Concepts, LLC, a Delaware limited liability company ("Hospitality"), with American continuing as the surviving company (the "Surviving Company"), pursuant to an Agreement and Plan of Merger dated as of August 11, 2000, as amended (the "Merger Agreement"), by and among the Company, American and Hospitality, and to approve and adopt the Merger Agreement. The Merger Agreement provides, subject to the approval of a majority of the stockholders of the Company at the Special Meeting and subject to the satisfaction or waiver of certain other conditions, that: (i) the Company will be merged with and into American, with American continuing as the Surviving Company; (ii) each share of the Company's common stock, par value $0.05 per share ("Common Stock"), that is issued and outstanding at the effective time of the Merger (the "Effective Time"), including the associated right to purchase shares upon certain events occurring under the Rights Agreement dated February 11, 1999 between the Company and Continental Stock Transfer & Trust Company, but excluding shares of Common Stock held by the Company or any of its subsidiaries as treasury stock and shares held by dissenting stockholders who have validly exercised and perfected their rights under Delaware law

                                    Page - 1

(the "Dissenting Stockholders"), will be converted into the right to receive $2.25 per share in cash, without interest, subject to any applicable back-up or other withholding requirements (the "Merger Consideration"); and (iii) each outstanding option to purchase shares of Common Stock, whether vested or not, as of the date of the Merger will be converted into the right to receive the excess, if any, of the Merger Consideration over the exercise price of the shares under the option ("Option Consideration"). Under the terms of the Merger Agreement, the Merger is subject to the satisfaction or waiver of certain special conditions, in addition to other conditions that are typical in transactions similar to the Merger. These include (i) concurrently with the closing of the Merger and on terms reasonably acceptable to Hospitality (a) sale of all of the membership interests of Cabo-Fort Worth #1, L.L.C. to Hospitality,
(b) sale of all of the assets of Cat's Meow, Inc. to Cat's Meow, LLC, a wholly owned subsidiary of Hospitality, (c) sale of all of the assets of Lucile's Stateside Bistro-Texas, Inc. to Lucile's, LLC, a wholly owned subsidiary of Hospitality, (d) sale of all of the assets of Stockyards Hotel, Inc. to Stockyards Hotel, LLC, a wholly owned subsidiary of Hospitality, (e) sale of all of the intellectual property assets of American Food Classics, Inc. to Hospitality and (f) sale of all of the intellectual property assets of the Company to Hospitality; (ii) no increased liability related to the Company's superfund site in Vestal, New York or any other liability resulting from violations of any environmental laws in excess of that provided on the Company's June 30, 2000 balance sheet; (iii) extension on terms reasonably acceptable to Hospitality of the existing lease for the Company's Cat's Meow facility in New Orleans, Louisiana, which terminates on September 30, 2009; and (iv) obtaining financing on satisfactory terms. A copy of the executed Merger Agreement is included in this proxy statement as Appendix I.

     Hospitality has been formed to acquire indirectly, through the Merger, the Company. Robert H. McLean ("Mr. McLean") is the Chairman, President and Chief Executive Officer of the Company and is currently the sole owner of Hospitality. Mr. McLean is currently discussing provisions governing management, capital contributions, budgets, transfer and voting of units and buy-out options that may form part of the limited liability company agreement with five other members of the Company's management, Robert Korman ("Mr. Korman"), Frank J. Milan ("Mr. Milan"), Terry Kearney ("Mr. Kearney"), Hampton Hodges ("Mr. Hodges") and Walter
D. Rogers, Jr. ("Mr. Rogers"). It is anticipated that before the Merger occurs, Messrs. McLean, Korman, Milan, Kearney, Hodges and Rogers (together, the "Management Group") will own 60%, 15%, 10%, 10%, 2.5%, and 2.5% of Hospitality, respectively. As of the Record Date, the members of the Management Group beneficially owned 1,141,914 shares of Common Stock, representing approximately 25.95% of the outstanding Common Stock.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement. It is anticipated that the members of the Management Group and their spouses will vote the 1,141,914 shares of Common Stock beneficially owned by them, representing approximately 25.95% of the outstanding Common Stock, in favor of the approval of the Merger Agreement. In addition, it is anticipated that the members of the Board who are not members of the Management Group will vote the 285,805 shares of Common Stock beneficially owned by them, representing approximately 6.49% of the outstanding Common Stock, in favor of approval of the Merger Agreement.

                                    Page - 2

     The Board appointed an independent committee of the Board (the "Independent Committee") to review, evaluate and negotiate the terms of the Merger Agreement and to make a recommendation to the Board concerning the proposed Merger. The Independent Committee is comprised of three directors, John M. Edgar, Bruno D'Agostino and Russell J. Sarno, who are neither officers of the Company nor members of the Management Group (but who will receive cash in exchange for their shares of Common Stock and existing options to buy Common Stock, upon consummation of the Merger). The Independent Committee retained two investment banking firms, Sanders Morris Harris, Inc. of Houston, Texas and George K. Baum & Company of Kansas City, Missouri (together, the "Financial Advisors") to render fairness opinions. On August 11, 2000, George K. Baum & Company delivered its written opinion to the Board, after having already delivered its opinion to the Independent Committee, to the effect that the Merger Consideration of $2.25 in cash per share of Common Stock to be received in the Merger by the Company's stockholders was, as of that date, fair, from a financial point of view, to the Company's stockholders. On August 11, 2000, Sanders Morris Harris, Inc. delivered to the Board a copy of the same written opinion that it had previously delivered to the Independent Committee, to the effect that the Merger Consideration of $2.25 in cash per share of Common Stock to be received in the Merger by the stockholders who are not members of the Management Group (the "Public Stockholders") was, as of that date, fair, from a financial point of view, to the Public Stockholders. Copies of the Financial Advisors' written opinions are attached as Appendix II and Appendix III to this proxy statement. You are urged to read the opinions in their entirety for a description of the assumptions made, the matters considered and the procedures followed by the Financial Advisors.

     Based on the unanimous recommendation of the Independent Committee, the Board (not including Messrs. McLean, Rogers and Hodges who excused themselves from the meeting) unanimously determined that the Merger is in the best interests of the Company and all of its stockholders, including the Public Stockholders, approved the terms of the Merger Agreement and recommended that the Merger Agreement be approved and adopted by the stockholders of the Company.

     All shares of Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, THOSE PROXIES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE MERGER, AND FOR ADJOURNMENT AND POSTPONEMENT OF THE SPECIAL MEETING AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. A stockholder may revoke a proxy at any time before it is voted at the Special Meeting by (i) executing and delivering to the secretary of the Company a proxy bearing a later date, (ii) filing written notice of revocation with the secretary of the Company stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

     In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. The Company will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their

                                    Page - 3
expenses in forwarding soliciting materials. The Company has retained Beacon Hill Partners, Inc. a proxy solicitation firm, to aid in the solicitation of proxies and in the planning and organization of the Special Meeting for a fee of $6,000 plus expenses.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The Board knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements of the Special Meeting.

             The date of this proxy statement is ___________, 2000.

                             AVAILABLE INFORMATION

     The Company, Hospitality and the Management Group have filed with the Securities and Exchange Commission (the "SEC"), a Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments, the "Schedule 13E-3") under the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Merger. This proxy statement does not contain all of the information contained in the Schedule 13E-3 and its exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC in accordance with the Exchange Act.

     The Schedule 13E-3 and its exhibits, and the reports, proxy statements and other information filed by the Company with the SEC under the Exchange Act can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies also can be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address for that site on the world wide web is sec.gov. The information about the Company on the SEC's web site is part of this proxy statement and references in this proxy statement to any web site are references only to the information contained on the web sites and do not include any other information that may be obtained by hyperlink or reference to any other web site.

     Except as otherwise indicated in this proxy statement, all information about the Company contained in this proxy statement has been supplied by the Company, and all information about Hospitality, American and the members of the Management Group contained in this proxy statement

                                    Page - 4
has been supplied by Hospitality or the members of the Management Group or is based on publicly available documents on file with the SEC and other public records.

          NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                                    Page - 5

                               TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................................10

SELECTED FINANCIAL DATA...................................................................17

THE PARTIES...............................................................................18
     The Company..........................................................................18
     Hospitality and its Subsidiaries.....................................................18
     Members of the Management Group......................................................18

THE SPECIAL MEETING.......................................................................19
     Time, Date and Place.................................................................19
     Record Date, Voting Securities and Quorum............................................20
     Vote Required........................................................................20
     Proxies..............................................................................21

THE MERGER AND RELATED SPECIAL FACTORS....................................................22
     Background of the Company............................................................22
     Purpose of and Reasons for the Merger; Certain Effects of the Merger.................31
     Determination of Fairness of the Merger by the Independent Committee and the
          Board of Directors..............................................................33
     Determination of Fairness of the Merger by Hospitality, American and the
          Management Group................................................................38
     Opinions of Independent Committee's Financial Advisors...............................38
          Sanders Morris Harris, Inc......................................................39
               Value Range Comparison.....................................................41
               Discounted Cash Flow Analysis..............................................41
               Premium Over Recent Stock Prices...........................................43
               Valuation of Cat's Meow....................................................44
               Valuation of Lucile's......................................................44
               Valuation of Stockyards Hotel and H3 Ranch Restaurant......................44
               Valuation of Cabo Facilities...............................................44
               Valuation of the EPA Liability.............................................44
               Comparable Company Analysis................................................44
               Comparable Transactions and Premiums.......................................46
          George K. Baum & Company........................................................48
               Comparable Company Analysis................................................49
               Discounted Cash Flow Analysis..............................................50
               Mergers and Acquisitions Premium Analysis..................................51
               Going Private Premium Analysis.............................................51
               Stock Trading Analysis.....................................................51
     Certain Projections..................................................................53
     Conflicts of Interests...............................................................55
     Future Plans of the Company..........................................................57
     Rights of Dissenting Stockholders....................................................58
     Estimated Fees and Expenses; Sources of Funds........................................61
     Expenses.............................................................................63

                                    Page - 6


THE MERGER AGREEMENT......................................................................63
     The Merger...........................................................................63
     Effective Time.......................................................................63
     Certificate of Formation and Limited Liability Company Agreement of the Surviving
          Company.........................................................................63
     Directors and Officers of the Surviving Company......................................64
     Conversion of Securities in the Merger; Treatment of Derivatives.....................64
     Payment for and Surrender of Company Common Shares...................................65
     Closing of Stock Transfer Records....................................................66
     Representations and Warranties.......................................................66
     Acquisition Proposals................................................................67
     Interim Operations of the Company....................................................68
     Certain Filings and Other Actions....................................................68
     Access to Information................................................................69
     Insurance; Indemnity.................................................................69
     Financing............................................................................70
     Conditions...........................................................................70
          Conditions to Each Party's Obligation To Effect the Merger......................70
          Conditions to Obligation of the Company To Effect the Merger....................70
          Conditions to Obligation of Hospitality to Effect the Merger....................71
     Termination..........................................................................71
          Termination by Mutual Consent...................................................71
          Termination by Either the Company or Hospitality................................71
          Termination by the Company......................................................72
          Termination by Hospitality......................................................72
          Effect of Termination and Abandonment...........................................72
     Amendment............................................................................73
     Material U.S. Federal Income Tax Consequences of the Merger..........................73
     Accounting Treatment of the Merger...................................................75
     Regulatory Approvals.................................................................75
     Litigation...........................................................................75

MARKET INFORMATION........................................................................76

SECURITY OWNERSHIP........................................................................77

PURCHASES OF COMMON STOCK BY AND OTHER
     TRANSACTIONS WITH CERTAIN PERSONS....................................................78

TRANSACTION OF OTHER BUSINESS.............................................................79

INDEPENDENT ACCOUNTANTS...................................................................79

DOCUMENTS INCORPORATED BY REFERENCE.......................................................80

                                    Page - 7

APPENDICES
     Appendix I    -  Agreement and Plan of Merger
     Appendix II   -  Opinion of Sanders Morris Harris, Inc.
     Appendix III  -  Opinion of George K. Baum & Company
     Appendix IV   -  Section 262 of the Delaware General Corporation Law
     Appendix V    -  Form of Proxy

                                    Page - 8

                              INDEX OF DEFINITIONS

Terms Defined in this Proxy       Pages
Statement:                    Where Defined

Acquisition Proposal.....................67
Action...................................68
American..................................1
Amex...................................33,76
Available Information....................18
Bank of Boston...........................23
Baum.....................................25
beneficially owned.......................77
BFX......................................76
Board.....................................1
broker non-votes.........................20
Certain Projections......................53
Certificates.............................67
Change of Control.....................15,73
Common Stock..............................1
Company................................1,10
Company Common Shares....................64
Comparable Companies.....................49
CTI...................................17,18
DCF Analysis.............................41
DGCL......................................2
Dissenters' Rights.......................58
dissenting stockholders...................2
DLLCA....................................63
EBIT.....................................45
EBITDA...................................44
Effective Time.........................1,63
EPA .....................................22
EPS...................................45,50
Exchange Act..............................4
fair value...............................58
Financial Advisors.....................3,25
FMV......................................41
FTC......................................75
FYE......................................55
Governmental Entity......................66
Hospitality...............................1
HSR Act..................................75
Indemnified Party........................69
Independent  Committee....................3
leveraged buy-out........................75
LLC Agreement............................64
LTM......................................50
Management Group..........................2
market check.............................36

Terms Defined in this Proxy       Pages
Statement:                    Where Defined

Merger....................................1
Merger Agreement..........................1
Merger Consideration......................2
Mr. Hodges................................2
Mr. Kearney...............................2
Mr. Korman................................2
Mr. McLean................................2
Mr. Milan.................................2
Mr. Rogers................................2
Non-Merger Consideration Shares..........64
Option Consideration...................2,65
our......................................10
P/Es.....................................50
Paying Agent.............................65
Payment Fund.............................65
Person...................................67
Prophet..................................31
Public Announcement Date.................34
Public Stockholders......................33
Record Date..............................20
record holder............................58
Sanders..................................25
Schedule 13E-3............................4
SEC.......................................4
Special Meeting...........................1
stockholder..............................58
Subsidiary...............................64
Surviving Company........................ 1
Third Party..............................67
VAP......................................52
Vestal Superfund Site....................22
we.......................................10

                                    Page - 9

                               SUMMARY TERM SHEET

     This summary highlights selected information from this proxy statement and may not contain all of the information that you should consider before determining whether to vote for approval and adoption of the merger agreement and consummation of the merger. You should carefully read the entire proxy statement before making your decision.

     In this proxy statement, we refer to BFX Hospitality Group, Inc. and its subsidiaries as "we," "our" or "the Company."

     Stockholders are urged to read carefully this proxy statement in its entirety.

Time, Date and Place                The special meeting will be held on ___________, 2000 at
                                    10:00 a.m., local time, in the Longhorn Room of the
                                    Stockyards Hotel, 109 East Exchange Avenue, Fort Worth,
                                    Texas.

Purposes of the Special Meeting     You will be asked to consider and vote on the approval and adoption of the merger agreement with Hospitality and
                                    American (attached as Appendix I) and such other matters
                                    as may properly come before the special meeting or any
                                    postponements or adjournments of the special meeting.

Voting Rights                       The close of business on ___________, 2000 has been
                                    fixed as the record date for determining holders of our
                                    common stock entitled to notice of and to vote at the
                                    special meeting. Each share of our common stock
                                    outstanding on the record date is entitled to one vote at the special meeting. As of the record date, 4,400,866 shares of our common stock were outstanding. The presence, in
                                    person or by proxy, of the holders of a majority of the
                                    shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the
                                    transaction of business at the special meeting.

                                    A stockholder may revoke a proxy at any time before
                                    voting by delivering a written notice of revocation to the secretary of the company, by executing and delivering a
                                    later-dated proxy or by attending the special meeting and
                                    voting in person. UNLESS CONTRARY INSTRUCTIONS ARE INDICATED
                                    ON THE PROXY, ALL SHARES OF COMMON STOCK REPRESENTED BY VALID
                                    PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND
                                    CONSUMMATION OF THE MERGER, AND FOR ANY ADJOURNMENT OR POSTPONEMENT
                                    OF THE MEETING (IF NECESSARY).

                                   Page - 10

Required Vote                       The affirmative vote of holders of a majority of all of the outstanding shares of common stock is required to approve
                                    the merger agreement.  It is anticipated that the members of the management group and their spouses will vote the
                                    1,141,914 shares of common stock beneficially owned by them
                                    (representing approximately 25.95% of the outstanding
                                    common stock) in favor of the merger agreement.  It also
                                    is anticipated that the members of the board of directors
                                    who are not members of the management group will vote
                                    the 285,805 shares of common stock beneficially owned by
                                    them (representing approximately 6.49% of the outstanding
                                    common stock) in favor of the merger agreement.  The
                                    affirmative vote of a majority of the shares represented at the meeting is required to approve any postponement or
                                    adjournment of the meeting.

Effective Time of the Merger        The merger is expected to become effective as of the date
                                    and time of the filing of a certificate of merger with the
                                    Secretary of State of the State of Delaware, which is
                                    anticipated to occur approximately one business day after
                                    the approval of the merger agreement by the company's
                                    stockholders and the satisfaction or waiver of the other
                                    conditions to the merger, as stated in the merger agreement.

Recommendation of the Board of      Based on, among other things, the recommendation of the
Directors                           independent committee and the fairness opinions of
                                    Sanders Morris Harris, Inc., and George K. Baum &
                                    Company, who rendered fairness opinions to the
                                    independent committee and the board of directors, the
                                    board of directors (with Messrs. McLean, Rogers and
                                    Hodges excusing themselves from the meeting) has
                                    determined that the merger is fair and in the best interests of the company and its stockholders, including those
                                    stockholders who are not members of the management
                                    group, has approved the merger agreement and
                                    unanimously recommends that the stockholders vote FOR
                                    approval of the merger agreement and consummation of the merger.
                                    The board of directors also unanimously recommends that the stockholders vote FOR adjournment or postponement of the
                                    Special meeting for soliciting additional proxies (if necessary).


                                   Page - 11

Opinions of Independent             The independent committee retained Sanders Morris Harris,
Committee's Financial Advisors      Inc., and George K. Baum & Company to render fairness
                                    opinions in  connection with the merger. On August 11,
                                    2000, George K. Baum  & Company delivered its written
                                    opinion to the board of directors, after having already
                                    delivered its opinion to the  independent committee, to
                                    the effect that, as of that date and  subject to the
                                    qualifications and assumptions set forth in that opinion,
                                    the consideration of $2.25 in cash per share of common
                                    stock to be received by the stockholders in the merger is
                                    fair  from a financial point of view to the stockholders
                                    of the  company. On August 11, 2000, Sanders Morris Harris,
                                    Inc. delivered  to the board of directors a copy of the
                                    same written opinion that it had previously delivered to
                                    the independent committee, to the effect that, as of that
                                    date and subject to the qualifications and assumptions
                                    set forth in that opinion, the consideration of $2.25 in
                                    cash per share of common stock to be received in the merger by the stockholders who are unaffiliated with the management group is fair from a financial point of view to the
                                    stockholders of the company who are unaffiliated with the
                                    management group. Copies of those written opinions, which set forth, among other things, assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Appendices II and III and are
                                    incorporated by reference. YOU SHOULD CAREFULLY READ THE
                                    OPINIONS IN THEIR ENTIRETY.

Management Group's                  Hospitality, American and the members of the management
Determination of Fairness to        group (including Messrs. McLean, Korman, Milan, Kearney,
Public Stockholders                 Hodges and Rogers) believe that the merger is fair and in
                                    the best interests of the company and those stockholders
                                    who are unaffiliated with the management group based on,
                                    among other things, their knowledge of the company and
                                    its future prospects, the fairness opinions and the
                                    recommendations of the independent committee and the
                                    board of directors (with Messrs. McLean, Rogers and
                                    Hodges excusing themselves from the meeting). Each of
                                    Hospitality, American, and Messrs. McLean, Korman, Milan,
                                    Kearney, Hodges and Rogers expressly adopts the fairness
                                    opinions of each of the financial advisors and the analyses underlying those fairness opinions.

Conflicts of Interest               In considering the recommendation of the board of
                                    directors with respect to the merger, you should be aware
                                    that, upon consummation of the merger:

                                   Page - 12

                                    . the members of the management group will be the
                                      sole equity owners of Hospitality and, indirectly, the
                                      surviving company;
                                    . the members of the management group will receive
                                      the same merger consideration for their shares of the
                                      company's common stock and the same consideration
                                      for any unexercised options that they own as all other
                                      stockholders and option holders receive; and
                                    . each director of the company will receive the same
                                      merger consideration for the shares of common stock
                                      that he owns; and no member of the board of directors
                                      owns any unexercised options.

                                    Accordingly, the members of the management group and
                                    the directors of the company have a direct economic
                                    interest in the merger.  The board of directors of the
                                    company appointed an independent committee of three
                                    directors who are neither officers of the company nor
                                    members of the management group (and whose economic
                                    interest was not deemed to be sufficient to affect their
                                    independence) to review, evaluate and negotiate the terms
                                    of the merger agreement and to make a recommendation to
                                    the board of directors concerning the merger.  The
                                    independent committee retained independent financial
                                    advisors and independent legal counsel.

Certain Effects of the Merger       Following the merger, the management group will own all
                                    of the units of Hospitality, and Hospitality will own all of the units of American, as the surviving company, and all of the units of the other subsidiaries that will acquire the
                                    company's existing operating subsidiaries as part of the
                                    merger.  Thus, the members of the management group will
                                    be the sole indirect beneficiaries of any future earnings and growth of the company, and the company's stockholders
                                    who are not members of the management group will not
                                    benefit from any increases in the value of the company or
                                    any payment of dividends on the units of Hospitality and
                                    will not bear the risk of any decreases in value of the
                                    company.  As a result of the merger, the company will be
                                    privately held, there will be no public market for its capital stock and the existing common stock of the company will
                                    cease to be listed on the American Stock Exchange.


                                   Page - 13

Future Plans for the Company        The management of Hospitality and the surviving company
                                    will evaluate their business and operations after the
                                    consummation of the merger and make such changes as are
                                    deemed appropriate.  Hospitality's expenses will be
                                    substantially reduced below those of the company because
                                    it will not be subject to the expenses of being a public
                                    company.

Merger Agreement                    The company, American and Hospitality have entered into
                                    the merger agreement, providing for the merger of the
                                    company with and into American, with American being the
                                    surviving company, and providing for the acquisition of the assets of three of the company's four operating subsidiaries
                                    (Cat's Meow, Lucile's and Stockyards Hotel) by three
                                    newly formed, wholly owned subsidiaries of Hospitality.
                                    The merger agreement also provides for Hospitality to
                                    acquire all of the outstanding membership interests of the fourth subsidiary, Cabo-Fort Worth #1, L.L.C.  A copy of
                                    the merger agreement is attached as Appendix I.  Under the terms of the merger agreement, each share of the
                                    company's common stock that is issued and outstanding
                                    immediately before the effective date, including the
                                    associated right to purchase shares upon certain events
                                    occurring under our rights agreement (but not including
                                    shares of common stock held by the company or any of its
                                    subsidiaries as treasury stock and shares of common stock
                                    held by dissenting stockholders), will be converted into the right to receive $2.25 in cash, without interest.  As a result of the merger, the surviving company will be owned by
                                    Hospitality and Hospitality will be owned by the members
                                    of the management group.  The company has agreed not to
                                    participate or engage in any discussions with anyone other than Hospitality and the management group regarding any
                                    acquisition proposal involving the company, except with
                                    respect to unsolicited written proposals or offers if the
                                    independent committee or the board of directors reasonably believes that there is a substantial risk that a failure to consider an unsolicited written proposal or offer would
                                    violate its fiduciary duties.  Hospitality is entitled to a breakup fee of $500,000 if it terminates the merger
                                    agreement as a result of:

                                   Page - 14

                                    . the independent committee or board of directors
                                      withdrawing or modifying its approval or
                                      recommendation of the merger or recommending or
                                      approving a third party proposal; or
                                    . the company soliciting takeover proposals of any
                                      type.

                                    In addition, any termination that results in the payment of the breakup fee will also result in a "change of control"
                                    under employment agreements between the company and
                                    some of the members of the management group, which
                                    would cost the company an estimated $2,190,000 if those
                                    management group members elect to terminate their
                                    employment with the company.

Appraisal Rights                    If the merger is consummated, dissenting stockholders will be entitled to demand payment of the fair value of their
                                    shares of common stock in accordance with the procedures
                                    set forth in Section 262 of the Delaware General
                                    Corporation Law.  Stockholders wishing to exercise
                                    appraisal rights must:

                                    . continue to hold their shares through the effective
                                      time of the merger;
                                    . vote against or abstain from voting for the approval
                                      and adoption of the merger agreement;
                                    . deliver to the company, before the taking of the vote
                                      on the merger at the special meeting, a written
                                      demand for appraisal, providing reasonable
                                      identification of the holder of record; and
                                    . strictly comply with the other requirements of the
                                      Delaware General Corporation Law.

                                    Failure to follow the procedures required by Section 262 of the Delaware General Corporation Law may result in the
                                    loss of appraisal rights (in which event a stockholder will be entitled to receive the consideration for the shares of common stock that the stockholder owns in accordance
                                    with the merger agreement).

                                   Page - 15

Material U.S. Federal Income Tax    The receipt of cash for publicly traded stock pursuant to a
Consequences of the Merger          merger is a taxable transaction to the stockholders involved for U.S. federal income tax purposes under the Internal
                                    Revenue Code of 1986, as amended, and may be a taxable
                                    transaction for foreign, state and local income tax purposes as well.  Stockholders should consult their own tax
                                    advisors regarding U.S. federal income tax consequences
                                    of the merger, as well as any tax consequences under state, local or foreign laws.

Accounting Treatment of the         The merger will be accounted for as a leveraged buy-out,
Merger                              as such term is used under generally accepted accounting
                                    principles, for accounting and financial reporting purposes.

Estimated Fees and Expenses;        We expect to incur an estimated $1,014,500 in fees and expenses in
Sources of Funds                    connection with the merger.  The total merger
                                    consideration to be paid for our common stock and options
                                    is expected to be $9,984,199.  Thus, the total financing for the merger will be approximately $10,999,000, of which
                                    $7,200,000 will be furnished from borrowings and
                                    $3,799,000 from the company's cash on hand.  Upon
                                    completion of the merger, Hospitality will have
                                    approximately $3,200,000 available to fund an estimated
                                    $2,523,000 in accrued liabilities (approximately
                                    $2,000,000 of which is to be spent in September 2000 and
                                    fiscal year 2001) that relate to the company's superfund
                                    site in Vestal, New York.  In addition, the Company
                                    expects to spend approximately $650,000 to reconcept the
                                    existing Cabo facility in downtown Fort Worth, Texas,
                                    approximately $300,000 to make improvements to and
                                    complete the Stockyards Hotel convention and group sales
                                    facilities and $567,000 to purchase these facilities in fiscal year 2001 if their performance meets expectations.

                                   Page - 16

                            SELECTED FINANCIAL DATA

     The following table sets forth our selected financial data for each of the periods indicated. You should read this information along with our consolidated financial statements and the notes to those financial statements that are included in our annual report on Form 10-K for the fiscal year ended September 30, 1999, and in our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 1999, March 31, 2000 and June 30, 2000, which are incorporated by reference.


                             ------------------------------------------------------------------         Nine months
                                                  Year ended September 30                              ended June 30
                             ------------------------------------------------------------------     --------------------
                                   1995          1996          1997         1998         1999         1999         2000
                                 -------       -------       -------      -------      -------      -------      -------
                                                  (in thousands except per share and ratio amounts)
Operations Data:
 Net revenues                    $ 6,946       $ 9,298       $10,518      $11,513      $17,212      $12,857      $13,041
 Income (loss) from              =======       =======       =======      =======      =======      =======      =======
  continuing
   operations/(1)/               $  (156)      $  (921)      $(7,854)     $(2,509)     $(1,785)     $  (228)     $   501
 Income (loss) from
  discontinued operations         (1,053)        2,315        14,512           --           --           --           --
                                 -------       -------       -------      -------      -------      -------      -------
 Net income (loss)               $(1,209)      $ 1,394       $ 6,658      $(2,509)     $(1,785)     $  (228)     $   501
 Basic and diluted               =======       =======       =======      =======      =======      =======      =======
  earnings (loss) per
  share:
   Continuing operations         $ (0.03)      $ (0.14)      $ (1.13)     $ (0.47)     $ (0.44)     $ (0.06)     $  0.13
   Discontinued operations         (0.19)         0.36          2.09           --           --           --           --
                                 -------       -------       -------      -------      -------      -------      -------
   Net income (loss)             $ (0.22)      $  0.22       $  0.96      $ (0.47)     $ (0.44)     $ (0.06)     $  0.13
                                 =======       =======       =======      =======      =======      =======      =======
Balance Sheet Data (at end
 of period):
 Working capital                 $ 2,824       $ 3,743       $10,797      $ 3,184      $ 1,224      $ 2,131      $   841
 Current assets                  $ 5,429       $ 6,917       $16,563      $ 6,840      $ 4,326      $ 3,887      $ 4,480
 Total assets                    $17,224       $23,164       $28,084      $22,810      $18,993      $20,320      $18,416
 Long-term debt                  $    --       $ 2,493       $ 1,212      $ 1,075      $   937      $   972      $    --
 Total liabilities               $ 2,605       $ 5,671       $ 6,978      $ 7,431      $ 5,609      $ 5,378      $ 4,562
 Stockholders' equity            $14,619       $17,493       $21,106      $15,379      $13,384      $14,942      $13,854
 Current ratio                      2.08          2.18          2.87         1.87         1.39         2.21         1.23
 Book value per share            $  2.57       $  2.67       $  3.53      $  3.71      $  3.35      $  3.72      $  3.49
 Total liabilities to
  equity                            0.18          0.32          0.33         0.48         0.42         0.36         0.33
 Cash dividends                       --            --            --           --           --           --           --
 Number of outstanding
  shares, net of
   treasury shares                 5,685         6,544         5,975        4,149        3,999        4,020        3,969

____________

(1)   Effective June 3, 1997, the Company sold the assets of Current Technology, Inc. ("CTI") to Danaher Corporation.
      The sale of CTI represented the discontinuation of the Company's electronic products line of business.  As a result, the selected financial data shows the effects of the sale of CTI as if it had occurred at the beginning of fiscal 1995 and had been reported as discontinued operations.

                                   Page - 17

                                  THE PARTIES

 The Company

     The Company is a Delaware corporation. Its principal executive offices are located at 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107, and its telephone number at such location is (817) 332-4761. For a further discussion of the Company, its business and its current financial condition, see the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, and the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000, and the Company's Current Reports on Form 8-K dated August 16, 2000 and September 25, 2000, copies of which are incorporated by reference and which may be obtained as described under "Available Information."

 Hospitality and its Subsidiaries

     Hospitality is a recently formed Delaware limited liability company. Hospitality has recently formed four wholly owned subsidiaries: (1) American, a Delaware limited liability company, which will be the surviving company in the Merger with the Company; (2) Cat's Meow, LLC, a Louisiana limited liability company, which will acquire the Company's Cat's Meow business as part of the Merger; (3) Lucile's LLC, a Texas limited liability company, which will acquire the Company's Lucile's business as part of the Merger; and (4) Stockyards Hotel, LLC, a Texas limited liability company, which will acquire the Company's Stockyards Hotel business as part of the Merger. The membership interests of the Company's wholly owned, operating subsidiary, Cabo-Fort Worth #1, L.L.C. will be acquired by Hospitality as part of the Merger. Hospitality's principal offices are located at 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107, and its telephone number at such location is (817) 332-4761. Messrs. McLean, Korman, Milan, Kearney, Hodges and Rogers are expected to be the sole owners of Hospitality. Neither Hospitality nor any of its subsidiaries currently conducts any business activities or has any assets.

 Members of the Management Group

     Robert H. McLean co-founded the Company in 1980 and has served as Chief Executive Officer of the Company since 1989. Mr. McLean has also served as Chairman of the Board and President of the Company since September 1998. Mr. McLean received a B.B.A. in Business Administration from the University of Texas at Austin in 1963 and a J.D. from the University of Texas School of Law in 1966.

     Walter D. Rogers, Jr. has been engaged in personal investments since January 1999. Mr. Rogers served as President of Current Technology, Inc., a subsidiary of the Company ("CTI") from May 1992 until June 1997 when CTI was sold to Danaher Corporation. From June 1997 to January 1999, Mr. Rogers served as President of Current Technology, Inc. Mr. Rogers served as Executive Vice President of Current Technology, Inc. from October 1990 to May 1992 and served as Vice President of the Company between March 1988 and October 1990. Mr. Rogers received a B.S. degree in Business Administration and Accounting from the University of Alaska in 1972.

                                   Page - 18

     Hampton Hodges co-founded the Company in 1980 and has been engaged in personal investments since 1985. Mr. Hodges received a Bachelor of Science degree from the United States Military Academy at West Point in 1961.

     Robert Korman, a Certified Public Accountant, has served as Vice President, Treasurer, and Chief Financial Officer of the Company since February 1989. Mr. Korman served as the Treasurer of the Company from December 1982 to February 1989. Mr. Korman was elected as the Secretary of the Company in February 1994.

     Frank J. Milan has served as a Vice President of the Company since April 1994. From 1989 to April 1994, Mr. Milan served as an executive director of Entertainment Centers of America, Inc. Previously, Mr. Milan was a director of operations or general manager for several large entertainment complexes including Dallas Alley and Billy Bob's Texas.

     Terry Kearney has served as a Vice President of the Company since February 1997. From August 1994 to February 1997, Mr. Kearney was general manager of Lucile's, A Stateside Bistro, a subsidiary of the Company. From 1993 to 1994, Mr. Kearney was general manager of Buffalo Cantina in Minneapolis, Minnesota and thereafter food and beverage director of Minneapolis Entertainment Company, Inc. From 1988 to 1993, Mr. Kearney was a general manager in Minneapolis, Minnesota with Strang Management Company, a franchisee of Applebee's International.

     The business address for each member of the Management Group is 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107 and their telephone number at such location is (817) 332-4761.


                              THE SPECIAL MEETING

 Time, Date and Place

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board for use at the Special Meeting. The Special Meeting will be held on _____________, 2000 at 10:00 a.m., local time, in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas.

                                   Page - 19

 Record Date, Voting Securities and Quorum

     The Board has fixed the close of business on _____________, 2000 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Common Stock, at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. This proxy statement and the accompanying proxy card are being mailed to the Company's stockholders on or about _____________, 2000.

     Each share of Common Stock is entitled to one vote on each matter to be acted on or which may properly come before the Special Meeting. As of the Record Date, there were 4,400,866 shares of Common Stock outstanding and entitled to vote. The Common Stock constitutes the only class of securities entitled to vote at the Special Meeting.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as the inspectors for the Special Meeting. The presiding officer of the meeting will appoint two independent election judges to count votes at the Special Meeting. One of the two judges will be a representative of the Company's registrar and transfer agent. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present at the Special Meeting and the persons named as proxies are authorized to propose and vote for one or more adjournments or postponements of the Special Meeting, it is expected that the meeting will be so adjourned or postponed to solicit additional proxies. During any vote to adjourn or postpone the Special Meeting, to permit further solicitation of proxies in favor of the proposals, no proxy that is voted against the proposal may be voted in favor of any such adjournment or postponement.

 Vote Required

     Under Delaware law, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date. The Independent Committee determined not to include a provision in the Merger Agreement to require the approval of the transaction by a majority of the Public Stockholders. Hospitality and the members of the Management Group rejected such a requirement. Hospitality asserted that Delaware law does not require such a vote. In addition, Hospitality maintained that since the Management Group will receive the same Merger Consideration as the Public Stockholders, the Management Group would not accept being disenfranchised in such an important vote. Further, any stockholder who has voted against approval of the Merger Agreement is protected by Delaware law as such stockholder can exercise dissenter's rights. See "- Rights of Dissenting Stockholders" and "- Determination of Fairness of the Merger by the Independent Committee and the Board of Directors." Abstentions and "broker non-votes" will have the effect of votes against approval of the Merger Agreement.

                                   Page - 20

Proxies

     Shares of Common Stock that are represented by properly executed proxy cards received by the Company at or prior to the Special Meeting, and not duly and timely revoked, will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the approval of the Merger Agreement, consummation of the Merger, and FOR any adjournment or postponement of the Special Meeting for soliciting of additional proxies (if necessary).

     The Board is not currently aware of any other matters that are to be presented at the Special Meeting. As to any other business that may properly come before the Special Meeting, the persons named on the proxy card for the Common Stock will vote according to their best judgment.

     Any holder of Common Stock has the power to revoke a proxy at any time before it is voted at the Special Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to the secretary of the Company, or by voting by ballot at the Special Meeting.

     The Company will pay all expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Special Meeting of Stockholders. The Company estimates such expenses to equal approximately $207,000, of which it has spent approximately $135,000 to date. Additional solicitation of holders of Common Stock by mail, telephone, telegraph or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. The Company has retained Beacon Hill Partners, Inc. to assist it in connection with the solicitation of proxies, which may be by mail, telephone or by personal solicitation. The Company has agreed to pay Beacon Hill Partners, Inc. $6,000 plus expenses for its services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of those shares, and will be reimbursed by the Company for their reasonable expenses.

                                   Page - 21

                     THE MERGER AND RELATED SPECIAL FACTORS

 Background of the Company

     Although the Company has been publicly held for 19 years, it is very small, presently generating approximately $13,548,000 in annualized revenues after giving effect to the pending sale of the two Cabo units in Houston, Texas. Except for the period of time before the onset of the environmental problems at the Company's superfund site in Vestal, New York, little interest in the shares of Common Stock has been generated. As of the Record Date, the Company had 4,400,866 shares outstanding, with approximately 1,317 stockholders of record as recorded by the Company's transfer agent and register on July 31, 2000.

     The Company was founded in December 1980 as Buffton Oil & Gas, Inc. It became publicly held in May 1981, with the completion of a $6,000,000 common stock offering at $1.00 per share ($5.00 per share after giving effect to a one-for-five reverse stock split on October 1, 1985).

     In its early history the Company had some success in oil and gas exploration. However, the oil and gas industry suffered a severe collapse beginning in 1982 and, based on the instability in the oil and gas industry and its prospects for the future, the Board made a decision to use the Company's remaining cash and borrowed funds to diversify the Company's operations into manufacturing. In 1983 the Company changed its name to Buffton Corporation to reflect this diversification. Over the next seven years, the Company acquired several manufacturing companies.

     In December 1982 the Company purchased the Northeast Division of Robintech, Inc. in Vestal, New York, consisting of PVC pipe and electrical cable and harness manufacturing. In 1985 the State of New York began investigating possible groundwater problems in the Southern Tier of New York, including the area where the Vestal plant was located. The Environmental Protection Agency ("EPA") notified the Company that certain chemicals were found at the bottom of one of the Company's industrial water wells. It was subsequently determined that the former owner of the real estate, Robintech, Inc., had contaminated the property. However, Robintech, Inc. was in bankruptcy and unable to address the problem it caused. As a result, under applicable environmental laws, the remediation of the problem fell solely on the Company despite the Company not being responsible for the contamination. In addition, the manufacturing processes used by the Company did not use any of the chemicals found in the well water and the Company's environmental records were clear that it had properly disposed of any chemicals used in its manufacturing processes in accordance with applicable environmental laws.

     In 1987 the Vestal plant site was designated as an EPA superfund site (the "Vestal Superfund Site"). Over the 13-year period following this designation the Company has spent approximately $3,000,000 in consulting fees, legal fees, testing, EPA expenses and other costs related to the Vestal Superfund Site. In 1998 the Company signed a Consent Decree with the United States, which obligated it to clean up the site, repair the well system and continue ongoing operation and maintenance of the industrial water well system until the groundwater reaches a level of purity as prescribed by the EPA (estimated by the EPA to be 15 to 30 years). The EPA estimated the additional costs related to remediation of contaminated dirt and installation of a well monitoring

                                   Page - 22
system would be $3,000,000. Of this amount, approximately $2,000,000 is expected to be spent in September 2000 and fiscal year 2001.

     The Vestal Superfund Site has been the single most negative event in the Company's history. It has been a depressing factor overhanging the Company for the past 13 years. The amount of time that management has been required to devote in attempting to solve the Vestal Superfund Site has been very costly. The amount of out-of-pocket expenses is expected to be approximately $6,000,000 to $8,000,000 from inception through remediation of the contaminated dirt and the implementation and ongoing operation and maintenance of the monitoring system. The Vestal Superfund Site has depressed the trading price of the Common Stock, limited the Company's sources of financing, made difficult or eliminated growth opportunities for the Company through acquisitions and erased the market value of the Company's Vestal, New York plant site. These circumstances continue to adversely affect the Company and the value of the Common Stock.

     From 1982 to 1986 the Company was financed by Texas American Bank in Fort Worth, Texas. Due to problems plaguing the banking industry in Texas, in 1986 the Company changed lenders to the First National Bank of Boston ("Bank of Boston") working primarily with its Dallas office. The Company had a good relationship with the Bank of Boston until 1989 when several adverse circumstances arose. The Company experienced a downturn in the PVC piping industry and incurred its first quarterly loss. Meanwhile, the Bank of Boston found itself in a severe downturn affecting the banking industry in the northeastern United States. As a result, the Bank of Boston decided to close its operations in the Southwest. Despite the Company's loan not being in default, the Bank of Boston informed the Company that the Company had two years to pay off the financing provided by the Bank of Boston. The decision taken by the Bank of Boston and the manner in which it implemented such decision put a severe hardship on the Company. It was commercially unrealistic for the Company to find a replacement lender, particularly with the losses the Company incurred in 1989 and 1990. To comply with the Bank of Boston's payoff demand, the Company decided to begin the process of selling its manufacturing businesses. Through a series of divestitures beginning in March 1991 the Company paid off the Bank of Boston in 1992 and refinanced its debt. In February 1994 the Company became free of bank debt.

      In 1989 The Board appointed a strategic planning committee and retained the services of the investment banking firm Dean Witter Reynolds, Inc. to evaluate certain business plan alternatives available to the Company and to identify a single industry into which the Company might redeploy its assets. Based on the information provided by the strategic planning committee and Dean Witter Reynolds, Inc., the Board decided to begin redeploying the Company's assets into the hospitality and restaurant industry.

     In 1990 the Company acquired an interest in a nightclub in New Orleans (located on Bourbon Street) called Cat's Meow. In a series of transactions culminating in January 1994, the Company acquired 100% ownership of Cat's Meow.

     In April 1993 the Company opened Lucile's, A Stateside Bistro, in Fort Worth, Texas. Lucile's is a restaurant that features popular American food items.

                                   Page - 23

     Effective January 1996, the Company purchased Cabo, The Original "Mix Mex" Grill, which consisted of a 1,500 square foot restaurant in Houston, Texas. Following the acquisition of Cabo, the Company built two additional units (one in downtown Houston and one in downtown Fort Worth) and expanded the original unit in Houston. In September 1999, the Company was approached by a group of investors in Houston, Texas, offering to purchase the Cabo concept, along with all of the existing Cabo units. Negotiations were pursued over many months, and in September 2000 the Company sold the Cabo concept, along with the two units in Houston for $3,500,000 in cash. The Company retained the Cabo unit in Fort Worth and, in connection with the sale, is required to change the name and menu of the Cabo unit in Fort Worth within 180 days of the date of the sale.

     Effective January 1996 the Company purchased the Stockyards Hotel, which consisted of 52 rooms, a very small restaurant, a bar and a valet parking lot. Since acquiring the Stockyards Hotel, the Company completed a refurbishment and added a new restaurant, H3 Ranch, which opened in August 1998.

     By 1997, the Company's only operating assets were its hospitality-related businesses. To reflect its new asset base, in July 1997 the Company changed its name to BFX Hospitality Group, Inc.

     In April 1997 the Company acquired a hotel management company named Hotels of Distinction, Inc. and employed the services of its principals, Alan Tremain and John-Claude Mathot. Mr. Tremain and Mr. Mathot were interested in joining the Company for the purpose of identifying hotel acquisitions and obtaining management contracts. An effort to acquire hotels and management contracts was made in 1997 and 1998, but was abandoned in the third quarter of fiscal 1998 as a result of unattractive market prices. The Company terminated the employment of Tremain and Mathot, paid them severance and acquired their shares of Common Stock, all in accordance with their employment agreements.

     As stated above, the Company is very small, with one restaurant/hotel property, one nightclub and two restaurants. None of these properties lend themselves readily to multi-unit concepts. As a result, the Company does not attract significant interest from securities analysts and the investment community. The Company knows of no securities analysts that follow and report on the Company's Common Stock, and, in general, receives very few inquiries from the investment community.

     On June 28, 2000, a quarterly meeting of the Board was held during which Mr. McLean informed the Board that he was evaluating whether to make a proposal involving the acquisition of the outstanding Common Stock of the Company through a merger or other leveraged buy-out transaction. Mr. McLean informed the Board that it might be in the best interest of the stockholders for Mr. McLean and possibly certain other members of management to purchase all of the outstanding Common Stock for a price to be negotiated between $2.00 and $2.25 per share, subject to certain conditions, as follows:

     1. No significant additional EPA liability in excess of that provided on the Company's June 30, 2000 balance sheet;

                                   Page - 24

     2. Satisfactory extension of the Cat's Meow lease, which terminates on September 30, 2009;
     3. Exercise of the renewal option of the Vestal lease, which terminates on February 28, 2001 unless renewed;
     4. Completion of the sale of the Cabo concept and the two Cabo units in Houston, Texas for $3,500,000 (which was removed as a condition to the Merger on August 2, 2000 and in September 2000 such sale was consummated);
     5. Satisfactory financing.

     The Board appointed Messrs. Edgar, D'Agostino and Sarno, three of the directors of the Company who are neither officers of the Company nor members of the Management Group, to serve on the Independent Committee created to review, evaluate and negotiate the terms of the Merger Agreement and to make a recommendation to the Board concerning the proposed Merger. The Board authorized the Independent Committee to engage its own financial and legal advisors at the Company's expense.

     The Independent Committee hired Baum to determine the fairness of the Merger Consideration to the Company's stockholders from a financial point of view. The Independent Committee hired Sanders to determine the fairness of the Merger Consideration to the Public Stockholders from a financial point of view. The Independent Committee selected two financial advisors (rather than only one) to further ensure that the proposed merger consideration was fair to the Company's stockholders, including the Public Stockholders. The Independent Committee believes that each financial advisor acts as an independent check on the other and thereby increases the certainty that the Merger Consideration is fair to the Company's stockholders, including the Public Stockholders.

     On June 30, 2000, the Independent Committee engaged Bryan Cave LLP, a law firm in which John M. Edgar, Chairman of the Independent Committee, is a partner, as its special legal counsel. The Independent Committee received proposals from four investment banking firms regarding serving as the financial advisors to the Independent Committee. On July 7, 2000, Mr. Edgar polled the members of the Independent Committee by telephone to select two financial advisors, Sanders Morris Harris, Inc. of Houston, Texas ("Sanders") and George
K. Baum & Co. of Kansas City, Missouri ("Baum"). On July 7, it retained the services of Sanders and on July 11, it retained the services of Baum. Sanders and Baum are referred to together as the "Financial Advisors."

     In addition to other qualifications, the Financial Advisors were selected because they had no prior relationship with the Company or with the Management Group. Each Financial Advisor was asked to prepare and provide to the Independent Committee a fairness opinion with respect to the proposed transaction with the Management Group. The Independent Committee authorized the Financial Advisors to commence an examination of the Company and explore appropriate valuation methodologies for the purpose of rendering an opinion regarding whether the consideration to be paid in any transaction would be fair from a financial point of view to the Public Stockholders. Sanders' fairness opinion states that the Merger Consideration is fair from a financial point of view to the Public Stockholders, while Baum's fairness opinion states that the Merger Consideration is fair from a financial point of view to all of the Company's stockholders, including the Public Stockholders as well as the Management Group. Baum believes that the analyses underlying its fairness opinion regarding the Merger Consideration and the Merger Consideration's fairness from a financial point of view are the

                                   Page - 25
same regardless of whether the opinion addresses the Public Stockholders or addresses all of the stockholders of the Company.

     The Financial Advisors undertook a review of the Company's business, operations and prospects with a view toward advising the Independent Committee as to the fairness, from a financial point of view, of the consideration to be proposed by the Management Group. The scope and nature of that examination is discussed in "-Opinion of Independent Committee's Financial Advisors." The Financial Advisors each provided the Independent Committee with a written report with respect to their examination of the Company and the various valuation methodologies that were used in determining the fairness, from a financial point of view, of the price to be paid to the stockholders.

     On July 10, 2000, the Independent Committee convened by telephone to discuss the duties and responsibilities of the Independent Committee and what additional information would be required from the Company in order for the Independent Committee to perform its work. The additional information was determined to include the following:

     (a) a chronological history of the Company;
     (b) historical gross book value of the Company from inception to the present;
     (c) historical book value per share of the Company from inception to the present;
     (d) the Company's stock price from inception to the present;
     (e) the Company's earnings per share from inception to the present;
     (f) the Company's historical common stock repurchases

The Independent Committee also discussed the prospects for the Company remaining publicly held, the Vestal Superfund Site and historical information concerning the Company's operations, financial performance and common stock. In considering the prospects for the Company remaining publicly held, the Independent Committee discussed the following items:

     (a) the failure of the Company to benefit from its public status through the use of its shares for acquisitions or in equity offerings to raise cash;
     (b) the inability of the Company to issue debt securities in the public market;
     (c) the depressive effect of the Vestal Superfund Site on the stock price and the amount of time the Company must devote to explanations of the Vestal Superfund Site to investors and stockholders;
     (d) the failure of the stock price to reflect the enhanced earnings performance of the Company;
     (e) the fact that although the Company has been publicly held for 19 years, it is very small, presently generating approximately $13,548,000 in annualized revenues after giving effect to the sale of the two Cabo units in Houston, Texas;
     (f) the lack of investor interest in the Company's common stock as reflected by the fact that no securities analysts follow or report on the Common Stock;
     (g) the lack of visibility of the Company despite its public status; and
     (h) the relative lack of benefits derived from the Company's public status compared to the costs of remaining publicly held.

The Independent Committee discussed the price range of the Management Group's offer and considered the effect of the following conditions on the offer:

     (a) the Cat's Meow lease extension;
     (b) the Vestal lease renewal;
     (c) the results of ongoing environmental work on the Vestal Superfund Site; and
     (d) the sale of the Cabo-Houston sites.

                                   Page - 26

The Independent Committee also discussed possible effects on alternate offers of the "change of control" provisions contemplated in the Management Group's offer, which require the Board to deem any withdrawal of its recommendations a change of control under the employment agreements of some of the members of the Management Group, as provided in those employment agreements entered into prior to 1999. The Independent Committee also discussed the appropriateness of a break-up fee in connection with the Management Group's offer and any subsequent offer.

     On July 12, 2000, Mr. Edgar and the Independent Committee's legal counsel met with Mr. McLean and his legal counsel to discuss Mr. McLean's proposal and to negotiate the terms and conditions of a merger agreement prepared by the Independent Committee's legal counsel. Mr. McLean's original proposal was $2.00 to $2.25 per share. Mr. Edgar negotiated for a higher price per share. Mr. McLean rejected raising his offer beyond the $2.25 price per share, but Mr. McLean did agree to set the price at $2.25 per share. Mr. Edgar and counsel to the Independent Committee reviewed the draft of the Merger Agreement and discussed the terms with Mr. McLean. Mr. McLean's proposed break-up fee of $970,000 was rejected by Mr. Edgar as excessive. The break-up fee was set at $500,000. It was further agreed at this meeting that if the Board recommended approval of the Merger Agreement and subsequently withdrew its recommendation, such withdrawal would be deemed a "change of control" under the employment agreements of Messrs. McLean, Korman, Milan and Kearney.

     On July 15, 2000, the Independent Committee met in person to discuss the potential negative effects that the "change of control" provisions of the Merger Agreement might have on any potential alternative offer, and the appropriateness of the proposed break-up fee. In addition, the Independent Committee noted that although the Company is obligated to pay the Management Group's legal expenses in the Merger, if the Merger were not consummated due to any breach of the Merger Agreement by the Management Group, then the legal expenses initially paid by the Company on behalf of the Management Group would be reimbursed to the Company. Mr. McLean has personally guaranteed the Management Group's obligations in this regard. The Independent Committee also discussed the prospects for the Company staying public and reviewed the information received from the Company regarding historical book value, historical book value per share, historical stock price and historical profits and losses. In addition, the Independent Committee's legal counsel was present, by telephone, to advise the members of the Independent Committee with respect to their fiduciary responsibilities in the performance of their duties on the Independent Committee.

                                   Page - 27

The Independent Committee discussed the prospects for hospitality and restaurant companies generally, and concluded that both industries were extremely competitive and would remain so for the foreseeable future. The liquidation or auction alternatives to the Merger Agreement were discussed, and the Independent Committee generally felt that prospects for either alternative were not good, particularly in light of the EPA issues related to the Vestal Superfund Site. The Independent Committee also discussed the timing of any potential transaction and believed that the Merger could be concluded on a more timely basis than any other potential transaction for the following reasons:

     .   the Merger Agreement was substantially negotiated,
     . the Management Group would not need an extensive due diligence period, and
     . the Management Group was unlikely to terminate the Merger Agreement for matters discovered during due diligence.

     On July 18, 2000, the Independent Committee met at the Company's offices with Messrs. McLean, Korman, Kearney and Milan (Mr. Milan being present by conference telephone), to discuss new concepts developed by management, the financial condition of the Company, the Company's financial prospects and the prospects of the Company staying public.

                                   Page - 28

     Mr. McLean presented the Independent Committee with new restaurant concepts which had been developed but not implemented. Mr. McLean estimated that it would take 12-18 months to implement any one of these concepts and determine whether it was successful. Mr. McLean informed the Independent Committee that he felt the Company should take a conservative approach for at least the first six months of FYE 2001 with respect to investments in any new concepts until the EPA issues with the Vestal Superfund Site are more clearly defined. Mr. McLean also discussed the difficulty in obtaining financing for restaurant and bar businesses as lenders are reluctant to invest in or secure loans with these types of companies. The EPA issues with the Vestal Superfund Site represent an additional impediment to obtaining favorable financing for the Company. The Independent Committee was informed that the commencement of the dirt removal at the Vestal Superfund Site was to begin in September 2000. The uncertainty as to the extent of contamination and the required remediation of the Vestal Superfund Site will require the Company to forego spending significant sums of money in opening new concepts for at least six months or until such time as the environmental problems at the Vestal Superfund Site have been clearly defined. As a result, a business plan for the Company involving developing, constructing and opening new concepts should not be implemented until such time. Also at the July 18th meeting, Mr. Korman discussed the apparent lack of interest in the Company by its stockholders as evidenced by the lack of communication from the stockholders to the Company and the frequency of days in which the stock of the Company does not trade in the market.

     On July 28, 2000, the Independent Committee met by teleconference, whereat the Independent Committee's legal counsel made a presentation on the fiduciary duties of the Independent Committee.

     On August 1, 2000, the Independent Committee convened by telephone with its legal counsel and representatives of Sanders to discuss the preliminary conclusions in Sanders' fairness opinion and the methodology and assumptions being used by Sanders. See "-Opinions of Independent Committee's Financial Advisors."

     On August 2, 2000, the Independent Committee met in person to discuss various aspects of the Company, the proposed transaction, the conditions to closing in the Merger Agreement and the timing of the Merger.

                                   Page - 29

The Independent Committee discussed the price per share offered by the Management Group and considered the effect of the following conditions on the offer:

     .   the Cat's Meow lease extension;
     .   the Vestal lease renewal;
     .   the results of ongoing environmental work on the Vestal Superfund Site;
         and
     .   the sale of the Cabo-Houston sites.

Mr. Edgar contacted Mr. McLean and Mr. McLean agreed to remove the sale of the two Cabo units in Houston as a condition to the closing.

     On August 4, 2000, the Independent Committee convened by telephone with its legal counsel and representatives of Baum to discuss the preliminary conclusions in Baum's fairness opinion, and the methodology and assumptions being used by Baum. See "-Opinions of Independent Committee's Financial Advisors-George K. Baum & Company."

     On August 7, 2000, the Independent Committee convened by telephone with its legal counsel and representatives of Sanders to discuss the conclusions reached in Sanders' fairness opinion and the methodologies and assumptions used therein. The Independent Committee also explored with Sanders whether other potential transactions were reasonably likely under the circumstances facing the Company. See "-Opinions of Independent Committee's Financial Advisors-Sanders Morris Harris, Inc."

     On August 10, 2000, the Independent Committee met in person with its legal counsel and representatives of George K. Baum to discuss the conclusions reached in Baum's fairness opinion. In addition, the Independent Committee engaged in a significant review of the various facts and information made available to it over the course of its existence and discussed at prior meetings of the Independent Committee and reviewed the reports provided by the Financial Advisors. See "-Opinions of Independent Committee's Financial Advisors." The Independent Committee also reviewed a draft of a report summarizing its conclusions, again reviewed in detail the Merger Agreement and discussed its various duties with its legal counsel. At this meeting, the Independent Committee unanimously decided to accept the fairness opinions of the Financial Advisors and to recommend acceptance of the Merger Agreement to the Board.
See - "Determination of Fairness of the Merger by the Independent Committee and the Board of Directors."

     On July 27, 2000, Mr. McLean's proposal was publicly announced through a press release issued by the Company. On July 31, Mr. McLean filed an amendment to his Schedule 13D with the SEC to reflect his intentions with respect to the Company.

                                   Page - 30

     Members of the Management Group jointly filed a Schedule 13D with the SEC on August 4, 2000, Amendment No. 1 to Schedule 13D on August 15, 2000 and Amendment No. 2 to Schedule 13D on October 3, 2000. It is anticipated that the members of the Management Group will enter into an agreement that will provide certain rights and responsibilities among the members of Hospitality. The terms of that agreement have not yet been determined.

     At the Independent Committee's meeting on August 10, 2000, after considering the reports provided by the Financial Advisors, which indicated that $2.25 per share was fair from a financial point of view to the Public Stockholders and based on their own investigation, knowledge and experience, and consideration of various other factors, the members of the Independent Committee concluded that the proposed price of $2.25 per share was fair from a financial standpoint to the Public Stockholders.

     On August 11, 2000, a special meeting of the Board was held to discuss the terms of the proposal submitted by Mr. McLean. Due to inherent conflicts of interest, Messrs. McLean, Rogers and Hodges excused themselves and left the room for a portion of the Board meeting to enable the independent members of the Board to review and discuss each fairness opinion with each Financial Advisor, to review and discuss the report of the Independent Committee, to review and discuss the Merger Agreement and to vote on the Merger Agreement without the presence of Messrs. McLean, Rogers and Hodges. Each of the Financial Advisors separately reviewed for the Board their financial analyses, prepared independently of each other, and indicated that, based upon the various considerations and assumptions described below under "- Opinion of Independent Committee's Financial Advisors," each of the Financial Advisors advised the Board that the $2.25 per share in cash to be received by the stockholders in connection with the proposed Merger was fair from a financial point of view to the Public Stockholders. See " - Opinion of Independent Committee's Financial Advisors." The Independent Committee then submitted its report to the Board recommending the approval of the Merger Agreement and the transactions contemplated thereby. The Board then unanimously adopted a resolution approving the Merger Agreement and recommending that the stockholders of the Company approve the Merger Agreement. See "- Conflicts of Interest." Following the special meeting of the Board, the parties executed and delivered the Merger Agreement and publicly announced such execution through a press release issued by the Company.

     On September 28, 2000, the Independent Committee convened by telephone to discuss various correspondence it had received from Mr. Robert Epstein, in his capacity as Managing General Partner of Prophet Capital Management, Ltd. ("Prophet"), and his legal counsel, indicating that Prophet might be interested in making a proposal to purchase all of the outstanding common stock of the Company. The Independent Committee discussed the fact that Mr. Epstein had initially contacted the Independent Committee by letter dated August 14, 2000, stating that the $2.25 per share offer approved by the Board was not in the best interests of the Public Stockholders and he felt compelled to make an offer that better reflected the fair value of the Company. The Independent Committee discussed the fact that Mr. Edgar, Chairman of the Independent Committee, had communicated with Mr. Epstein on several occasions attempting to meet with him personally, become better informed about Prophet and to finalize a confidentiality agreement. No decisions were made at this meeting concerning Mr. Epstein's interest in the Company.

     Following the meeting of the Independent Committee, on the afternoon of September 28, 2000, legal counsel for Mr. Epstein faxed a proposal to Mr. Edgar stating that Prophet was interested in acquiring all of the outstanding common stock of the Company for $2.50 per share, subject to appropriate due diligence and execution of a definitive merger agreement. Shortly thereafter a confidentiality agreement was finalized and on October 9, 2000, due diligence information was made available to representatives of Prophet.

 Purpose of and Reasons for the Merger; Certain Effects of the Merger

     The principal purposes for the Merger are: (i) to give the Public Stockholders the opportunity to dispose of their shares of Common Stock at a fair value, and (ii) to permit the members of the Management Group to acquire all of the shares of the Company. The Company has been unable to realize many of the benefits of being a public company, with the market price of the Common Stock, in the view of management, being depressed due to the Company's small market capitalization and the lack of interest by the investment community in trading the Common Stock. In addition, the Company has not been able to engage in certain alternate transactions due to the Vestal Superfund Site and the resulting depressed market price of the Common Stock discussed under "Background of the Company." Other than as set forth in this proxy statement, the members of the Management Group have no reason for proposing the Merger at this particular time (as opposed to any other time),

                                   Page - 31
and are not aware of any material development affecting the future value of the Common Stock that is not described in this proxy statement. See "- Future Plans of the Company."

     Members of the Management Group have elected to take the Company private at this time because the members of the Management Group feel that in generating only $13,548,000 in annualized sales after giving effect to the sale of the Cabo units in Houston, the Company is too small to remain public. The price of the Common Stock historically has not had an opportunity, among other things, to rise consistently in the public market due to the problems and uncertainty connected, among other things, with the Vestal Superfund Site, the financing constraints caused by actions taken by the Bank of Boston and the expenses and risks necessarily incurred in the development and opening of new food and beverage concepts. The uncertainty connected with the Vestal Superfund Site is likely to continue to depress the price of the Common Stock even though the Company is profitable this year. With public interest in the Internet and technology stocks, the Company believes it will continue to be difficult for restaurant stocks to compete for attention in the public markets. With the Common Stock consistently trading at depressed price levels, the Company has not been able and most likely would not in the future be able to use its publicly traded shares to raise equity funds or to make acquisitions.

     The Company believes that there is a lack of investor interest in the Common Stock as a result of not having any securities analysts reporting on and following the Company. To attract the following of securities analysts in the restaurant and hospitality industry, the Company would need to develop a growth strategy that would include developing a food and beverage concept susceptible to multi-unit development. Depending on the outcome of the current clean-up activities being undertaken at the Vestal Superfund Site, the Company believes that it will take three to five years to successfully develop and implement such a concept.

     In making a bid for the Company at $2.25 per share, the Management Group will cash out the Public Stockholders at a price per share that has been determined to be fair and represents an increase of 157% in the trading price immediately prior to the public announcement. As a result of the cashing out of the Public Stockholders, the Public Stockholders will no longer benefit from any future success of the Company, nor would they experience any possible decrease in the value of their stock attributable to any lack of success of the Company.

     The Merger has been structured to enable the Management Group to acquire all of the shares of the Company while maximizing stockholder value. The Merger will terminate all shares of Common Stock held by the Company's current stockholders. Accordingly, the Company's stockholders (in their capacity as existing stockholders of the Company) will share in neither future earnings and growth of American, as the Surviving Company, or Hospitality, as the owner of American, nor the risks associated with achieving such earnings and growth following the Merger. The Merger will entitle the Company's stockholders to receive a cash payment of $2.25 per share of Common Stock in a transaction which has been determined by the Independent Committee and the Board, as discussed under "- Determination of Fairness of the Merger by the Independent Committee and the Board of Directors," to be fair to the Public Stockholders, or to seek dissenters' rights as described under "- Rights of Dissenting Stockholders." The Merger Consideration was the result of negotiations between representatives of the Management Group and the members of the Independent Committee and their respective advisors following the receipt of the Management

                                   Page - 32

Group's proposal. Following the Merger, the members of the Management Group, as the owners of Hospitality, will be the sole beneficiaries of any future earnings and growth of the Company's existing business and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future and will bear all of the risks associated with such decisions.

     The Company's status as a private company will allow the Company to eliminate the time and expenses devoted by its management and certain other employees to matters that relate exclusively to the Company being a publicly held company. Additionally, the Company will be able to reduce certain other costs that relate to being a publicly held company, estimated by the Company to be between $300,000 and $400,000 per year, including the following: the cost of preparing, printing and mailing certain corporate reports and proxy statements, the expense of a transfer agent, the cost of investor relations activities and the cost of Board fees and expenses. As a result of the Merger, the Surviving Company will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Common Stock will cease to be listed on the American Stock Exchange (the "Amex").

     In connection with the Merger and the discussions relating to the Merger, the Management Group advised the Company that, relating to the structure of the Merger, they considered alternatives that would have allowed the Public Stockholders to maintain an equity interest in the Company, but no such alternative would have accomplished the purposes of the Merger described in this proxy statement. In particular, the Company would not be able to realize the savings from no longer being a publicly held company if it retained public stockholders. The Management Group also looked into providing the Public Stockholders with debt securities or a contingent payout, but felt that the trustee and other administrative expenses canceled out any added benefits that those alternatives offered. The proposed merger will permit the Company's stockholders to vote on the transaction, permit the Company's stockholders to exercise their dissenters' rights, if they so choose, permit sufficient time to raise the necessary financing and ensure that all of the Common Stock will be acquired, while also providing the Public Stockholders with an immediate cash payout.

     The Merger will be a taxable transaction to the holders of the Common Stock who receive Merger Consideration or cash pursuant to the exercise of dissenters' rights for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. See "The Merger Agreement - Material U.S. Federal Income Tax Consequences of the Merger."

  Determination of Fairness of the Merger by the Independent Committee and the Board of Directors

     On August 11, 2000, the Board met to review and discuss each fairness opinion with each Financial Advisor, and to review and discuss the report and recommendation of the Independent Committee and the Merger Agreement. Due to inherent conflicts of interest, Messrs. McLean, Rogers and Hodges excused themselves and left the room for a portion of the Board meeting to enable the independent members of the Board to review and discuss the above-mentioned items and to allow the independent members of the Board to vote on the Merger Agreement without the presence of Messrs. McLean, Rogers and Hodges. The Board then unanimously determined that the Merger is in the best interests of the Company and the Public Stockholders, approved the Merger

                                   Page - 33

Agreement and recommended to the stockholders that they approve the Merger Agreement. See "-Conflicts of Interests."

     In making its determination with respect to the fairness, from a financial point of view, of the Merger, including the amount of the Merger Consideration, and in determining to recommend approval of the Merger Agreement to the Board, the Independent Committee considered a number of factors, as did the other disinterested member of the Board in approving the Merger Agreement. In analyzing the proposed Merger, the Independent Committee met on a number of separate occasions, consulted with its financial and legal advisors and had numerous discussions with Mr. McLean and his representatives. The material factors considered by the Independent Committee and the Board include those set forth below.

          i. The Independent Committee and the Board considered the historical market prices and trading activity of the Common Stock and the fact that the Merger Consideration would enable the Company's stockholders to realize a substantial premium over the prices at which the Common Stock traded during the last 12 months, including the ten business day average of reported closing prices for the Common Stock ending on July 26, 2000, the day prior to the Company's press release on July 27, 2000 reporting Mr. McLean's proposal (the "Public Announcement Date"). As reported by Amex, the Company's shares were not actively traded on July 25 and 26, 2000, with the volume of shares traded equal to less than 100 shares and the share price ending each day at the price it opened, $1.00 per share. The Merger Consideration represents a 142% premium over the ten business day average of $0.93 and a 130% premium over $0.98, the average of the closing prices during the 120 business days prior to the Public Announcement Date. Although such prices may not adequately reflect the value of the Common Stock in the view of management, the historical market prices of the Common Stock for such periods were deemed relevant because they indicate the arm's-length trading prices of the Common Stock for each period as determined in the open market. In the judgment of the Independent Committee and the Board, the fact that the Merger Consideration represents a substantial premium over such prices is a significant factor in the determination of fairness.

          ii. The Independent Committee and the Board considered the opinions of the Financial Advisors that, as of August 11, 2000, the Merger Consideration of $2.25 in cash per share of Common Stock to be received by the Company's stockholders in the Merger was fair from a financial point of view to the Public Stockholders and also considered the analyses underlying those opinions. See "- Opinion of Independent Committee's Financial Advisors." Copies of the written opinions, dated as of August 11, 2000, setting forth, among other things, the assumptions made and the matters considered are attached as Appendices II and III to this proxy statement and should be carefully read in their entirety.

          iii. The Independent Committee and the Board considered information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the risks involved in achieving such prospects, costs associated with being a publicly held company, the current state of the hospitality and restaurant industry, including the Independent Committee's views regarding the economic and market conditions affecting the Company and the hospitality and restaurant industry and matters that relate to

                                   Page - 34
     the Vestal Superfund Site. For a detailed summary of these matters, see
     "- Background of the Company." The Independent Committee and the Board believe that the hospitality and restaurant industry will continue to face intense competition and that this degree of competition could adversely affect the future growth prospects of the industry and the Company. In addition, the Company is very small, presently generating approximately $13,548,000 in annualized revenues after giving effect to the pending sale of the two Cabo units in Houston, Texas. Therefore, the Independent Committee determined that in addition to the depressive effects on the share price caused by the Vestal Superfund Site, there is significant risk that the Company could not achieve future growth at a rate that would support a price per share higher than the Merger Consideration.

          iv. The Independent Committee and the Board also evaluated the Merger Consideration in light of the following factors: price, the ability and likelihood of Hospitality and the Management Group to consummate the proposed transaction, the percentage of Common Stock owned by members of the Management Group, the proposed structure of the transaction and anticipated closing date, the fact that the Merger would afford the Public Stockholders an opportunity to dispose of their Common Stock at fair value, without payment of brokerage fees, and the fiduciary obligations of the Independent Committee and the Board to the Company's stockholders. Based upon information and documents provided by Hospitality concerning their discussions with Amresco Commercial Finance, Inc. with respect to a $5,000,000 acquisition loan and John Hancock Real Estate Finance, Inc. with respect to a $2,200,000 mortgage loan on the Stockyards Hotel, the Independent Committee and the Board believed that Hospitality could obtain the financing required to complete the Merger. In addition, because of the percentage of outstanding shares of Common Stock owned by members of the Management Group, the Independent Committee and the Board considered it likely that the Merger would be approved by the stockholders of the Company. These factors, when combined with the structure of the transaction as a merger, led the Independent Committee and the Board to conclude that the Merger could be completed more quickly than any alternative transaction and with less disruption to the Company's operations.

          v. The Independent Committee and the Board considered the Company's ongoing liability with respect to the Company's Vestal Superfund Site. Based on EPA estimates, the Vestal Superfund Site will require additional expenditures of $2,523,000 related to the remediation of the contaminated dirt and the installation, operation and maintenance of a well monitoring system for the next ten years. Of this amount, approximately $2,000,000 is expected to be spent in September 2000 and fiscal year 2001. The Company's Consent Decree with the United States obligates the Company to clean up the site, repair the well system and continue ongoing operation and maintenance of the industrial water well system until the ground water reaches a level of purity as prescribed by the EPA (estimated by the EPA to take fifteen to thirty years). The Vestal Superfund Site could cost the Company up to an additional $2,000,000 if it takes thirty years to reach the level of purity as prescribed by the EPA. The Vestal Superfund Site has been a depressing factor overhanging the Company for thirteen years and the Independent Committee and the Board believed it was likely to continue depressing the price of Common Stock for several years and limiting the Company's sources of equity financing.

                                   Page - 35

          vi. The Independent Committee and the Board considered the risks to the Company and the Company's stockholders of entering into the Merger Agreement, including (a) Hospitality being a newly formed company without any significant assets prior to consummation of the Merger, (b) Hospitality's ability to consummate the Merger being dependent on its ability to obtain financing and (c) the provisions of the Merger Agreement requiring the Company to bear all reasonable third party costs and expenses of Hospitality and for Hospitality to reimburse the Company for such costs and expenses in the event that the Company terminates the Merger as provided under certain provisions in the Merger Agreement.

          vii. The Independent Committee and the Board also considered the fact that consummation of the Merger would preclude the stockholders from having the opportunity to participate in the future growth prospects of American, as the Surviving Company, and Hospitality as the owner of American. Accordingly, in reaching its conclusion to approve the Merger Agreement, the Independent Committee and the Board considered the Certain Projections (as defined below) and determined, based in part on these projections and on analyses conducted by the Financial Advisors regarding these projections, that the future prospects of the Company are adequately reflected in the Merger Consideration. The Independent Committee and the Board believed that it was appropriate to consider management's projections in its analysis because management is in the best position to analyze the financial prospects of the Company. In addition, the Independent Committee and the Board recognized that the members of the Management Group will have the sole opportunity to benefit from any increases in the value of American, as the Surviving Company, and Hospitality as the owner of American following the Merger and that they necessarily had a conflict of interest as a result. See "- Conflicts of Interest," "- Future Plans of the Company," "- Certain Projections" and "- Purpose of and Reasons for the Merger; Certain Effects of the Merger."

          viii. The Independent Committee and the Board considered whether the Company should actively seek other potential buyers for the Company, but decided to not solicit other offers. The Independent Committee and the Board believed that the length of time between the Public Announcement Date and the Effective Time provided a substantial amount of time within which to gauge the level of interest in the Company and to permit potential buyers to come forward, in effect a "market check." The Independent Committee and the Board also believed that the prospects for a transaction between the Company and any potential unaffiliated strategic or financial third party buyers were limited due to the Company's multi-concept structure, that it would be difficult to attain value through a divestiture of Company assets and that there were limitations on the ability of a financial buyer to finance a leveraged buy-out of the Company at a price materially above the prices considered during the course of negotiations with the Management Group. Most importantly, the Independent Committee and the Board were concerned that shopping the Company would negatively affect the Company's labor pool. With the entertainment and restaurant industry being characterized by high turnover rates, especially during periods of plentiful jobs, any uncertainty about the Company's future ownership might be the catalyst that causes certain valuable employees of the Company to seek alternative employment. The Independent Committee and the Board also considered the provisions of the Merger Agreement which legally and practically permit the

                                   Page - 36
     the Company to respond meaningfully to third party proposals for alternative transactions. Specifically, the terms of the Merger Agreement authorize the Company under certain circumstances to (a) engage in negotiations with third parties who submit in writing an acquisition proposal for a transaction which, among other things, the Independent Committee and the Board determine in good faith is as or more likely to occur than the Merger and would be more favorable to the stockholders of the Company and (b) terminate the Merger Agreement in order to permit the Company to enter into such a transaction. See "The Merger Agreement - Acquisition Proposals."

          ix. The Independent Committee and the Board considered the value attributed to the Company in the Company's Liquidation Analysis dated May 10, 2000. The analysis assumes that it would take one year to complete the sale of the Company's assets and that as a result, any initial distribution would not occur until the following year. The analysis also assumes that a liquidating trust would need to be established to manage the Company's activities (primarily as they relate to the Vestal Superfund Site and the lease of the property located in Vestal, New York). Distributions would occur over a five-year period, although the distribution period might need to be extended to ten or more years to meet the requirements relating to the Vestal Superfund Site. The amounts used to estimate the proceeds from the sale of the Company's various subsidiaries were based upon a cash purchase price, reasonable multiples of cash flow and additional information furnished to the Company by outside disinterested parties. Under the Liquidation Analysis, the Company's stockholders would receive an initial payout of $2.11 per share, followed by payouts of $0.16, $0.05, $0.05, $0.05 and $0.05 per share over the next five years for a total payout of $2.47 per share. The Merger Consideration is thus comparable to payouts received under the Liquidation Analysis which, when discounted by 10% to present value, would equal $2.18 per share.

     In view of the various factors considered by the Independent Committee in connection with its evaluation of the Merger and the Merger Consideration, the Independent Committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by the Financial Advisors and taking into account the existing trading ranges for the Common Stock, the Independent Committee determined that the Merger, including the Merger Consideration, was fair from a financial point of view to the Public Stockholders and represented the highest value reasonably obtainable under the circumstances. The Independent Committee and the other disinterested member of the Board believe that the Merger was considered in a manner that was procedurally fair to the Company's stockholders and that the directors properly discharged their responsibilities and duties.

     Messrs. McLean, Rogers and Hodges are the only members of the Board who are members of the Management Group. Accordingly, Messrs. McLean, Rogers and Hodges did not participate on the Independent Committee and excused themselves for the portion of the Board meeting where the Board reviewed and discussed the fairness opinions with the Financial Advisors, reviewed and discussed the report of the Independent Committee and the terms of the Merger Agreement and voted on the Merger Agreement. See "- Conflicts of Interest."

                                   Page - 37

     The members of the Independent Committee have been compensated for serving on the Independent Committee, with such compensation not being contingent on the outcome of the Merger. Mr. Edgar is to receive $4,500 per day for each day spent in connection with each in-person meeting of the Independent Committee and $1,000 per telephonic meeting of the Independent Committee and Messrs. D'Agostino and Sarno are each to receive $2,500 per day for each day spent in connection with each in-person meeting and $1,000 per telephonic meeting of the Independent Committee. To date the Company has paid Mr. Edgar $50,000 and Messrs. D'Agostino and Sarno $30,000 each.

     The Company believes that the manner in which the Merger is to be implemented is procedurally fair to the Public Stockholders based on the following factors: (i) the Independent Committee was formed to promote and protect the interests of all stockholders, including the Public Stockholders;
(ii) the Independent Committee was comprised solely of members of the Board who are neither members of the Management Group nor officers of the Company (but who will receive cash in exchange for their Common Stock); (iii) the Independent Committee retained independent financial advisors and independent legal counsel; and (iv) the Independent Committee represented the interests of the Company's stockholders throughout the negotiations with Mr. McLean and his counsel as to the terms of the Merger Agreement.

     The Independent Committee and the Board believe the Merger to be fair and in the best interests of all of the stockholders of the Company, including the Public Stockholders. Should the Merger Agreement be approved by a majority of the Company's stockholders but by only a minority of the Public Stockholders, the Independent Committee and the Board still believe the Merger Agreement should be consummated. The Independent Committee and the Board did not want to make the consummation of the Merger contingent on the vote of the Public Stockholders because of the possibility that apathy and disinterest by the Public Stockholders may cause this important transaction to fail. It is to be expected that a significant percentage of the Company's stockholders may not return their proxy card or vote at the Special Meeting. By not returning their proxy card or voting at the Special Meeting, these stockholders will effectively be voting against the Merger Agreement.

Determination of Fairness of the Merger by Hospitality, American and the Management Group

     Although they did not participate in the Board's review and discussion concerning the fairness opinions of the Financial Advisors and the report of the Independent Committee, Messrs. McLean, Rogers and Hodges, as well as the other members of the Management Group and Hospitality and American, are familiar with the contents of and analyses made in each document, and each member of the Management Group and Hospitality and American expressly adopt the fairness opinion of each of the Financial Advisors. Each of Hospitality, American, and the members of the Management Group believes the contents of and the analyses made in each of the fairness opinions to be accurate and determinative of the Company's fair value, and, based on such knowledge and belief, believes the Merger to be fair and in the best interests of the Public Stockholders. See
"- Opinions of Independent Committee's Financial Advisors."

     In making their determination of the fairness of the Merger, the Management Group, Hospitality and American considered each of the factors that the Independent Committee considered in making its determination, including the fairness opinions. See " - Determination of Fairness of the Merger by the Independent Committee and the Board of Directors." The list below contains factors often considered when making determinations of fairness in transactions of this type and the consideration, if any, given to the factors by the Management Group, Hospitality and American:


     i. Current Market Prices -the current market prices of the Common Stock at the time the Merger was proposed were not considered indicative of the Company's value and that shareholders were therefore unable to realize fair value for their shares in the market;

     ii. Historical Market Prices - the historical market prices of the Common Stock were not considered relevant due to the Company's change in operations in 1997 to a food, beverage and hospitality company and other factors discussed in the section called "Background of the Company;"

     iii. Net Book Value - the net book value of the Company was not considered relevant because of the number of factors that could negatively affect value, such as (a) the value of a food and beverage or hospitality concept is not related to net book value but rather to the cash flow generated by the concept, (b) uncertain liability associated with the Vestal Superfund Site and its effect on the value of the Vestal, New York real estate, (c) uncertain liabilities related to exposure to claims and litigation inherent in the nightclub business and (d) the inability of the Surviving Company to realize the value of deferred taxes currently carried on the books of the Company;

     iv. Going Concern Value - the going concern value was not calculated because the information to be provided by such a valuation was considered duplicative of the fairness opinions and liquidation analysis and the cost of obtaining a valuation was therefore not warranted;

     v. Liquidation Value - the liquidation value of the Company was considered to be comparable to the Merger Consideration, as discussed in subparagraph ix. of the section called " -Determination of Fairness of the Merger by the Independent Committee and the Board of Directors;"

     vi. Prior Purchases - the purchase price paid in prior purchases of the Company's stock was not considered because there were no such transactions other than ordinary trading transactions;

     vii. Reports, Opinions and Appraisals - other than the fairness opinions and the liquidation analysis discussed above, there were no reports, opinions or appraisals to be considered;

     viii. Firm Offers - other firm offers were not considered because there were no firm offers of which any of the Management Group, American or Hospitality were aware.

     None of the Management Group, Hospitality nor American believed it necessary to quantify or assign any relative importance to the specific factors considered in making its determination of fairness, nor did they evaluate whether such factors were of equal importance. However, based upon these factors, each of the members of the Management Group and Hospitality and American determined that the Merger, including the Merger Consideration, was fair to the Public Stockholders.

Opinions of Independent Committee's Financial Advisors

     The two Financial Advisors were retained by the Independent Committee to render opinions as to the fairness from a financial point of view of the cash consideration to be received by the stockholders (including the Public Stockholders) in the Merger. Each of the Financial Advisors is a nationally recognized investment banking firm that engages in the valuation of businesses and securities in connection with mergers and acquisitions, going private transactions, leveraged buy-outs, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted

                                   Page - 38
securities, private placements, and valuations for estate, corporate, and other purposes. Each of the Financial Advisors was selected based upon this expertise and based on the fact that it had no prior relationship with the Company or the Management Group.

Sanders Morris Harris, Inc.

     Sanders rendered its opinion to the Independent Committee, to the effect that, as of August 11, 2000, and based upon and subject to the various considerations described in the opinion, the consideration was fair, from a financial point of view, to the Public Stockholders. The full text of Sanders' written opinion dated as of August 11, 2000, sets forth, among other things, the assumptions made, matters considered, and scope and limitations of the review undertaken, and is attached as Appendix II hereto and incorporated by reference. Stockholders of the Company are urged to, and should, read Sanders' opinion carefully and in its entirety. Sanders' opinion was prepared for the use of the Independent Committee in connection with the Merger and does not address the relative merits of the proposed Merger or constitute a recommendation to the Public Stockholders as to how they should vote in connection with the Merger.
In addition, the opinion addresses only the financial fairness of the consideration to be received by the Public Stockholders in the Merger and does not address the relative merits of the Merger or any alternatives, the underlying decisions of the Independent Committee and of the full Board to engage in the Merger or any other aspect of the Merger. The summary of Sanders' opinion set forth below is qualified in its entirety by reference to Sanders' opinion and should be read together with the full text of the opinion.

     In arriving at its opinion, Sanders has, among other things:

     (1)  Reviewed the August 7, 2000 draft of the Agreement and Plan of Merger;
     (2)  Reviewed the July 28, 2000 draft of the Company's Proxy Statement;
     (3)  Reviewed the Company's Liquidation Analysis dated May 10, 2000;
     (4) Reviewed the June 1998 Consent Decree between the United States of America and the Company;
     (5) Reviewed the Record of Decision with respect to the Vestal Superfund Site;
     (6) Reviewed the Company's audited financial statements and annual report for the year ended September 30, 1999;
     (7) Reviewed the Company's unaudited financial statements for the quarter ended March 31, 2000;
     (8) Reviewed the Company's confidential unaudited financial statements for the four-week period ended May 28, 2000;
     (9) Reviewed summary projections and assumptions for each of the Company's operating facilities for 2000 to 2005 prepared and provided by management at Sanders' request;
     (10) Reviewed the Company's summary history provided by management;
     (11) Reviewed the letter dated June 28, 2000 from Robert H. McLean to the Independent Committee preliminarily setting forth Mr. McLean's proposal;
     (12) Reviewed a July 26, 2000 proposal from John Hancock Real Estate Finance, Inc. with respect to a $2,200,000 mortgage loan on the Stockyards Hotel;

                                   Page - 39

     (13) Reviewed an August 1, 2000 proposal from Amresco Commercial Finance, Inc. with respect to a $5,000,000 loan;
     (14) Reviewed the July 19, 2000 memo from Robert Korman to James Pryde regarding the Merger;
     (15) Reviewed the July 21, 2000 memo from Robert Korman to Clyde Buck regarding the book value of the Company;
     (16) Reviewed the Cat's Meow lease agreement dated September 30, 1989;
     (17) Reviewed the Vestal, New York Superfund site lease agreement dated January 1, 1997; and
     (18) Discussed various assets, liabilities and operations of the Company involved in the Merger.

     In conducting its analyses, Sanders also held discussions with members of the Company's senior management regarding the past and current business operations, financial condition and future prospects of the Company. With the permission of the Independent Committee, Sanders assumed that financing for the Merger had been irrevocably obtained on the terms set forth in preliminary loan proposal letters from financing sources previously reviewed by Sanders, and that the Merger Agreement had been executed and delivered by the parties thereto on terms substantially similar to those contained in the most recent draft thereof supplied to and reviewed by Sanders as of the date of its opinion.

     Sanders was provided with a memorandum that had been prepared by Mr. Korman at its request regarding an analysis of the Company's business over the five-year period from 2000 to 2005. This memorandum was subsequently provided to Baum and was based on several assumptions, the most significant of which include the Company remaining public and existing operations not being expanded by developing and opening new food and beverage concepts.

     The five-year analysis set forth below was not prepared by the Company with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information, nor was the information prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The analysis reflects numerous assumptions, all of which were made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the analysis set forth below will prove accurate, and actual results may be materially greater or lesser than those contained in the analysis set forth below. The inclusion of the five-year analysis in this proxy statement should not be regarded as an indication that the Company or any of its financial advisors or other representatives, or their respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, we caution undue reliance on such information. We do not intend to update, revise or correct such projections if they become inaccurate (even in the short term). As a result of the uncertainty and limitations in the five-year analysis, Sanders chose not to base any part of its determination of fairness on the five-year analysis.

     The five-year analysis included in Mr. Korman's memorandum consisted of the following estimated earnings per share, expected to be generated from the Company's existing operations.

                                             Year
                           ----------------------------------------
                            2000   2001   2002   2003   2004   2005
                           -----  -----  -----  -----  -----  -----
     Estimated earnings    $0.14  $0.10  $0.10  $0.11  $0.12  $0.11
     per share

     Sanders relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility for independent verification of such information. It assumed, and the management of the Company has represented, that the information provided by the Company, including the Certain Projections, had a reasonable basis and reflected the best currently available estimates and judgments of the Company's management as to the recent and likely future performance of the Company. Sanders did not make any adjustments to the Certain Projections. See "- Certain Projections." Sanders also relied on representations of the Company's management that they were not aware of any information or fact that would make the information provided to Sanders incomplete or misleading.

     In rendering its opinion, Sanders assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it for the purposes of its opinion. Sanders assumed that the Merger would be consummated on the terms set forth in the Merger Agreement and that, in the course of obtaining necessary regulatory and third-party consents for the Merger, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of the Company. Sanders did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Sanders furnished with any such appraisals. Sanders' opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Sanders as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed upon by the Company, Sanders does not have any obligation to update, revise or reaffirm its opinion.

     In arriving at its opinion, Sanders did not solicit indications of interest from any potential buyers of part or all of the Company, nor did it have discussions with any party other than the

                                   Page - 40

Company's affiliates with respect to the acquisition of the Company or any of its assets. Furthermore, Sanders was not involved in the negotiations of the terms of the Merger and has based its opinion solely on the terms of the Merger Agreement as negotiated by others.

     The following is a summary of the most significant factors considered and the principal financial analyses performed by Sanders to arrive at its opinion dated August 11, 2000.

      Value Range Comparison. Sanders' fairness analysis consisted primarily of an analysis that the value of cash received per share for all outstanding shares of the Company was equal to or greater than the midpoint of the range of fair market value per share for all outstanding shares of the Common Stock. Sanders determined that the fair market value for the Common Stock ("FMV") lay within a range of $1.82 to $2.59 per share with a mid-point of $2.21 and that the cash to be received per share was $2.25. The following table summarizes Sanders' value range comparison:

                             Value Range Comparison

Estimated Fair Market Value for 100% of the Common Stock    $7.5 - $11.0 mil.
Estimated Value After Adjustment for Options/(1)/           $8.2 - $11.7 mil.
Final Estimated Value Per Share/(2)/                            $1.82 - $2.59
Final Mid-Point                                                         $2.21
Value for Cash Received Per Share of Common Stock                       $2.25

/(1)/ Increased fair market value by $650,750 to consider potential proceeds from options.
/(2)/ Increased original shares outstanding from 4,000,000 to 4,500,000 to consider existing stock options.

     Since the mid-point of the Company's value per share for 100% of the Common Stock was approximately $2.21 and the cash to be paid to the Public Stockholders was $2.25 per share, the exchange appeared to be fair to the Public Stockholders.

      Discounted Cash Flow Analysis. Sanders' primary fairness analysis methodology consisted of a discounted cash flow analysis, or an analysis of the Company's internal rate of return (the "DCF Analysis"), which is one method Sanders believes investors use to evaluate bar, restaurant and hotel acquisitions.

     The following table shows the results from the DCF Analysis for each of the Company's facilities. Sanders believes a buyer of part or all of the Company would conduct a similar analysis and that these values are good indications of the FMV of the components of the Company.

                                   Page - 41

                     FMV of the Company as of July 31, 2000

                                                      Fair Market Value
                                                    ---------------------
                                                    (in thousands, except
                                                      per-share amounts)

Cat's Meow                                                $3,750 - $5,250
Lucile's                                                              728
Stockyards Hotel & H3                                               3,075
Cabo (3 restaurants)                                                3,500
Cash and Equivalents (as of March 31, 2000)/(1)/                    2,512
Income Tax Refund Due/(2)/                                            698
The Company - Corporate Office Assets/(3)/                            100
                                                        -----------------
Total Assets                                            $14,363 - $15,863

EPA Liability                                             $3,000 - $5,000
Other Liabilities (as of March 31, 2000)/(4)/                       1,819
                                                        -----------------
Total Liabilities                                         $4,819 - $6,819

FMV of the Company's Equity                              $7,544 - $11,044
Shares Outstanding                                                  3,964

FMV Per Share                                               $1.90 - $2.53

Adjustment for Company stock options:
Final FMV of Company Equity/(5)/                         $8,195 - $11,695
Fully-Diluted Shares Outstanding/(6)/                               4,519
                                                        -----------------
Final FMV Per Share                                         $1.82 - $2.59
                                                        -----------------
Final Mid-Point                                                     $2.21

/(1)/  Book value as of March 31, 2000.
/(2)/  The Company received its tax refund in cash on June 1, 2000.
/(3)/  From management's orderly liquidation analysis.
/(4)/ March 31, 2000 book value of accounts payable ($592,000), accrued liabilities ($710,000) and income tax liabilities ($517,000).
/(5)/ The Company may receive up to $650,750 in proceeds from the exercise of options.
/(6)/ The exercise of the total number of outstanding options will increase the total number of shares outstanding by 550,000 shares.

     Sanders also performed a DCF Analysis on the Company as a whole based on projections for the Company assuming it remained a public company. Sanders prepared consolidated projections based on discussions with and data provided by management.

                                   Page - 42

                         Discounted Cash Flow Analysis

                                                         Fair Market Value
                                                       ---------------------
                                                       (in thousands, except
                                                         per-share amounts)
The Company's Restaurants and Hotel/(1)/                              $6,424
Cash and Equivalents (as of March 31, 2000)/(2)/                       2,512
Income Tax Refund Due/(3)/                                               698
Cash From Sale of the Cabo units in Houston                            3,500
                                                             ---------------
Total Assets                                                         $13,134

EPA Superfund Site Liability (net of possible lease
     revenues or possible value of the building)             $3,000 - $5,000
Other Liabilities/(4)/                                                 1,819
                                                             ---------------
Total Liabilities (as of March 31, 2000)                     $4,819 - $6,819

FMV of the Company's Equity                                  $6,315 - $8,315
Shares Outstanding                                                     3,964

FMV Per Share                                                  $1.59 - $2.10

/(1)/  Excludes the Cabo units in Houston.
/(2)/  Book value as of March 31, 2000.
/(3)/ The Company received its tax refund in cash on June 1, 2000. /(4)/ March 31, 2000 book value of accounts payable ($592,000), accrued liabilities ($710,000) and income tax liabilities ($517,000).

     The FMV range per share of Common Stock of $1.59 to $2.10 as determined by using a DCF Analysis on the Company as a whole is below the DCF Analysis range of $1.82 to $2.59 calculated on the components of the Company. It is based on certain assumptions and environmental contingencies and, in Sanders' opinion, is not as representative of how an actual buyer would evaluate the Company.

     Premium Over Recent Stock Prices. An offer of $2.25 per share in cash would be an attractive premium over the range of recent prices for the Common Stock. (See also section on comparable transactions and premiums.)

                            Premiums to Stock Price

                                Average Daily   Average Daily   Premium of a
                                 Stock Price   Volume (shares)   $2.25 Price
                                -------------  ---------------  -------------
     07/12/00                       $0.81           4,300            178%
     Prior 7 days of trading         0.89           1,957            153
     Prior 30 days of trading        0.88           2,970            156
     Prior 60 days of trading        0.89           2,276            153
     Prior 90 days of trading        0.93           2,584            142
     Prior 120 days of trading       0.98           3,118            130

                                   Page - 43

     Valuation of Cat's Meow. Finally, it has been Sanders' experience that bars and restaurants are considered to be relatively high-risk ventures and that buyers of such entities usually seek rates of return equal to 25% to 35%, depending on the level of risk. Based on a DCF Analysis of Cat's Meow using a pre-tax discount rate of 35% and a terminal value or the estimated value of an entity in a DCF Analysis at the end of several years but with a limited number of cash flow years, of four times estimated 2004 earnings before interest, taxes, depreciation and amortization ("EBITDA"), Sanders arrived at a value of $4,500,000 for Cat's Meow. However, Sanders felt a buyer might also value Cat's Meow by paying 2.5 to 3.5 times normal EBITDA (i.e., the average of the actual results of EBITDA for fiscal year 1999 and the expected results of EBITDA for fiscal year 2000), which indicated a valuation range of $3,800,000 to $5,300,000. Sanders believes a buyer would consider both methods and thus, a reasonable valuation range for Cat's Meow would be $3,800,000 to $5,300,000.

     Valuation of Lucile's. Based on a DCF Analysis of Lucile's using a pre-tax discount rate of 25% and a terminal value of five times estimated 2004 EBITDA, Sanders arrived at an implied value of $700,000 for Lucile's.

     Valuation of Stockyards Hotel and H3 Ranch Restaurant. Based on a DCF Analysis of Stockyards Hotel and H3 Ranch Restaurant using a pre-tax discount rate of 25% and a terminal value of five times estimated 2004 EBITDA, Sanders arrived at an implied value of $3,100,000 for Stockyards Hotel and H3 Ranch Restaurant.

     Valuation of Cabo Facilities. Sanders felt that the recent offer of $3,500,000 for the Cabo units in Houston was a good indicator of their FMV. The Company expected the sale to close in August 2000. The Fort Worth Cabo is currently losing money (i.e., negative free cash flow and close to break-even level of cash flow from operations). To become a viable entity, the Company estimates it would have to spend approximately $600,000 to $700,000 to refurbish the facility. Therefore, Sanders ascribed no value to the Fort Worth facility.

     Valuation of the EPA Liability. The Company believes the liability related to the Vestal Superfund Site has an indeterminable total, with no upper limit on what will eventually be spent on the clean up because the total amount of soil to be remediated has not yet been determined. According to management, approximately $2,000,000 will have to be spent during September 2000 and fiscal year 2001. The Company believes that its out-of-pocket expenditures for the Vestal Superfund Site over the next 10 to 30 years from March 31, 2000 will be approximately $2,700,000 to $5,400,000. Due to the uncertainty of future cash flows from the leasing of the facility (e.g., the current tenant does not plan to renew the current lease expiring February 28, 2001) and future liabilities attributed to remediation of the Vestal Superfund Site, Sanders believes the fair market value of this liability (net of possible lease revenues) is approximately $3,000,000 to $5,000,000.

     Comparable Company Analysis. Sanders did not consider ratios of somewhat comparable public companies to be important and would not have expected real cash buyers of bars, restaurants or the Company to have given any significant weight to such valuation methodology. Nevertheless, Sanders reviewed certain financial ratios for the following public companies with restaurant operations:

                                   Page - 44

     .  Cooker Restaurant Corp.          .  Morgan Food, Inc.
     .  Grill Concept, Inc.              .  Silver Diner, Inc.
     .  Meritage Hospitality Group       .  Total Entertainment Restaurant Corp.
     .  Mexican Restaurants, Inc.

     Based on publicly available information, Sanders compared multiples of certain financial criteria (based on July 28, 2000 market prices) for somewhat comparable companies to the Company. Sanders reviewed seven somewhat comparable public companies and noted three key ratios. The three key valuation multiples used in their analysis were: (i) enterprise value (i.e., market value of equity plus total debt) to EBITDA, (ii) enterprise value to earnings before interest and taxes ("EBIT") and (iii) enterprise value to revenues. In addition to individual company multiples, Sanders calculated the mean (i.e., average), adjusted mean (i.e., average excluding highest and lowest multiples) and median of each ratio. Sanders did not consider multiples based on earnings per share ("EPS") because most of the seven comparable companies had negative EPS, and therefore the valuation would not have been meaningful.

                       Key Comparable Company Multiples

        Enterprise Value to:     High      Low      Adjusted Mean
        --------------------     ----      ---      -------------
             EBITDA             206.1x     4.5x         7.5x

              EBIT               62.8x     7.0x        15.8x

            Revenues              0.9x     0.2x         0.5x

     EBITDA multiples for the seven comparable companies ranged from 4.5x to 206.1x on July 28, 2000. The adjusted mean multiple for the comparable companies was 7.5x. Sanders multiplied the Company's fiscal 1999 EBITDA of $716,000 by 7.5, which resulted in an implied enterprise value of $5,370,000 or $1.35 per share with 3,963,866 shares outstanding.

     EBIT multiples for the seven comparable companies ranged from 7.0x to 62.8x. The adjusted mean multiple for the comparable companies was 15.8x. Sanders excluded this calculation because the Company's negative fiscal 1999 EBIT would have produced a negative enterprise value.

     The seven comparable public companies had a range of enterprise value/revenue ratios of 0.2x to 0.9x. The adjusted mean revenue multiple for the seven comparable public companies was 0.5x. Sanders then multiplied 0.5x by the Company's fiscal 1999 revenue of $17,212,000, resulting in an enterprise value of $8,606,000 or $2.17 per share with 3,963,866 shares outstanding.

     Sanders then averaged the two enterprise values cited above for the Company to arrive at an average implied enterprise value of $6,988,000. In order to arrive at an equity value, Sanders subtracted certain liabilities and added excess cash. As of March 31, 2000, the Company had $3,210,000 in cash (including $689,000 received on June 1, 2000 as an income tax refund) and $4,552,000 in total debt. This gave the Company an implied equity value of $5,646,000 (i.e., $6,988,000 minus $4,552,000 plus $3,210,000) or $1.42 per share as of July 28, 2000.

                                   Page - 45

      Comparable Transactions and Premiums. Sanders considered several transactions in the restaurant industry, but felt that none were similar enough to the Merger to make its analysis of such transactions more important than its DCF Analyses. For example, the sizes of the transactions and the market capitalization of many of the companies involved were materially different. The following table summarizes Sanders' research on somewhat comparable transactions and the premiums offered. Based on the average premium offered in these transactions of 33.9%, the premium the Public Stockholders will receive over the recent stock prices appeared to be fair to Sanders.

                                      Comparable Transactions
-------------------------------------------------------------------------------------------
    Target                           Acquirer             Announcement      Premium/(1)/
    ------                           --------             ------------      -------
Cucos, Inc.                  Jacksonville Restaurant          7/14/00           2.7%
Roadhouse Grill, Inc.        Management Group                  5/3/00          50.4
Quality Dining, Inc.         Investor Group                   2/23/00         125.5
TCBY Enterprises             Capricorn Investors III          2/10/00          63.8
Rainforest Cafe, Inc.        Landry's Seafood                  2/9/00          27.9
O'Charley, Inc.              Management Group                 1/26/00           NA
Rainforest Cafe, Inc.        Lakes Gaming, Inc.              12/22/99          15.1
Avado Brands, Inc.           Management Group                11/10/99          36.0
Quiznos Corp.                Schaden Acquisition              6/23/99          15.2
Rock Bottom Restaurants      RB Capital, Inc.                 3/19/99          18.3
Rallys, Inc.                 Checkers Drive-In                1/29/99          16.2
Logan's Roadhouse, Inc.      CBRL Group, Inc.                12/11/98          17.6
Back Bay Restaurant Group    SRC Holdings                     12/3/98          17.9
                                                         Average Premium      -----
                                                                               33.9%
-------------------------------------------------------------------------------------------

(1) The percentage amount by which the offer price is above the 20-day (preceding announcement) average stock price of the target.

     The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sanders believes that selecting any portion of Sanders' analyses, without considering all analyses, would create a misleading or incomplete view of the processes underlying the analyses and its opinion. In addition, Sanders may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Sanders' view of the actual value of the Company, which may be more or less than suggested by the analyses.

     The analyses performed by Sanders are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Sanders' analysis of whether the Merger Consideration to be received by the Public Stockholders pursuant to the Merger Agreement was fair from a financial point of view to such stockholders, and were conducted in connection with the delivery of Sanders' opinion. The analyses do not purport to be appraisals or to be indicative of actual values or future results, or to reflect the prices at which the Company or its assets might actually be sold.

                                   Page - 46

     As described above, Sanders' opinion provided to the Independent Committee was one of a number of factors taken into consideration by the Independent Committee in making its determination to recommend adoption of the Merger Agreement and the transactions resulting from it. Consequently, Sanders' analyses described above should not be viewed as determinative of the opinion of the Independent Committee, the Board or management with respect to the value of the Company. The cash to be received by the Public Stockholders pursuant to the Merger Agreement was determined through negotiations between the Independent Committee and the Management Group and was approved by the Independent Committee as well as the entire Board (not including Messrs. McLean, Hodges and Rogers who excused themselves from the portion of the meeting relating to the Merger).

     Sanders was selected by the Independent Committee to render a fairness opinion in connection with the Merger because of Sanders' reputation and expertise as an investment banking firm. Sanders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with going-private transactions, mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Sanders may actively trade the Company's equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Sanders does not believe that it has owned any shares of Common Stock during the past year, although it may have traded the Common Stock for the accounts of its customers.

     In accordance with its engagement letter, Sanders' opinion is addressed to the Independent Committee for its use in connection with its review and evaluation of the proposed Merger. Neither the opinion nor the underlying analyses may be relied upon by any person other than the members of the Independent Committee without the prior written consent of Sanders.
Accordingly, under the terms of the engagement letter and the opinion letter prepared pursuant to the engagement letter, no stockholders of the Company may rely or allege any reliance on Sanders' opinion or analysis in connection with the stockholder's consideration of the merits of the Merger or otherwise. It is Sanders' position that its duties in connection with its fairness opinion are solely to the Independent Committee, and that it has no legal responsibility to any other persons, including stockholders of the Company, under the laws of the State of Texas, the governing law of the engagement letter. Sanders would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by stockholders of the Company with respect to its fairness opinion.

     Pursuant to the terms and conditions of the engagement letter with Sanders dated July 5, 2000, the Company agreed to pay Sanders (i) a non-refundable retainer of $50,000 upon execution of the engagement letter and (ii) an additional $50,000 payable upon submission of Sanders' opinion. In addition to any fees for professional services, Sanders will also be reimbursed by the Company for expenses incurred in connection with Sanders' representation of the Independent Committee. The Company has also agreed to indemnify Sanders against specified liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Sanders by the Independent Committee.

                                   Page - 47

 George K. Baum & Company

     Baum delivered its opinion on August 10, 2000 to the Independent Committee and on August 11, 2000 to the Board to the effect that, as of August 11, 2000, the Merger Consideration was fair from a financial point of view to the Company's stockholders. Baum's opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be received by the Company's stockholders in the Merger and does not constitute a recommendation to any stockholder as to whether such stockholder should vote in favor of the Merger. Baum conducted valuation analyses of the Common Stock and evaluated the Merger Consideration, but was not asked to and did not recommend a specific per share price to be issued pursuant to the Merger. Baum's opinion does not address the likely tax consequences of the Merger to any Company stockholder. In addition, Baum was not asked to consider, and its opinion does not address, the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. Baum did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates and has not been provided with any such evaluation or appraisal. On October 5, 2000, at the request of the Company, Baum deleted the section of the fairness opinion that sought to limit the ability of stockholders to rely on the opinion under state law. The full text of Baum's written opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limits of review undertaken in connection with the opinion, is included as Appendix III and is incorporated by reference. All stockholders are urged to and should read this opinion in its entirety.

     In conducting its analysis and delivering its opinion, Baum considered such financial and other factors as it deemed appropriate and feasible under the circumstances, including the following items which it considered material to its opinion: (i) the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement; (ii) the historical and current financial position and results of operations of the Company; (iii) the Certain Projections, the five-year analysis contained in a memorandum prepared by Mr. Korman at the request of Sanders and such other analysis (which analysis consisted of a capital expenditure analysis for the Company that was necessary, in Baum's opinion, to augment the Certain Projections and allow Baum to complete its analysis of the Certain Projections) prepared by management assuming the Company's continuing status as a publicly held company and assuming no openings of additional units by the Company; (iv) certain financial and securities data of certain other companies, the securities of which are publicly traded and that Baum believed to be generally comparable to the Company; (v) prices and premiums paid in certain other acquisitions and transactions that Baum believed to be relevant; (vi) historical and current price and trading activity for the Common Stock; and (vii) the orderly liquidation analysis prepared by management assuming the Company engaged in an orderly liquidation. Baum also held discussions with members of the Company's senior management regarding the past and current business operations, financial condition and future prospects of the Company. In addition, Baum took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the hospitality and restaurant industry generally.

     Baum's opinion is necessarily based upon general economic, market, financial and other conditions as they existed on the date thereof and the information made available to Baum through such date. For purposes of its opinion, Baum relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility for independent verification of such information. Baum also relied on representations

                                   Page - 48
of the Company's management that they were not aware of any information or fact that would make the information provided to Baum incomplete or misleading. No limitations were imposed by the Independent Committee or the Company on the scope of Baum's investigation or the procedures to be followed in rendering its opinion. The opinion was based upon the information available to Baum and the facts and circumstances as they existed and which were subject to evaluation on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing the opinion and Baum has no duty or obligation to update or amend its opinion or otherwise advise the Independent Committee, the Board or any other party or person of the occurrence of any such events.

     In preparing its report to the Independent Committee, Baum performed a variety of financial and comparative analyses and considered a variety of factors, including (i) comparable company analysis; (ii) discounted cash flow analysis; (iii) merger and acquisition premium analysis; (iv) going private premium analysis; and (v) stock trading analysis. In arriving at its opinion, Baum did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Baum believes that its analyses must be considered as a whole and that selecting portions of its opinion and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. With respect to the comparable company analysis summarized below, no company utilized as a comparison is identical to the Company and such analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The analyses performed by Baum are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The following is a summary of the report presented by Baum to the Independent Committee on August 10, 2000 and the Board on August 11, 2000:

      Comparable Company Analysis. Baum analyzed selected financial, operating and stock market data of the Company and eight comparable small hotel, restaurant and hospitality companies deemed by Baum to be reasonably comparable to the Company in terms of products and services offered, markets served and prospects: Cucos, Inc.; California Beach Restaurants; International Leisure Hosts; Meritage Hospitality Group; Silver Diner, Inc.; Austin's Steaks & Saloon, Inc.; Grill Concepts, Inc.; and Buckhead America Corporation (the "Comparable Companies").

     No company utilized in the comparable company analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the public trading value of the Company and other publicly traded companies that Baum deemed comparable to the Company. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

                                   Page - 49

     Baum examined certain publicly available financial and market trading data of the Comparable Companies including firm value (equity value plus total net debt) as a multiple of the latest-twelve-month ("LTM") revenues, equity to book values, EBITDA, EBIT and to price earnings ratios ("P/Es") based on estimated and projected earnings per share ("EPS") for the calendar years ending 2000 and 2001. For purposes of computing pricing multiples for the Company under the Merger, the value of the Company was assumed to be $2.25 per share.

     This analysis resulted in (i) a range of multiples of firm value to LTM revenues of 0.2x to 1.3x with a mean of 0.7x and a median of 0.6x for the Comparable Companies, compared to 0.3x for the Company under the Merger, (ii) a range of multiples of equity value to book value of 0.5x to 2.1x with a mean of 1.0x and a median of 0.7x, with two of the Comparable Companies returning not meaningful results, compared to 0.6x for the Company under the Merger, (iii) a range of multiples of firm value to LTM EBITDA of 4.5x to 10.2x with a mean of 7.2x and a median of 7.3x, with one of the Comparable Companies returning a not meaningful result, compared to a not meaningful result for the Company, due to the Company's negative LTM EBITDA, under the Merger, (iv) a range of firm value to LTM EBIT of 8.1x to 67.8x with a mean of 22.5x and a median of 13.8x, with two of the Comparable Companies returning not meaningful results, compared to a not meaningful result for the Company, due to the Company's negative LTM EBIT, under the Merger, (v) a range of multiples of LTM P/Es of 9.5x to 117.8x with a mean of 63.6x and a median of 63.6x, with six of the Comparable Companies reporting not meaningful results, compared to a not meaningful result for the Company under the Merger. Although not significant in this analysis, EPS estimates from First Call were not available for either the Company or any of the Comparable Companies because, according to First Call, either (i) no securities analysts follow the Company or the Comparable Companies and therefore no EPS estimates are available or (ii) if securities analysts follow the Company or the Comparable Companies, no securities analyst responded to First Call within the stated period after First Call requested an update on EPS estimates for the Company or the Comparable Companies.

      Discounted Cash Flow Analysis. Baum performed a DCF Analysis of the unlevered free cash flows of the Company's actual results for the nine months ended June 2000, the projected results for the fourth quarter of fiscal year 2000 (ending September 30, 2000) and the next fiscal five years financial performance estimates, as set forth in five-year analysis provided by the Company at the request of Baum, which were provided to Baum both in writing and through discussions with management. For the purposes of this analysis, Baum applied a cost of equity capital discount rate ranging from 23.12% to 28.12%. Baum calculated terminal values by applying an EBITDA multiple ranging from 3.5x to 5.0x to the projected EBITDA of the Company in fiscal year 2005. From these assumptions, Baum calculated per share equity values for the Company ranging from $2.04 to $2.34.


                                   Page - 50

      Mergers and Acquisitions Premium Analysis. Baum analyzed the premiums paid for mergers and acquisitions of publicly traded companies that occurred within the two years ended July 26, 2000, and had targets with yearly sales less than or equal to $50,000,000. Baum analyzed these merger and acquisition premiums in two groups. Group One included all mergers and acquisitions fitting the above time frame and sales criteria, which included 113 transactions. The transactions in Group One had mean and median premiums paid over the targets' closing stock prices four weeks before the announcement date and one day before the announcement date equal to 51.0% and 41.0%, and 40.0% and 32.2%, respectively. Transactions in Group Two also fit the above time frame and sales criteria, but were further screened to include only those merger and acquisitions that occurred within select hotel, restaurant and hospitality standard classification (SIC) codes that Baum felt most reasonably compared to the Company's business. Baum found 21 acquisitions that met the set of criteria for Group Two. Transactions in Group Two had mean and median premiums paid over the targets' closing stock prices four weeks before the announcement date and one day before the announcement date equal to 51.0% and 20.0%, and 47.0% and 12.0%, respectively. This compares to the $2.25 per share under the Merger representing a premium over the July 26, 2000 closing price of 157.1% for the four weeks prior to announcement and 125.0% for the one day prior to announcement.

      Going Private Premium Analysis. Baum performed an analysis of 30 going private transactions involving companies in a variety of industries, with yearly sales less than or equal to $50,000,000, and having occurred in the two years prior to July 26, 2000. The mean and median premiums paid over the targets' stock prices four weeks before the announcement date and one day before the announcement date were 35.9% and 33.3%, and 28.5% and 28.0%, respectively. This compares to the $2.25 per share under the Merger representing a premium over the July 26, 2000 price of 157.1% for the four weeks prior to announcement and 125.0% for the one day prior to announcement.

     No merger and acquisition or other transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that could affect the transaction value of the companies to which they are being compared. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

      Stock Trading Analysis. Baum's analysis of the Common Stock performance consisted of a historical analysis of the relative trading prices of the Company, the Russell 3000 Index, and a customized index of the Comparable Companies. Baum believed that the Comparable Companies were comparable to the Company in terms of products and services offered, markets served and prospects. During the two year period ending July 26, 2000, (the day prior to the Public Announcement Date), the Company underperformed both the Russell 3000 Index and the customized comparable company index by 61.1% and 26.5%, respectively.

                                   Page - 51

     Baum's analysis also considered the high and low closing prices for the Common Stock over the one-year and two-year periods ended July 26, 2000. On both August 6 and 9, 1999, the Common Stock reached a one-year high closing price of $1.38 and on December 31, 1999, reached a one-year low closing price of $0.63. On both July 29 and August 11, 1998, the Common Stock reached a two-year high closing price of $2.13 and on December 31, 1999, reached a two-year low closing price of $0.63. The low of $0.63 is 27.8% and the high of $2.13 is 94.4% of the $2.25 under the Merger. The premium of the $2.25 under the Merger is 260.0% from the low of $0.63 and 5.9% from the high of $2.13.

     Baum also analyzed the volume of shares traded at various prices. For the Common Stock, the volume-weighted average price ("VAP") was analyzed for the two years, one year, one quarter, and the one-month periods all ending July 26, 2000, the day before the Public Announcement Date. This ending date was chosen to exclude shares traded after the announcement of a potential transaction with the Management Group. For the Company, the VAP for the two years ending July 26, 2000 was $1.33. The VAP for the one-year period, one-quarter period and one-month period was $0.89, $0.94 and $0.95, respectively, as compared to $2.25 under the Merger.

     Orderly Liquidation Analysis. The Company supplied Baum with an orderly liquidation analysis that analyzed the projected amount of distributions to the Company's stockholders in the event the Company were to engage in an orderly liquidation of the Company's assets. Pursuant to such liquidation analysis, the first projected distribution to the Company's stockholders of $2.11 per share would be made on September 30, 2001, with a distribution of $0.16 per share on September 30, 2002 and four annual distributions of $0.05 per share through September 30, 2006. The present value of the total distributions of $2.47 per share, when discounted by 10% and 25%, would be $2.18 and $1.87, respectively. See - "Reports, Analyses and Other Information Considered by the Independent Committee and the Board of Directors."

     Pursuant to the terms of an engagement letter dated July 11, 2000, the Company agreed to pay Baum for rendering a fairness opinion to the Independent Committee in connection with the Merger a fee as follows: (i) $35,000 upon execution of the engagement letter, (ii) $25,000 upon delivery of the opinion by Baum, and (iii) $40,000 upon the mailing of this proxy statement to the stockholders. The fees paid to Baum were not contingent upon the consummation of the Merger and were to be paid regardless of the substance of the opinion of Baum. In addition, the Company has agreed to reimburse Baum for its reasonable out-of-pocket expenses, including the fees and disbursements of its legal counsel, and to indemnify Baum and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Baum has traded, and may in the future trade, securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Baum has no knowledge of engaging in any trading in the Common Stock during the past twelve months.

     Baum was engaged by the Independent Committee to render its opinion as to the fairness from a financial point of view of the consideration to be received by the stockholders in the Merger in connection with the Independent Committee's and the Board's discharge of their fiduciary obligations.

                                   Page - 52

 Certain Projections

     The Company does not as a matter of course make public forecasts as to future operations, but the Company does prepare certain projections each year in connection with the preparation of its annual business plan. Management prepared the following projections in August 2000 specifically for use in this proxy statement ("Certain Projections").

     Due to the nature of the hotel, restaurant and nightclub industries, projections are not normally predicated on significant events such as the receipt or loss of a large contract or customer, or the introduction of new products or services. Historically these operations perform fairly consistently, with relatively minor increases or decreases from year to year. A slight exception to this pattern, as related to the Company, is the effect that weather and the number of special events has on the Cat's Meow nightclub operations during certain times of the year.

     While presented with numerical specificity, the projections are based upon numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Because there can be no assurance that the Company will complete any acquisitions or dispositions, other than the sale of the Cabo units in Houston, Texas, the projections do not reflect these type of transactions. In addition, although the Company is presently developing several new food and beverage concepts, due to the highly speculative nature of developing new concepts and the associated inherent risks, it would be premature and not meaningful to include the cost of developing and opening new units as well as including the related estimated operating results in the projections. Likewise, it would not be accurate to project beyond fiscal year 2001 since it is likely that the impact of developing and opening new concept units would have to be considered. Due to these factors, the Company prepared projections for its fiscal years 2000 and 2001. There can be no assurance that the projected results will be realized or that the actual results will not be significantly higher or lower than those predicted. Projections cannot be considered a reliable predictor of future operating results, and this information should not be relied upon as such. Additionally, the financial projections do not reflect revised prospects for the Company, changes in general business and economic conditions, or any other transaction or event that has occurred or may occur and that was not anticipated at the time such information was prepared.

                                   Page - 53

     The projections do not include cash expenditures related to the Vestal Superfund Site. As of September 30, 2000, the estimated remaining cost of the clean up of the contaminated soil is $2,523,000 and is recorded as an accrued liability on the Company's balance sheet. This amount was expensed as part of a $3,000,000 estimated cost for the clean up in June 1997 and therefore will not be shown as a current charge in the projections. In addition, the Company will have at September 30, 2000, approximately $950,000 in extraordinary planned capital expenditures for its fiscal year 2001, including an estimated $650,000 related to the reconcepting of the Company's Cabo unit located in downtown Fort Worth, Texas and $300,000 related to the completion of the convention and group sales facilities presently being remodeled for the Company's Stockyards Hotel. The Company will exercise its option to purchase these facilities, which are currently being leased to the Company, during fiscal year 2001 for $567,000, provided the facilities meet certain expectations.

     The projections set forth below were not prepared by the Company with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information, nor was the information prepared with the assistance of or reviewed, compiled or examined by, independent accountants. The projections reflect numerous assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially greater or less than those contained in the projections set forth below. The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or any of its financial advisors or other representatives, or their respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, we caution undue reliance on such information. We do not intend to update, revise or correct such projections if they become inaccurate (even in the short term).

     The projections for FYE 2000 were based upon actual results for the nine months ended June 30, 2000 and therefore include a projection for only the fourth quarter. The fourth quarter projection was based upon the current year results (through June 30, 2000), along with the previously prepared budgeted fourth quarter projections and did not include any significant increases or decreases in operating results. In order to make the FYE 2000 projections consistent with those for FYE 2001 it was assumed that the two Cabo units in Houston, Texas were sold for $3,500,000 in cash and that the cash was invested at 5% for the entire FYE 2000. The Company completed the sale of these two Cabo units in September 2000. The FYE 2000 projections include an estimated $700,000 in costs and expenses that would likely be incurred by the Company if the Merger were not consummated.

     The projections for FYE 2001 were based upon FYE 2000 amounts, as adjusted, and do not include any costs and expenses that would likely be incurred by the Company if the Merger were not consummated. However, these projections include increased revenues for a remodeled Cabo Fort Worth, which is expected to be completed by December 31, 2000.

                                   Page - 54

                            Year ended September 30
                    ---------------------------------------
                             2000/(1)/   2001/(2)/
                            ----------  ----------
                                (in thousands)
           Net Revenues     $   13,548  $   14,048

           EBITDA/(3)/      $    1,124  $    1,587
_______________

(1) Fiscal year end ("FYE") 2000 is based upon actual results of the nine-month period ending June 30, 2000, plus projected results for the remaining three months. It includes an estimated $700,000 in costs and expenses that would likely be incurred by the Company if the Merger were not consummated. It does not include the potential break-up fee of $500,000 or the change of control payments of $2,190,000 which may result from the termination of certain employment agreements with the Company. It is assumed that in August 2000 the sale of the Cabo units in Houston has been completed for $3,500,000 in cash and that the proceeds are invested at 5%.

(2) FYE 2001 includes the operations of the River Ranch facility, a convention and group sales facility operated by the Stockyards Hotel. Capital expenditures for this project will be approximately $300,000 over FYE's 2000 and 2001. FYE 2001 also includes the operations of a reconcepted Cabo-Fort Worth. The Company will spend approximately $650,000 over FYE's 2000 and 2001 on this project. The first phase is expected to be completed by December 31, 2000 and therefore the projections include the estimated results of the first phase for nine months.

(3) The above projections do not include approximately $200,000 in annual recurring capital expenditures and the estimated $2,000,000 the Company expects to spend in September 2000 and fiscal year 2001 related to its Vestal Superfund Site.

Conflicts of Interests

     In considering the recommendations of the Board, the Company's stockholders should be aware that certain members of the Company's management and the Board have interests in the Merger beyond the interests of the Public Stockholders that may create potential conflicts of interest. These conflicts are discussed below.

     Mr. McLean is the Chairman, Chief Executive Officer and President of the Company and a member of the Management Group. Messrs. Rogers and Hodges are also directors of the Company and members of the Management Group. Due to their conflicts of interest, Messrs. McLean, Rogers and Hodges did not participate on the Independent Committee and excused themselves from the portion of the Board meeting held to review and discuss (i) the fairness opinions with the Financial Advisors, (ii) the report of the Independent Committee, and (iii) the Merger Agreement. This allowed the remaining members of the Board to vote on the Merger Agreement without the presence of Messrs. McLean, Rogers and Hodges.

     As of the Record Date, Mr. McLean and the other members of the Management Group beneficially owned 1,141,914 shares of Common Stock (representing approximately 25.95% of the Common Stock then outstanding). Mr. McLean and the other members of the Management Group

                                   Page - 55
will receive the same consideration for their shares of Common Stock and options to purchase Common Stock as the other stockholders and option holders.

     The members of the Management Group beneficially own, in the aggregate, 100% of Hospitality, which owns all of the outstanding units of American, the Surviving Company in the Merger, and the other subsidiaries formed to accomplish the Merger. Accordingly, the members of the Management Group have a direct economic interest in the Merger. See "- Future Plans of the Company."

     The Management Group members' percentage interest in the net book value and net earnings of the Company and the corresponding dollar amounts for such percentage interests for the nine-month period ended June 30, 2000 are as set forth in the following table:

                                              Dollar Amounts at June 30, 2000
                                              -------------------------------
                        Percentage Interest    Net Book Value   Net Earnings
                        -------------------   ----------------  -------------

        Mr. McLean             16.13%            $2,235,000        $81,000

        Mr. Korman              3.33%            $  461,000        $17,000

        Mr. Milan               1.85%            $  256,000        $ 9,000

        Mr. Kearney             1.58%            $  219,000        $ 8,000

        Mr. Rogers              3.12%            $  432,000        $16,000

        Mr. Hodges              1.46%            $  202,000        $ 7,000


Following the closing of the Merger Agreement, Hospitality will not have any net book value due to the funded debt incurred nor will it have any net earnings history. It is expected that the members of the Management Group will own the following percentages of Hospitality:

                    Mr. McLean   60.0%
                    Mr. Korman   15.0%
                    Mr. Milan    10.0%
                    Mr. Kearney  10.0%
                    Mr. Rodgers   2.5%
                    Mr. Hodges    2.5%

                                   Page - 56

Members of the Management Group will receive the following amounts as a result of their current ownership of shares of the Company:

                    Mr. McLean     $1,549,352
                    Mr. Korman     $  302,692
                    Mr. Milan      $  166,500
                    Mr. Kearney    $  141,750
                    Mr. Rodgers    $  278,512
                    Mr. Hodges     $  130,500

     In making its determination with respect to the Merger in accordance with their fiduciary duties to the Company's stockholders, the Independent Committee and the Board considered the actual and potential conflicts of interest of the members of the Management Group and certain of the Board's members, along with the other matters described under "- Determination of Fairness of the Merger by the Independent Committee and the Board of Directors."

 Future Plans of the Company

     It is expected that, following the Merger, the business and operations of the Company will be continued by Hospitality, substantially as they are currently being conducted, including continuing to consider new food and beverage concepts. However, the members of the Management Group and the management of Hospitality will continue to evaluate the Company's business and operations after the consummation of the Merger and may make such changes as are deemed appropriate. The Company's executive and corporate headquarters is expected to remain at its current location in Fort Worth, Texas.

     Except as otherwise indicated in this proxy statement, the members of the Management Group do not have any present plans or proposals subsequent to the Merger involving Hospitality that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, acquisition or sale or transfer of a material amount of assets of the Company. See "- Estimated Fees and Expenses; Sources of Funds."

     The Merger Agreement provides that the sole officer and director of American and Hospitality immediately before the Effective Time shall become, from and after the Effective Time, the sole officer and director of the Surviving Company. The sole officer and director of American and Hospitality currently is Mr. McLean, who shall continue as the sole officer and director of the Surviving Company and of Hospitality until his successors have been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the limited liability company agreements of the Surviving Company and Hospitality.

                                   Page - 57

 Rights of Dissenting Stockholders

     If the Merger Agreement is approved by the required vote of the Company's stockholders and is not abandoned or terminated, stockholders of the Company who did not vote in favor of the Merger may, by complying with Section 262 of the DGCL, be entitled to appraisal rights as described therein. If a stockholder of the Company has a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, and such stockholder desires to perfect whatever appraisal rights such beneficial stockholder may have, such beneficial stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. A VOTE IN FAVOR OF THE MERGER BY A STOCKHOLDER OF THE COMPANY WILL RESULT IN A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

     The Company is a Delaware corporation. Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") under certain circumstances to stockholders of a Delaware corporation that is involved in a merger.

     Record holders of Common Stock that follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the Merger.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX IV TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 TO A "STOCKHOLDER" AND IN THIS DISCUSSION TO A "RECORD HOLDER" ARE TO THE HOLDERS OF RECORD OF COMMON STOCK IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, record holders of Common Stock that follow the procedures set forth in Section 262 and that have neither voted in favor of the approval and adoption of the Merger Agreement, nor consented thereto in writing, will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of its stockholders as of the Record Date, who are entitled to appraisal rights that such appraisal rights are available and include in each such notice a copy of Section 262. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE STOCKHOLDERS OF THE COMPANY. Any stockholder who wishes to exercise appraisal rights or wishes to preserve such holder's right to do so should review the following discussion and Appendix IV carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

                                   Page - 58

     A stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of the stockholder's Common Stock, which must reasonably inform the Company of the identity of the holder of record as well as the intention of the holder to demand an appraisal of the fair value of the shares held. In addition, a stockholder wishing to exercise appraisal rights or wishing to preserve the stockholder's right to do so must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares through the Effective Time of the Merger and must either vote against or abstain from voting for the approval and adoption of the Merger Agreement and consummation of the Merger.

     Only a record holder of Common Stock is entitled to assert appraisal rights for the Common Stock, registered in such holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such holder intends thereby to demand appraisal of such holder's shares of Common Stock. A PROXY OR VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy, or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds Common Stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of Common Stock, as to which appraisal is sought. If no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all Common Stock held in the name of the record holder. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     All written demands for appraisal of Common Stock should be mailed or delivered to the Company at 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107, Attention: Corporate Secretary, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     Within 10 days after the Effective Time of the Merger, the Surviving Company must send a notice as of the effective date of the Merger to each person that satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time of the Merger, but not thereafter, the Surviving Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery

                                   Page - 59
demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Common Stock. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time of the Merger, any record holder of the Company Common Stock that has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from the Surviving Company setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after the written request has been received by the Surviving Company, or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a holder of Common Stock timely files a petition for appraisal and serves a copy of such petition upon the Surviving Company, the Surviving Company will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders that have complied with Section 262 and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares of Common Stock that demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration, and that investment banking opinions as to fairness from a financial point of view are not opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures 'that which has been taken from the stockholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action

                                   Page - 60
may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any Public Stockholder in connection with an appraisal, including without limitation reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged PRO RATA against the value of all of the shares of Common Stock entitled to appraisal.

     Any stockholder that has duly demanded an appraisal in compliance with
Section 262 will not, from and after the Effective Time of the Merger, be entitled to vote the stockholder's shares of Common Stock, subject to such demand for any purpose or be entitled to the payment of dividends of other distributions on those shares.

     If any stockholder that demands appraisal of shares of Common Stock under
Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the DGCL, the Common Stock of the stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement (without interest), as more fully described under "The Merger Agreement - Conversion of Securities in the Merger; Treatment of Derivatives." A stockholder will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger. Any such attempt to withdraw made more than 60 days after the Effective Time of the Merger will, however, require the written approval of the Surviving Company. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT THE HOLDER OF COMMON STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER OWNED BY THE STOCKHOLDER.

     The foregoing is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of such Section 262, a copy of which is attached as Appendix IV to this proxy statement.

 Estimated Fees and Expenses; Sources of Funds

     Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby are approximately as follows:

Payment of Merger Consideration/(1)/.....................................   $ 9,984,199
Financial advisory fees, financing commitment fees and expenses/(2)/.....       434,500
Legal fees and expenses/(3)/.............................................       331,000

                                   Page - 61

Accounting and appraisal fees and expenses..........      47,000
SEC filing fees.....................................       1,997
Printing and mailing expenses.......................      35,000
Proxy solicitation fees and expenses................      10,000
Paying Agent fees and expenses......................      10,000
Independent Committee fees and expenses.............     145,000
Miscellaneous expenses..............................         304
                                                     -----------
          TOTAL..................................... $10,999,000
-------
(1)  Includes payment for all outstanding shares of Common Stock and options.

(2) Includes the fees and estimated expenses of the Financial Advisors. See "- Opinions of Independent Committee's Financial Advisors."

(3) Includes the estimated fees and expenses of legal counsel for the Independent Committee, for the Company, for the members of the Management Group, and for the Financial Advisors.

     The total financing for the Merger Agreement and related costs and expenses will be approximately $10,999,000, of which approximately $9,984,199 will be required to pay the Merger Consideration of $2.25 per share to the stockholders and the excess, if any, of the Merger Consideration over the exercise price per share under each outstanding option. It is estimated that approximately $1,014,500 will be needed to pay all related fees, costs and expenses. The financing will be obtained from borrowings and cash available from the Company. The borrowings will become available immediately after the Effective Time upon satisfaction of the conditions in the loan documents. None of the borrowings will become effective or available if the Merger is not consummated for any reason. The terms of and the documentation for the intended borrowings have not yet been finalized and are still being negotiated. Accordingly, the description below of such borrowings is preliminary and not necessarily complete. In any event, the final documentation for the borrowings might contain terms and conditions that are more or less restrictive than currently being contemplated.

     It is anticipated that the borrowings will consist of two loans. A mortgage will be placed on the Stockyards Hotel property. This loan will be secured by a perfected first priority lien on the real estate used in the operation of the Stockyards Hotel and will contain terms and conditions ordinarily and customarily contained in real estate mortgage loans. The second borrowing will consist of a fixed rate term loan secured by a perfected first priority lien in all real and personal property of Cat's Meow, LLC. This borrowing contains a credit enhancement feature which will require the Surviving Company to pay amounts in excess of the normal monthly payment of principal and interest in order to offset possible future losses in the lenders loan pool. Members of the Management Group expect to satisfy the repayment obligations of those borrowings with the Surviving Company's cash flow from operations.

                                   Page - 62

Expenses

     Except with regard to the expense payments described under the caption "The Merger Agreement - Termination," the Merger Agreement requires the Company to bear all reasonable third party costs and expenses of Hospitality incurred in connection with the closing of the Merger and related transactions, including, without limitation, the negotiation, preparation and execution of the Merger Agreement and related agreements, and the preparation of all SEC and Amex filings and amendments thereto. If the Company terminates the Merger Agreement as a result of Hospitality breaching any of its representations or warranties or its failure to perform, or the breach of, a material covenant or agreement under the Merger Agreement, Hospitality will promptly reimburse the Company for such costs and expenses that Hospitality incurred and the Company paid.

                              THE MERGER AGREEMENT

     The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I to this proxy statement and incorporated by reference herein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

The Merger

     On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, the Company will be merged with and into American in accordance with the applicable provisions of the DGCL, and the separate existence of the Company will thereupon cease. American will be the surviving company. The Merger will have the effects specified in the DGCL, the Delaware Limited Liability Company Act ("DLLCA") and the Merger Agreement.

Effective Time

     As soon as practicable after all of the conditions (excluding conditions that by their terms cannot be satisfied until the date of the Merger) set forth in the Merger Agreement are satisfied or waived or at such other time or date as the parties may agree, Hospitality and the Company will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA (the "Effective Time"). Upon completion of such filing and the issuance of a certificate of merger by the Secretary of State of the State of Delaware, the Merger will become effective in accordance with the DGCL and the DLLCA.

Certificate of Formation and Limited Liability Company Agreement of the Surviving Company

     The Merger Agreement provides that the certificate of formation and limited liability company agreement of American, as in effect immediately before the Effective Time, shall become, from and after the Effective Time, the certificate of formation and limited liability company agreement of the Surviving Company until amended in accordance with its terms and the DLLCA,

                                   Page - 63
except that the limited liability company agreement shall be amended to reflect a change of the name of the Surviving Corporation to BFX Hospitality Group, LLC (as amended, the "LLC Agreement").

Directors and Officers of the Surviving Company

     The Merger Agreement provides that the sole officer and director of American immediately prior to the Effective Time shall become, from and after the Effective Time, the sole officer and director of the Surviving Company. Mr. McLean will continue as the sole officer and director, as the case may be, of the Surviving Company until his successors have been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the LLC Agreement.

Conversion of Securities in the Merger; Treatment of Derivatives

     The Merger Agreement provides that, at the Effective Time, (i) each share of Common Stock, including the associated right to buy Common Stock under the Company's Rights Agreement (collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than the Non-Merger Consideration Shares (as defined below) will, by virtue of the Merger and without any action on the part of the holders thereof, be converted solely and exclusively into the right to receive the Merger Consideration; (ii) all Company Common Shares to be converted into the right to receive the Merger Consideration pursuant to clause (i) will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive the Merger Consideration for each of the Company Common Shares, upon the surrender of such holder's certificate(s) in accordance with the terms of the Merger Agreement, without any interest thereon, as provided in the Merger Agreement, or the rights under Section 262 of the DGCL;
(iii) each Company Common Share issued and outstanding that is owned by the Company as treasury stock or any of the Company's Subsidiaries (as defined below) immediately prior to the Effective Time (together with the Company Common Shares held by Dissenting Stockholders, the "Non-Merger Consideration Shares") will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired and cease to exist without payment of any Merger Consideration therefor; (iv) each unit of capital stock of American issued and outstanding immediately prior to the Merger shall remain outstanding and shall constitute all of the issued and outstanding units of capital stock of the Surviving Corporation and be owned by Hospitality. The word "Subsidiary" means, with respect to any person, any affiliate controlled by such person directly, or indirectly through one or more intermediaries, and shall include, without limitation, any corporation, partnership, joint venture, limited liability company, trust, estate or other organization, or entity, of which (or in which) 50% or more of: (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect thereto of such corporation or other organization (irrespective of whether at the time shares of capital stock or other interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other organization or entity; or
(iii) the beneficial interest in such trust or estate;

                                   Page - 64
is at the time, directly or indirectly, owned or controlled by such person, by such person and one or more of its other subsidiaries or by one or more of such person's other subsidiaries.

     The Board will take all action to vest and make exercisable as of the Effective Time all outstanding options, whether vested or not, and the Company shall give written notice to the holder of each option of the acceleration and exercisability of the options as of the Effective Time in accordance with the relevant plan. Each option holder shall be paid by Hospitality at the Effective Time the Option Consideration.

Payment for and Surrender of Company Common Shares

     From time to time as needed by the Paying Agent (as defined below), Hospitality or the Surviving Company will deposit, or cause to be deposited, with First Union National Bank or such bank or trust company designated by Hospitality (the "Paying Agent"), for the benefit of the holders of Company Common Shares funds necessary to make the payments contemplated by the Merger Agreement (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to instructions from the Surviving Company, deliver the Merger Consideration out of the Payment Fund, and, except as described herein, the Payment Fund will not be used for any other purpose. The Surviving Company will act as paying agent with respect to the Option Consideration described in the preceding paragraph.

     Promptly after the Effective Time, the Surviving Company will cause to be mailed to each holder of record (other than the Company, any of the Company's Subsidiaries or any Dissenting Stockholders) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of the Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Merger Consideration, and the Certificates so surrendered will promptly be canceled. Until so surrendered, Certificates will represent solely the right to receive the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

     If any Merger Consideration is to be paid to a person whose name is a name other than that in which the surrendered Certificate in exchange therefor is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than that of the registered holder of the surrendered Certificate, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with the Merger Agreement, provided that the person to whom the Merger

                                   Page - 65

Consideration is paid shall, as a condition precedent to the payment thereof if required by the Surviving Company, give the Surviving Company a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

     Any portion of the Payment Fund that remains unclaimed by the former stockholders following the sixth (6/th/) month after the Effective Time may be delivered to the Surviving Company, and any former stockholders of the Company will thereafter look only to the Surviving Company and only as general creditors thereof for payment of their claim for the Merger Consideration for the Company Common Shares.

     Neither Hospitality, the Surviving Company nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Company after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any governmental or regulatory authority, domestic or foreign ("Governmental Entity"), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

Closing of Stock Transfer Records

     At the Effective Time, the stock transfer books of the Company will be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to corporate existence, good standing, corporate authority, authorization, validity and effect of the Merger Agreement, capitalization, subsidiaries, conflicts, required filings and consents, finders' fees and brokerage commissions, SEC filings, financial statements, compliance with laws, permits, contracts, taxes and tax returns, environmental matters, intellectual property, title to property, labor matters, information supplied, takeover statutes, stockholder rights plan, disclosure, undisclosed liabilities and absence of certain changes or events. Hospitality has also made certain representations and warranties on behalf of itself, with respect to corporate existence, good standing, corporate authority, authorization, validity and effect of the Merger Agreement, conflicts, required filings and consents, finders' fees and brokerage commissions, information supplied and no knowledge of misrepresentations.

                                   Page - 66

Acquisition Proposals

     Under the Merger Agreement, the Company has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any Acquisition Proposal (as defined below). The Company has agreed that, prior to the Effective Time, neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to initiate, solicit, participate in or encourage, directly or indirectly, any Acquisition Proposal or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. An "Acquisition Proposal" means, other than the transactions among the Company and Hospitality contemplated by the Merger Agreement or that Hospitality consents to in writing in advance, any of the following involving the Company or any of its Subsidiaries: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "Person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Hospitality (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Common Stock or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by the Merger Agreement; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its Subsidiaries of more than fifteen percent (15%) of the outstanding shares; or
(vi) the acquisition by the Company or any of its Subsidiaries by merger, joint venture or otherwise of any person, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, the Company and its Subsidiaries' interest or investment in such business's annual revenues, net income or assets is greater than or equal to fifteen percent (15%) of the annual revenues, net income or assets of the Company. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or unsolicited written offer (in either case subject to due diligence) with respect to an Acquisition Proposal, the Independent Committee or the Board shall be entitled to review and participate in negotiations concerning such proposal and furnish confidential information and data concerning the Company and its subsidiaries to the offeror if the Independent Committee or the Board reasonably believes, after consultation with its legal counsel, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the stockholders of the Company and there is a reasonable prospect that the offeror would submit a Superior Proposal. The Company shall notify Hospitality immediately of any such unsolicited Acquisition Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited Acquisition Proposal or (ii) the Board (upon recommendation of the Independent Committee) shall withdraw its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation to the stockholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to Hospitality. Nothing in the Merger Agreement will (x) permit the Company to terminate the Merger Agreement except as provided therein, (y) permit the Company to enter into any agreement to consummate an Acquisition Proposal for as long as the Merger Agreement remains in effect (it being agreed that for as long as the Merger Agreement remains in effect, the Company

                                   Page - 67
will not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal except as otherwise permitted in the Merger Agreement), or (z) affect any other obligation of the Company under the Merger Agreement.

Interim Operations of the Company

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, unless Hospitality has previously consented in writing thereto, the
Company: (i) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;
(ii) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations, keep available the services of their respective officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) will promptly notify Hospitality of (a) the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in the Merger Agreement would be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance (b) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any material contract of the Company; (c) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement; (d) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the SEC, the Amex or any other securities exchange) in connection with the transactions contemplated by this Agreement; (e) the occurrence of an event which would have a material adverse effect on the Company; (f) the occurrence of any event that would constitute a breach by the Company of any provision in the Merger Agreement or related documents; and (g) the commencement or threat of any litigation involving or affecting the Company or any of its Subsidiaries or any affiliate, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any of its Subsidiaries, in his or her capacity as such or as a fiduciary under a benefit plan of the Company, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to the Merger Agreement or which relates to the consummation of the Merger or any material development in connection with litigation disclosed by the Company in or pursuant to the Merger Agreement or the Company's securities filings.

Certain Filings and Other Actions

     The Company and Hospitality have agreed, subject to the terms and conditions provided in the Merger Agreement, that they will (i) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including this proxy statement and information required by Schedule 13E-3 and
Schedule 14A; and (ii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other

                                   Page - 68
things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of the parties will take all such necessary action.

Access to Information

     The Company has agreed that, from the date of the Merger Agreement to the Effective Time, it will, and will cause its Subsidiaries to, (i) allow all financial advisors, lenders, attorneys, accountants and other representatives of Hospitality reasonable access at all reasonable times, full access to all offices and other facilities, to all personnel and to all contracts, agreements, commitments, books and records pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (ii) furnish to Hospitality such financial and operating data and other information as such persons may reasonably request, (iii) keep Hospitality fully appraised and informed of all material developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries; and (iv) promptly deliver to Hospitality true and correct copies of any report, statement, application or schedule (including exhibits thereto) filed or received by the Company with the SEC or the Amex subsequent to the date of the Merger Agreement.

Insurance; Indemnity

     The Merger Agreement provides that, from and after the Effective Time, the Surviving Company will indemnify, defend and hold harmless and shall advance expenses as incurred under certain circumstances, to the fullest extent that the Company would be required under its presently existing Certificate of Incorporation and presently existing Bylaws and applicable law, each person who is now or was prior to the date of the Merger Agreement an officer or director of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify Hospitality in writing thereof (provided that failure to so notify Hospitality will not affect the obligations of Hospitality to provide indemnification except to the extent that Hospitality shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Company or Hospitality will be entitled to assume the defense thereof. Hospitality will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from Hospitality or the Surviving Company of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) there are any material conflicts of interest between the Indemnified Party and Hospitality or the Surviving Company in the conduct of the defense of an Action, or (ii) Hospitality or the Surviving Company shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses

                                   Page - 69
of counsel selected by the Indemnified Party will be at the expense of Hospitality or the Surviving Company. Notwithstanding the foregoing, Hospitality will not be liable for any settlement effected without its prior written consent, and Hospitality will not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action.

     For a period of six years after the Effective Time and to the extent available, Hospitality or the Surviving Company will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms that are no less favorable to the Indemnified Parties than such existing insurance.

Financing

     Upon the terms and subject to the conditions of the Merger Agreement, Hospitality and American are required to use all reasonable commercial efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, as promptly as practicable, proper or advisable to secure financing commitments to fund the Merger Consideration.

Conditions

      Conditions to Each Party's Obligation To Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby, shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company; (ii) there shall not be any order or injunction of a court of competent jurisdiction that prohibits or prevents the consummation of the transactions contemplated by the Merger Agreement or the other transactions contemplated thereby; (iii) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Company following the Effective Time; and (iv) the fairness opinions rendered by the Financial Advisors shall not have been withdrawn at or prior to the Effective Time.

      Conditions to Obligation of the Company To Effect the Merger. Under the Merger Agreement, the obligation of the Company to effect the Merger is subject to the fulfillment of the following additional conditions: (i) the representations and warranties of Hospitality contained in the Merger Agreement shall have been true and correct in all material respects or as modified for materiality as of the date of the Merger Agreement; (ii) Hospitality shall have performed or complied with all agreements and covenants contained in the Merger Agreement required to be performed or complied with by it on or prior to the Effective Time; and (iii) Hospitality shall have delivered to the Company a certificate, dated the Effective Time, signed by the President of Hospitality, certifying as to the fulfillment of the conditions specified in clauses (i) and
(ii) above.

                                   Page - 70

      Conditions to Obligation of Hospitality to Effect the Merger. Under the Merger Agreement, the obligations of Hospitality to effect the Merger are subject to the fulfillment of the following additional conditions: (i) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects or as modified for materiality as of the date of the Merger Agreement; (ii) the Company shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Effective Time; (iii) from the date of the Merger Agreement through the Effective Time, there shall not have been any condition, event or occurrence that, individually or in the aggregate, has resulted in a material adverse affect on the Company; (iv) the Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by the Company and the consummation by it of the transactions contemplated thereby, and all applicable notice periods shall have expired; (v) the aggregate number of Company Common Shares owned by those Company stockholders, if any, other than members of the Management Group, who shall have exercised, or given notice of their intent to exercise, the rights of Dissenting Stockholders under the DGCL shall not exceed five percent of the total number of outstanding Company Common Shares; (vi) there shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority which is reasonably likely to be determined adversely to Hospitality or American as relating to the expected benefits of the Merger; (vii) the consummation of certain transactions including (a) the sale of all of the assets of Cat's Meow, Inc., Lucile's Stateside Bistro-Texas, Inc., and Stockyards Hotel, Inc., to certain subsidiaries of Hospitality, (b) the sale of all of the membership interests of Cabo - Fort Worth #1, L.L.C. to Hospitality, (c) the sale of all of the intellectual property assets of American Food Classics, Inc., to Hospitality, (d) the sale of all of the Company's intellectual property assets to Hospitality, (e) the exercise of the renewal option of the lease of the Company's Vestal, New York plant site, which terminates on February 28, 2001, for an additional five years and (f) the extension of the lease for the premises used by Cat's Meow, Inc., which terminates on September 30, 2009;
(viii) the Company shall have delivered to Hospitality and American a certificate, dated the Closing Date, signed by the President of the Company, certifying as to the fulfillment of the conditions specified above, certificates of good standing and certified resolutions of the Board and the stockholders of the Company approving the Merger Agreement and related documents; (ix) Hospitality shall have received financing on terms reasonably acceptable to it, with which to consummate the Merger; and (x) the Company and its subsidiaries shall be in compliance in all material respects with all applicable environmental laws, other than as disclosed in the Company's securities filings.

Termination

      Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the owners of Hospitality, by the mutual written consent of Hospitality and the Company.

      Termination by Either the Company or Hospitality. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by the owners of Hospitality, by either the Company or Hospitality if (i) any court of

                                   Page - 71
competent jurisdiction or other Governmental Authority shall have issued any order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling shall have become final and nonappealable; (ii) any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournments or postponements of that meeting; or (iii) if the Merger shall not have been consummated on or before March 31, 2001; however, the right to terminate the Merger Agreement if the Merger is not consummated by that date is not available to a party to the Merger Agreement whose failure to fulfill its obligations under the Merger Agreement was the cause of or resulted in the failure of the Merger to occur on or before that date.

      Termination by the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the matters presented in connection with the Merger by the stockholders of the Company or by the owners of Hospitality, by the Company if (i) there has been any breach of the Merger Agreement on the part of Hospitality of any of its representations or warranties contained in the Merger Agreement as modified by materiality limitations or any material breaches of any representations or warranties that are not modified by materiality limitations;
(ii) Hospitality shall have breached or failed to perform any of its material covenants or agreements contained in the Merger Agreement and such breach or failure to perform has not been cured within 20 business days after written notice of the breach or failure to perform from the Company; or (iii) if the Company receives an Acquisition Proposal in writing from any person or group (a) that the Board determines in its good faith judgment is more favorable to the Company's stockholders than the Merger and (b) as a result of which, the Company's Board reasonably believes, after consultation with its legal counsel, that there is a substantial risk that a failure to terminate the Merger Agreement would violate its fiduciary duties to the stockholders of the Company.

      Termination by Hospitality. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the matters presented in connection with the Merger by the stockholders of the Company or by the owners of Hospitality, by Hospitality if (i) there has been any breach of the Merger Agreement on the part of the Company of any of its representations or warranties contained therein as modified by materiality limitations or any material breaches of any representations or warranties that are not modified by materiality limitations;
(ii) the Company shall have breached or failed to perform any of its material covenants or agreements contained in the Merger Agreement and such breach or failure to perform has not been cured within 20 business days after written notice thereof from Hospitality; or (iii) the Board shall have breached provisions in the Merger Agreement relating to the solicitation of takeover proposals, or the Independent Committee or the Board, without the consent of Hospitality, shall have withdrawn or materially modified, in any manner that is adverse to Hospitality, its recommendation or approval of the Merger or the Merger Agreement as a result of receiving a Superior Proposal or shall have recommended or approved any Third Party Acquisition.

      Effect of Termination and Abandonment. In the event of termination of the Merger Agreement by either the Company or Hospitality pursuant to the terms described above, the Merger Agreement shall become void, and there shall be no liability or obligation on the part of Hospitality

                                   Page - 72
or the Company or their respective affiliates, officers, directors or stockholders, except (i) with respect to certain obligations of the parties to the Merger Agreement, including those with respect to expenses, confidentiality, termination fees and rights, and the procedures upon termination, and (ii) to the extent that such termination results from the willful breach by a party to the Merger Agreement of any of its representations or warranties, or any of the covenants and agreements contained in the Merger Agreement. If the Merger Agreement is terminated by Hospitality as a result of the Company soliciting any Third Party takeover proposal or the Independent Committee or the Board withdrawing or materially modifying in a manner adverse to Hospitality its approval or recommendation of the Merger due to the receipt of a Superior Proposal or shall have recommended or approved an Acquisition Proposal, and such termination was not due to any act by, or omission of, Hospitality or any member of the Management Group (not including the act of termination), then the Company shall pay to Hospitality a sum equal to $500,000 as a termination fee and a "Change of Control" shall be deemed to have occurred with respect to certain employment agreements between the Company and some of the members of the Management Group in effect on August 11, 2000; the Company estimates that the costs to the Company associated with the occurrence of such a "Change in Control" would be $2,190,000 if those members of the Management Group elect to terminate their employment with the Company.

Amendment

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. The parties to the Merger Agreement may agree to any amendment or supplement to the Merger Agreement or a waiver of any provision of the Merger Agreement, either before or after the approval of the Company's stockholders (and without seeking further stockholder approval).

Material U.S. Federal Income Tax Consequences of the Merger

     The following section summarizes the material United States federal income tax consequences of the Merger to stockholders of the Company other than the members of the Management Group. It is based upon laws, regulations (whether final, temporary, or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. It does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of that stockholder's personal circumstances, nor does it address federal income tax consequences to types of taxpayers subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign taxpayers, securities dealers and persons who have entered into hedging transactions with respect to the Common Stock or who hold the Common Stock as part of a conversion transaction or straddle), nor does it address any aspect of state, local, foreign, federal estate and gift or other tax laws. It is assumed that the shares of Common Stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). The Company has not requested, and does not anticipate requesting, any ruling from the Internal Revenue Service with respect to the Merger.

     The receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes under the Code and also may

                                   Page - 73
be a taxable transaction under applicable state, local, foreign and other tax laws. The Merger will be treated for federal income tax purposes as a redemption by the Company of its outstanding capital stock. Any Public Stockholder that is not related to a member of the Management Group or to a purchaser of shares of Common Stock in a way that would result in constructive ownership of such other person's stock under applicable provisions of the Code will be treated as having sold such stockholder's Common Stock for the cash received by such stockholder in the Merger. In general, for federal income tax purposes, a stockholder will recognize gain (or loss) equal to the amount by which the cash received in exchange for the Common Stock exceeds (or is exceeded by) the tax basis for such Common Stock. Assuming that the Common Stock is held as a capital asset, such gain or loss will be capital gain or loss. In the case of individuals and other noncorporate taxpayers, such gain will be subject to a maximum federal income tax rate of 20% for Common Stock held for more than one year. The same maximum rate applies for purposes of the alternative minimum tax.

     Cash payments to stockholders pursuant to the Merger may be subject to backup withholding tax at a rate of 31% on the gross amount of the Merger Consideration unless the stockholder has complied with certain reporting and/or certification procedures. The letter of transmittal, which will be sent to the former stockholders of the Company following the Effective Time if the Merger is consummated, will include a substitute Form W-9 on which stockholders can provide the information required to avoid backup withholding. Any amount withheld from a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Stockholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of an exemption therefrom if the stockholders cannot or do not make the certifications required by the substitute Form W-9.

     Exercise of stock options by option holders, several of whom are members of the Management Group, will result in compensation income for the difference between the fair market value of the stock on the date of exercise and the option price. The income tax basis of the option holder in the shares acquired through the exercise of stock options will be the fair market value on the date of exercise.

     Tax consequences of the cash merger will be the same for the option holders as for other stockholders. Gain or loss will be recognized for the difference between $2.25 per share realized in the transaction and the basis of each share. Such gain will be short-term or long-term capital gain depending on the holding period of the shares of Common Stock.

     The cash merger of Hospitality with the Company is a taxable purchase of assets for federal income tax purposes. Hospitality will have an income tax basis in the assets purchased equal to the total purchase price. Such purchase price will be the sum of the debt incurred to finance the transaction and the liabilities of the Company and its subsidiaries that are assumed in the Merger.

     EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER IN VIEW OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

                                   Page - 74

Accounting Treatment of the Merger

     The Merger will be accounted for as a leveraged buy-out, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Regulatory Approvals

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Representatives of the Company and Mr. McLean have determined that an exemption from the notification requirements of the HSR Act applied to the Merger. Therefore, no filings are required under the HSR Act prior to the consummation of the Merger. No other federal or state regulatory approvals are required to be obtained, nor are any other regulatory requirements required to be complied with, in connection with consummation of the Merger by any party to the Merger Agreement.

Litigation

     In 1987 the Company's Vestal, New York plant site was designated as an EPA superfund site. Over the 13-year period following this designation the Company has spent approximately $3,000,000 in consulting fees, legal fees, testing, EPA expenses and other costs related to the Vestal Superfund Site. The Company has contracted with Midwest Soil Remediation, Inc. and Ground/Water Treatment and Technology, Inc. to perform the necessary work to clean the contaminated soil and repair the water well system. The Company's liability for the cleanup is based on the June 1998 consent decree and related record of decision entered into by the Company and the United States Government, which obligated it to clean up the site, repair the well system and continue ongoing operation and maintenance of the industrial water well system until the ground water reaches a level of purity as prescribed by the EPA (estimated by the EPA to be fifteen to thirty years). Since June 1997, $447,000 has been spent, leaving $2,523,000 accrued as a liability on the Company's balance sheet at June 30, 2000. The Company estimates that it will spend approximately $2,000,000 in September 2000 and fiscal year 2001.

     In addition, the Company is a party to various legal actions, which are in the aggregate immaterial, and due to the nature of the Company's business, it could be a party in other legal or administrative proceedings arising in the ordinary course of business. While occasional adverse settlements or resolutions may occur and negatively impact earnings in the year of settlement, it is the opinion of management that their ultimate resolution will not have a materially adverse effect on the Company's financial position.

                                   Page - 75

                               MARKET INFORMATION

     The Company's common stock is traded on Amex, under the common stock ticker symbol "BFX." The quarterly trading range of the common stock is as follows:

       Fiscal 2000          High    Low
--------------------------  -----  -----
October 1 -  December 31    $1.13  $0.56
January 1 - March 31         1.19   0.63
April 1 - June 30            1.19   0.75
July 1 - September 30        2.19   0.81

        Fiscal 1999         High    Low
--------------------------  -----  -----
October 1 - December 31     $2.00  $1.06
January 1 - March 31         1.94   1.06
April 1 - June 30            1.50   1.06
July 1 - September 30        1.50   0.75

        Fiscal 1998          High    Low
--------------------------  -----  -----
October 1 - December 31     $4.13  $2.25
January 1 - March 31         3.00   2.13
April 1 - June 30            2.44   1.75
July 1 - September 30        2.25   1.38

     The number of stockholders of record as of July 31, 2000 was approximately 1,317 as recorded by the Company's transfer agent and registrar, Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, N.Y. 10004.

     On July 26, 2000, the last day on which shares of the Common Stock traded prior to the Public Announcement Date, the last reported closing price on Amex was $1.00 per share of Common Stock. On ________, the most recent date on which shares of stock traded prior to the preparation of this proxy statement, the last reported closing price on Amex was $________ per share of Common Stock. As of the Record Date, there were ________ holders of record of Common Stock of the Company. The Company's stockholders are urged to obtain a current market quotation for the Common Stock.

     The Merger Consideration represents a 125% premium over the closing sales price on July 26, 2000, the last day on which shares of the Common Stock traded prior to the Public Announcement Date.

     There are no restrictions on the Company's declaration or payment of dividends, however no dividends have been paid on Common Stock to date and the Company does not anticipate paying

                                   Page - 76
any cash dividends in the foreseeable future. The Company intends to retain earnings for use in its business expansion.

                               SECURITY OWNERSHIP

     The following table sets forth information as of August 14, 2000, regarding the beneficial ownership (as defined by the SEC) of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose cash compensation exceeded $100,000 during the last fiscal year; and (iv) all current directors and executive officers of the Company as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares owned. The address of each named beneficial holder is:
226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107-1220.

             Name                   Amount and Nature of          Percent of
      of Beneficial Owner        Beneficial Ownership /(2)/         Class
-------------------------------  --------------------------   ---------------
Robert H. McLean /(1)/                   688,601 /(3)/            16.13%
H. T. Hunnewell                          143,151                   3.61%
Robert Korman /(1)/                      134,530 /(4)/             3.33%
Walter D. Rogers, Jr. /(1)/              123,783 /(5)/             3.12%
Bruno V. D'Agostino                       65,000                   1.64%
Frank J. Milan  /(1)/                     74,000 /(6)/             1.85%
Hampton Hodges /(1)/                      58,000                   1.46%
Terry Kearney /(1)/                       63,000 /(7)/             1.58%
Russell J. Sarno                          32,614                   0.82%
John M. Edgar                             45,040                   1.13%

All current Directors and              1,427,719                   32.44% /(8)/
   Officers as a group (10 in
   Number)

--------------
(1)  Members of the Management Group.

(2) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares as to

                                   Page - 77
     which such person has the right to acquire beneficial ownership within 60 days. The number of shares shown represents sole voting and investment power except as otherwise indicated in these footnotes.

(3) This figure includes (i) 4,831 shares owned by the Company's Employee Stock Ownership Plan which are voted by Mr. McLean pursuant to such plan, (ii) 22,100 shares owned by a limited partnership that Mr. McLean controls,
     (iii) 20,000 shares owned by a limited partnership of which Mr. McLean is a limited partner and an officer of the general partner but does not have an ownership interest in the general partner, and (iv) 1,100 shares owned by Mr. McLean's spouse. Mr. McLean disclaims beneficial ownership of the 21,100 shares described in clauses (iii) and (iv) above.

(4) This figure includes 2,354 shares which are owned by the Employee Stock Ownership Plan and are voted by Mr. Korman pursuant to the plan.

(5) This figure includes 2,125 shares which are owned by the Employee Stock Ownership Plan and are voted by Mr. Rogers pursuant to the plan.

(6) This figure does not include 46,000 shares of Common Stock issuable to Mr. Milan pursuant to employee incentive stock options that are not currently exercisable.

(7) This figure does not include 37,000 shares of Common Stock issuable to Mr. Kearney pursuant to employee incentive stock options that are not currently exercisable.

(8) This percentage is calculated by rounding all percentages to the nearest one-hundredth of a percent.

     While there is no written or oral agreement or other arrangement between any of the above-named individuals or companies and the Company regarding the manner in which the shares of Common Stock owned by each will be voted on any issue or policy affecting the Company, the individual members of the Management Group have indicated to the Company that they will vote for the approval and adoption of the Merger Agreement and consummation of the Merger.

                     PURCHASES OF COMMON STOCK BY AND OTHER
                       TRANSACTIONS WITH CERTAIN PERSONS

     Neither the Company, the members of the Management Group other than Messrs. McLean, Korman, Kearney and Milan, any affiliate thereof nor, to the Company's knowledge, any of the executive officers or directors of the Company have purchased any shares of Common Stock within 60 days of the date of this proxy statement. Mr. McLean purchased 300,000 shares on August 14, 2000 pursuant to his non-qualified stock

                                   Page - 78
options at a purchase price of $1.00 per share. These shares were purchased pursuant to the terms of the option agreement by means of a 12-month promissory note bearing interest at 8% per annum and secured by the 300,000 shares purchased thereby.

     On September 29, 2000, Messrs. Kearney, Korman and Milan exercised their stock options to purchase 23,000, 75,000 and 34,000 shares of Common Stock, respectively, all at an exercise price equal to $1.50 per share, other than 50,000 shares purchased by Mr. Korman at $1.00 per share. Pursuant to the terms of the option agreements, Messrs. Kearney, Korman and Milan paid the exercise price pursuant to their option agreements by (i) executing a 12-month promissory note payable to the Company in the principal amount of $27,000, $37,500 and $43,500, respectively, bearing interest at 8% per annum, and (ii) paying cash obtained by executing a 12-month promissory note payable to Texas Bank in the principal amount of $7,500, $50,000 and $7,500, respectively, bearing interest at a floating rate currently equal to 10.5% and requiring quarterly interest payments. The promissory notes payable to the Company are secured by 18,000, 25,000 and 29,000 shares of Common Stock acquired by Messrs. Kearney, Korman and Milan, respectively, pursuant to a stock pledge agreement with the Company.

     The following table sets forth certain information concerning purchases of Common Stock since 1998 by the Company.

                            Number of    Range of
                             Shares    Prices Paid   Average
  Fiscal Year      Name     Purchased   Per Share     Price
---------------  ---------  ---------  ------------  -------
   1998/(1)/     Company    1,870,500  $1.56 - 4.13    $2.35
   1999/(1)/     Company      195,162  $1.13 - 3.74    $1.95
   2000          Company       50,000      $1.00       $1.00

(1) Of the number of shares purchased by the Company during 1998, the Company, as a result of the termination of the employment agreements with Mr. Tremain and Mr. Mathot, purchased 280,000 shares of Common Stock from Mr. Tremain for $700,000, or an average of $2.50 per share, and 260,000 shares of Common Stock from Mr. Mathot for $656,000, or an average of $2.52 per share. The terms of the employment agreements with Messrs. Tremain and Mathot required the Company to make such purchases at the greater of FMV or cost, which at the time of the purchase was for the cost of the shares.

     In 1998, pursuant to the terms of note agreements, the Company acquired from Messrs. McLean, Korman and Rogers, at the then current market price of $4.13 per share, 187,409, 41,017, and 29,904 shares respectively, of Common Stock in repayment of these notes. In 1999, pursuant to the terms of a note agreement, the Company acquired 33,021 shares of Common Stock, from Mr. Rogers, valued at book value, in repayment of the note.

                         TRANSACTION OF OTHER BUSINESS

     The Board knows of no other matters which may be presented at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that the persons named in the Proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company as of September 30, 1999 and 1998 and for the three years then ended included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, which is incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

     It is expected that representatives of PricewaterhouseCoopers, will be present at the Special Meeting, and will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                   Page - 79

     Please date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will be appreciated as it will save the expense of further mailing.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of the Company are incorporated by reference in this proxy statement:

1.   Annual Report on Form 10-K for the year ended September 30, 1999;

2. Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000, and June 30, 2000; and

3.   Current Reports on Form 8-K dated August 16, 2000 and September 25, 2000.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting are deemed to be incorporated by reference in this proxy statement and shall be a part of this proxy statement from the date of filing of those documents. Any statements contained in a document incorporated by reference in this proxy statement or contained in this proxy statement are deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement (or in any other subsequently filed document that is also incorporated by reference in this proxy statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

     This proxy statement incorporates documents by reference that are not presented in this proxy statement or delivered with this proxy statement. Those documents (other than exhibits to those documents, unless those exhibits are specifically incorporated by reference) are available, without charge, to any person on written or oral request to the Company at 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107 (telephone number 817/332-4761). Requested documents will be provided by first class mail or other equally prompt means within one business day of receipt of the request. To ensure delivery of the documents before the Special Meeting, requests should be received by _______________, 2000.

                              By Order of the Board of Directors,



                              /s/ Robert Korman
                              -----------------
                              Robert Korman
                              Secretary

Fort Worth, Texas
Dated _______________,2000

                                   Page - 80

================================================================================



                         AGREEMENT AND PLAN OF MERGER


                                 By and Among


                          HOSPITALITY CONCEPTS, LLC,

                           AMERICAN HOSPITALITY, LLC

                                      and

                          BFX HOSPITALITY GROUP, INC.




                                  Dated as of

                                August 11, 2000


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

                               Table of Contents
                               -----------------

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                                                                                                               Page
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
ARTICLE I TERMS OF THE MERGER................................................................................     1

      1.1  The Merger........................................................................................     1
      1.2  Effective Time....................................................................................     2
      1.3  Merger Consideration..............................................................................     2
      1.4  Shareholders' Rights upon Merger..................................................................     2
      1.5  Dissenting Shares.................................................................................     3
      1.6  Surrender and Exchange of Shares..................................................................     3
      1.7  Options and Warrants..............................................................................     5
      1.8  Certificate of Incorporation......................................................................     5
      1.9  Operating Agreement...............................................................................     5
      1.10  Other Effects of Merger..........................................................................     5
      1.11  Additional Actions...............................................................................     5

ARTICLE II REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET.......................................     6

      2.1  Organization and Good Standing....................................................................     6
      2.2  Capitalization....................................................................................     6
      2.3  Subsidiaries......................................................................................     7
      2.4  Authorization; Binding Agreement..................................................................     7
      2.5  Governmental Approvals............................................................................     8
      2.6  No Violations.....................................................................................     8
      2.7  Securities Filings and Litigation.................................................................     9
      2.8  Target Financial Statements.......................................................................    10
      2.9  Absence of Certain Changes or Events..............................................................    10
      2.10  Compliance with Laws.............................................................................    10
      2.11  Permits..........................................................................................    10
      2.12  Finders and Investment Bankers...................................................................    10
      2.13  Contracts........................................................................................    10
      2.14  Taxes and Tax Returns............................................................................    11
      2.15  Environmental Matters............................................................................    11
      2.16  Intellectual Property............................................................................    11
      2.17  Title to and Condition of Personal Property......................................................    12
      2.18  No Adverse Actions...............................................................................    12
      2.19  Labor Matters....................................................................................    12
      2.20  Information Supplied.............................................................................    13
      2.21  Takeover Statutes................................................................................    13
      2.22  No Existing Discussions..........................................................................    13
      2.23  Shareholder Rights Plan..........................................................................    13
      2.24  Disclosure.......................................................................................    13

ARTICLE III REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF ACQUIROR....................................    14

      3.1  Organization and Good Standing....................................................................    14
      3.2  Authorization; Binding Agreement..................................................................    14
      3.3  Governmental Approvals............................................................................    15
      3.4  No Violations.....................................................................................    15
      3.5  Finders and Investment Bankers....................................................................    15
      3.6  Information Supplied..............................................................................    15
      3.7  Knowledge of Misrepresentations...................................................................    16

ARTICLE IV ADDITIONAL COVENANTS..............................................................................    16

      4.1  Conduct of Business of Target and Target Subsidiaries.............................................    16
      4.2  Notification of Certain Matters...................................................................    16
      4.3  Access and Information............................................................................    17
      4.4  Shareholder Approval; Proxy Statement; Shareholder Lists..........................................    17
      4.5  Reasonable Business Efforts.......................................................................    18
      4.6  Public Announcements..............................................................................    19
      4.7  Compliance........................................................................................    19
      4.8  No Solicitation of Takeover Proposal..............................................................    19
      4.9  Securities and Shareholder Materials..............................................................    21
      4.10  Resignations.....................................................................................    22
      4.11  Public Announcements.............................................................................    22
      4.12  Compliance.......................................................................................    22
      4.13  Proxy Statement..................................................................................    22
      4.14  Indemnification and Insurance....................................................................    22
      4.15  Misrepresentations...............................................................................    24
      4.16  Financing........................................................................................    24

ARTICLE V CONDITIONS.........................................................................................    24

      5.1  Conditions to Each Party's Obligations............................................................    24
      5.2  Conditions to Obligations of Target...............................................................    25
      5.3  Conditions to Obligations of Acquiror.............................................................    25

ARTICLE VI TERMINATION AND ABANDONMENT.......................................................................    27

      6.1  Termination.......................................................................................    27
      6.2  Termination Fees and Rights.......................................................................    28
      6.3  Procedure Upon Termination........................................................................    29

ARTICLE VII MISCELLANEOUS....................................................................................    29

      7.1  Confidentiality...................................................................................    29
      7.2  Amendment and Modification........................................................................    30
      7.3  Waiver of Compliance; Consents....................................................................    30
      7.4  Survival of Representations and Warranties........................................................    30
      7.5  Notices...........................................................................................    30
      7.6  Binding Effect; Assignment........................................................................    31
      7.7  Expenses..........................................................................................    31

      7.8  Governing Law.....................................................................................    31
      7.9  Counterparts......................................................................................    31
      7.10  Interpretation...................................................................................    31
      7.11  Entire Agreement.................................................................................    32
      7.12  Severability.....................................................................................    32
      7.13  Specific Performance.............................................................................    32
      7.14  Third Parties....................................................................................    32
      7.15  Schedules........................................................................................    32

                              Definition Section
                              ------------------

               Term                                            Page
               ----                                            ----
               Acquiror                                        1
               Acquiror Ancillary Agreements                   14
               Acquiror Material Adverse Effect                14
               Acquiror Material Contract                      15
               Acquiror Modified Representation                25
               Acquiror Nonmodified Representation             25
               Acquisition Subsidiary                          1
               Affiliate                                       31
               Agreement                                       1
               Amex                                            16
               Associate                                       31
               Certificate of Merger                           2
               Certificates                                    2
               Change of Control                               28
               Claim Notice                                    12
               Closing                                         2
               Closing Date                                    2
               Code                                            5
               Consent                                         8
               Costs                                           22
               Delaware Code                                   1
               Disbursing Agent                                3
               Dissenting Shares                               3
               Effective Time                                  2
               Enforceability Exceptions                       7
               Environmental Laws                              11
               Event                                           10
               Final Order                                     24
               Governmental Authority                          8
               Indemnified Parties                             22
               Independent Committee                           1
               Intellectual Property                           11
               Interested Shareholders                         28
               Law                                             8
               Letter of Transmittal                           3
               Litigation                                      9
               Merger                                          1
               Merger Consideration                            2
               Notice of Superior Proposal                     20
               Person                                          31
               Proxy Statement                                 17

               Resignations                                    21
               SEC                                             9
               Securities Act                                  7
               Securities Exchange Act                         7
               Shareholder                                     31
               Shareholders' Meeting                           17
               Shares                                          2
               Subsidiary                                      6
               Superior Proposal                               21
               Surviving Corporation                           1
               Surviving Corporation Material Adverse Eff      24
               Takeover Statute                                13
               Target                                          1
               Target Ancillary Agreement                      7
               Target Common Stock                             2
               Target Financial Statements                     10
               Target Material Adverse Effect                  6
               Target Material Contract                        10
               Target Modified Representation                  25
               Target Nonmodified Representation               25
               Target Permits                                  10
               Target Securities Filings                       9
               Target Shares                                   2
               Target Subsidiaries                             6
               Tax                                             11
               Tax Return                                      11
               Termination Fee                                 28
               Third Party                                     20
               Third Party Acquisition                         20

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered
                                              ---------
into as of August 11, 2000, by and among Hospitality Concepts, LLC, a Delaware limited liability company ("Acquiror"), American Hospitality, LLC, a Delaware
                            --------
limited liability company and wholly owned subsidiary of Acquiror ("Acquisition
                                                                    -----------
Subsidiary"), and BFX Hospitality Group, Inc., a Delaware corporation
----------
("Target").
  ------

                                   Recitals
                                   --------

     A. It is the intention of the parties that Target shall merge with and into Acquisition Subsidiary (the "Merger"), with Acquisition Subsidiary being
                                  ------
the surviving corporation;

     B.  An Independent Committee (the "Independent Committee") of the Board of
                                        ---------------------
Directors of Target (composed entirely of directors who have no direct or indirect interest in the transactions contemplated hereby) has unanimously determined, and the Board of Directors of Target has unanimously determined, that the Merger and the other transactions contemplated by this Agreement, are fair to, advisable and in the best interests of Target and its stockholders, and each of the Independent Committee and the Board of Directors of Target has approved this Agreement and recommended its adoption by the stockholders of the Target;

     C. The Independent Committee, the Board of Directors of Target and the Board of Directors and sole stockholder of Acquisition Subsidiary have each approved and adopted this Agreement and have approved the transactions contemplated hereby;

     D. Target, Acquisition Subsidiary and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                              TERMS OF THE MERGER


     1.1  The Merger.  Upon the terms and subject to the conditions of this
          ----------
Agreement, the Merger shall be consummated in accordance with The Delaware General Corporation Laws, as amended, (the "Delaware Code"). At the Effective
                                            -------------
Time (as defined in Section 1.2, below), upon the terms and subject to the
                    -----------
conditions of this Agreement, Target shall be merged with and into Acquisition Subsidiary in accordance with the Delaware Code and the separate existence of Target shall thereupon cease, and Acquisition Subsidiary, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its
                                ---------------------
corporate existence under the laws of the State of Delaware as a subsidiary of Acquiror. Acquiror shall prepare and Target shall execute a certificate of merger (the "Certificate of Merger") in order to comply
                                      ---------------------
in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

     1.2  Effective Time.  The Merger shall become effective at the time of the
          --------------
filing of the Certificate of Merger with Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Acquiror, after consultation with Target, shall determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the
                                      -------
Merger shall become effective is herein referred to as the "Effective Time" and
                                                            --------------
the date on which the Effective Time occurs is herein referred to as the "Closing Date."
-------------

     1.3  Merger Consideration.
          --------------------

          (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("Target Shares" or "Shares") of common stock of Target ("Target Common
         -------------      ------                               -------------
Stock") (other than shares canceled pursuant to Section 1.3(b) and Dissenting
-----
Shares (as hereinafter defined), if any) (but together with any rights or securities issued in connection or associated therewith pursuant to Target's Rights Agreement) as of the Effective Time shall by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive, and there shall be paid as hereinafter provided, in exchange for each of the Target Shares, $2.25 in cash (the "Merger Consideration"), payable to the
                                          --------------------
holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Target Share in the manner provided in Section 1.6.
                                                                  -----------

          (b) Each share of Target Common Stock held in the treasury of Target or by a wholly owned subsidiary of Target shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Target of any of the Target Shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates (as hereinafter defined) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for in, and in accordance with the procedures set forth in, this Agreement.

          (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall remain outstanding and shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and be owned by the Acquiror.

     1.4  Shareholders' Rights upon Merger.  Upon consummation of the Merger,
          --------------------------------
the certificates which theretofore represented Target Shares (other than Dissenting Shares) (the "Certificates") shall cease to represent any rights with
                         ------------
respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

     1.5  Dissenting Shares.
          -----------------

          (a) Notwithstanding anything in this Agreement to the contrary, Target Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Target Common Stock who have demanded and exercised any dissenters' rights in the manner provided under the Delaware Code, if applicable and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to payment under the Delaware Code (the "Dissenting Shares"), shall not be converted into or be exchangeable for
      -----------------
the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's right to payment under the Delaware Code. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such right, such holder's Target Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in this Agreement, without any interest thereon.

     (b) Target shall give Acquiror (i) prompt notice of any demands for appraisal and payment pursuant to the Delaware Code received by Target, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code, and received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal and payment under the Delaware Code. Target shall not, except with the prior written consent of Acquiror or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal and payment or offer to settle or settle any such demands.

     1.6  Surrender and Exchange of Shares.
          --------------------------------

          (a) Prior to the Effective Time, Acquiror shall designate First Union National Bank or such other bank or trust company as it may designate to act as Disbursing Agent of the Merger (the "Disbursing Agent"). Acquiror or the
----------------
Surviving Corporation will deposit, or will cause to be deposited, with the Disbursing Agent the funds necessary to make the payments contemplated herein on a timely basis. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of Target Shares a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery
                  ---------------------
shall be effected, and risk of loss and title to the certificates representing Shares shall pass, only upon delivery of such certificates to the Disbursing Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as the Surviving Corporation may specify) and instructions for use in effecting the surrender of the Certificates pursuant to such Letter of Transmittal. After the Effective Time, each holder of Target Shares (other than Dissenting Shares) shall surrender and deliver the Certificates to the Disbursing Agent together with a duly completed and executed Letter of Transmittal and any other required documents. Upon such surrender and delivery, the holder shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.6 and exchanged, each outstanding Certificate after
                   -----------
the Effective Time (other than Certificates representing Dissenting Shares) shall be deemed for all purposes only to evidence the right to receive Merger Consideration, without any interest thereon. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement and the Merger.

          (b) At any time following the sixth 6th month after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any portion of the funds which had been made available to the Disbursing Agent and not disbursed to holders of shares of Target Common Stock (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all amounts of funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Target Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror, Acquisition Subsidiary or the Disbursing Agent shall be liable to any holder of a share of Target Common Stock for any Merger Consideration delivered in respect of such share of Target Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

          (c) At the Effective Time, the stock transfer books of Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock on the records of Target. Except for Acquiror and Acquisition Subsidiary, the holders of shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights, from and after the Effective Time, with respect to such shares of Target Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall
                 ---------
be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificate.

          (d) Acquiror, Acquisition Subsidiary, the Surviving Corporation and the Disbursing Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock and Options (as hereinafter defined) such amounts that Acquiror, Acquisition

Subsidiary, the Surviving Corporation or the Disbursing Agent deem is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Disbursing Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock and Options in respect of which such deduction and withholding was made by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Disbursing Agent.

     1.7  Options and Warrants. The Board will take all action to vest and make
          --------------------
exerciseable as of the Closing all options now outstanding, whether vested or not, and the Company shall give written notice to the holder of each option of the acceleration and exerciseabilty of the options as of the Closing in accordance with the relevant plan. Each option holder shall be paid by the Acquiror at Closing the difference between $2.25 and the exercise price for such options.

     1.8  Certificate of Formation. At and after the Effective Time, the
          ------------------------
Certificate of Formation of the Acquisition Subsidiary shall be the Certificate of Formation of the Surviving Corporation in effect at the Effective Time except that Article First shall be amended to read as follows: "The name of the corporation is BFX Hospitality Group, LLC." (subject to any subsequent amendment).

     1.9  Operating Agreement.  At and after the Effective Time, the Operating
          -------------------
Agreement of Acquisition Subsidiary in effect at the Effective Time shall be the Operating Agreement of the Surviving Corporation (subject to any subsequent amendment).

     1.10 Other Effects of Merger.  The directors and officers of Acquisition
          -----------------------
Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

     1.11 Additional Actions.  If, at any time after the Effective Time, the
          ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Target or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

          REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET Target represents, warrants and/or covenants to and with Acquiror as follows:

     2.1  Organization and Good Standing. Target and each of its Subsidiaries
          ------------------------------
(as defined below) (the "Target Subsidiaries") is a corporation, limited
                         -------------------
liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target and each of Target Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Target Material Adverse Effect (as defined below). For purposes of this Agreement, "Target Material Adverse Effect" shall mean a material adverse effect on (i) the
 ------------------------------
business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Target and Target Subsidiaries taken as a whole, (ii) the ability of Target to perform its obligations set forth in this Agreement and the Target Ancillary Agreements (as hereinafter defined), or
(iii) the ability to timely consummate the transactions contemplated by this Agreement and the Target Ancillary Agreements. Target has delivered to Acquiror a complete and accurate list of the jurisdictions of incorporation or organization and qualification of Target and Target Subsidiaries. Target has heretofore delivered to Acquiror accurate and complete copies of the Certificates or Articles of Incorporation and By-Laws, or equivalent governing instruments, as currently in effect, of Target and each of the Target Subsidiaries. "Subsidiary" means, with respect to any person, any affiliate
               ----------
controlled by such person directly, or indirectly through one or more intermediaries, and shall include, without limitation, any corporation, partnership, joint venture, limited liability company, trust, estate or other organization or entity, of which (or in which) 50% or more of: (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect thereto of such corporation or other organization (irrespective of whether at the time shares of capital stock or other interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other organization or entity; or (iii) the beneficial interest in such trust or estate; is at the time, directly or indirectly, owned or controlled by such person, by such person and one or more of its other subsidiaries or by one or more of such person's other subsidiaries;

     2.2  Capitalization.  As of the date hereof, the authorized capital stock
          --------------
of Target consists of 30,000,000 shares of Target Common Stock and 5,000,000 shares of preferred stock. As of the opening of business on the date hereof, 4,268,866 shares of Target Common Stock were issued and outstanding. No other capital stock of Target is issued or outstanding except for securities issued pursuant to the Target's Rights Agreement dated as of February 11, 1999. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Target and the Target Subsidiaries or the ownership thereof other than those imposed generally by the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934,
                          --------------
as amended (the "Securities Exchange Act"), applicable state or foreign
                 -----------------------
securities Laws or applicable corporate Law.

     2.3  Subsidiaries.  All of the capital stock of each Target Subsidiary is
          ------------
owned directly or indirectly by Target free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Target Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws.

     2.4  Authorization; Binding Agreement.
          --------------------------------

          (a) Target has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Target is or will be a party or a signatory, (the "Target Ancillary
                                                         ----------------
Agreements") and the consummation of the transactions contemplated hereby and
----------
thereby including, but not limited to, the Merger have been duly and validly authorized by Target's Board of Directors and no other corporate proceedings on the part of Target or any Target Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Target Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the shareholders of Target in accordance with the Delaware Code and the Certificate of Incorporation and By-Laws of Target). This Agreement has been duly and validly executed and delivered by Target and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Target Ancillary Agreements will constitute, the legal, valid and binding agreements of Target, enforceable against Target in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").
                                                   -------------------------

     (b) At a meeting duly called and held on August 11, 2000, the Board of Directors of Target, after review of the recommendation of the Independent Committee of the Board and consideration of (A) the long-term as well as the short-term interests of Target, (B) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Target, (C) the interests of Target's employees, customers, creditors and suppliers, and (D) community and societal considerations including those of any community in which any office or other facility of Target is located, unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Target and the holders of Target Shares, (ii) approved, authorized and adopted this Agreement, the Target Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby by the holders of Target Shares.

          (c) The Independent Committee and Target's Board of Directors have received from Target's financial advisors, Sanders Morris Harris, Inc. and George K. Baum & Co., written opinions addressed to them for inclusion in the Proxy Statement (as hereinafter defined) to the effect that the Merger Consideration is fair to the holders of the Target Shares from a financial point of view. An accurate and complete copy of such opinions have been provided to Acquiror.

          (d) The affirmative vote of the holders of at least a majority of the outstanding Target Shares is required to adopt this Agreement and the Merger and the other transactions contemplated hereby and thereby. No other vote of the holders of Target Common Stock or any other capital stock of Target is required by Law or the Articles of Incorporation or By-Laws of Target or otherwise in order for Target to consummate the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements.

     2.5  Governmental Approvals.  No consent, approval, waiver or authorization
          ----------------------
of, notice to or registration, declaration or filing with or other action by ("Consent") any nation or government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on
                                                  ----------------------
the part of Target or any of the Target Subsidiaries is required in connection with any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery by Target of this Agreement and the Target Ancillary Agreements or the consummation by Target of the transactions contemplated hereby or thereby, other than (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC, state securities laws administrators and the American Stock Exchange, (iii) Consents described in Section 2.5, and (iv) those Consents that, if they were not obtained or made, do not or would not have a Target Material Adverse Effect.

     2.6  No Violations.  The execution and delivery of this Agreement and the
          -------------
Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Target or any of the Target Subsidiaries, (ii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Target or any Target Subsidiary, or (iii) contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, tariff, ordinance, policy, permit or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court, tribunal, arbitrator, mediator or other Governmental Authority ("Law") currently in effect
                                                       ---
to which Target or any Target Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii) and (iii), above, for any deviations from the foregoing which do not or would not have a Target Material Adverse Effect.

     2.7  Securities Filings and Litigation.  Target has made available to
          ---------------------------------
Acquiror true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended September 30, 1997, 1998 and 1999, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statements
                                             ---
relating to all of the meetings of shareholders (whether annual or special) of Target and the Target Subsidiaries since January 1, 1997, as filed with the SEC, and (iii) all other reports, statements, schedules, registration statements and other filings or documents and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target with the SEC since January 1, 1997. The reports, statements, schedules, registration statements, and other filings and documents set forth in or described in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "Target Securities Filings."
                                        -------------------------

          Target and the Target Subsidiaries have filed with the SEC all Target Securities Filings required to be filed therewith on or prior to the date of this Agreement and, as of the Closing, Target and the Target Subsidiaries shall have filed with the SEC all Target Securities Filings required to be filed on or prior thereto. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Target Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Target Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Target Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Target Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Target Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("Litigation") pending or, to the knowledge of Target, threatened
            ----------
against Target, any Target Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of Target, or otherwise relating, in a manner that could have a Target Material Adverse Effect, to Target, or any Target Subsidiary, or the securities of any of them, or any properties or rights of Target, any of the Target Subsidiaries or any Benefit Plan. No event has occurred as a consequence of which Target would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements, schedules, registration statements and other filings and documents and amendments thereto (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on

Form 8-K, as amended) filed by Target with the SEC after the date hereof shall be provided to Acquiror no later than the date of such filing.

     2.8  Target Financial Statements.  The audited consolidated and unaudited
          ---------------------------
interim financial statements of Target and the Target Subsidiaries included in the Target Securities Filings (the "Target Financial Statements") have been
                                    ---------------------------
provided to Acquiror. Except as noted therein, the Target Financial Statements were prepared in accordance with generally accepted accounting principles applicable to the businesses of Target and the Target Subsidiaries consistently applied in accordance with past accounting practices and fairly present the financial condition and assets and liabilities and the results of operations of Target and the Target Subsidiaries as of the dates and for the periods indicated. Except as reflected in the Target Financial Statements, as of their respective dates, neither Target nor any Target Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Target Financial Statements.

     2.9  Absence of Certain Changes or Events.  Except as set forth in the
          ------------------------------------
Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in Schedule 2.9 attached hereto, since September 30, 1999
                        ------------
there has not been any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have a
            -----
Target Material Adverse Effect.

     2.10 Compliance with Laws. The business of Target and each Target
          --------------------
Subsidiary has been operated in compliance with all Laws applicable thereto except for any instances of non-compliance which do not and would not have a Target Material Adverse Effect.

     2.11 Permits.  Target and the Target Subsidiaries have all permits,
          -------
certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "Target Permits"), (ii) neither Target nor any Target Subsidiary is in violation
 --------------
of any Target Permit, and (iii) no proceedings are pending or, to the knowledge of Target, threatened, to revoke or limit any Target Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Target Material Adverse Effect.

     2.12 Finders and Investment Bankers. Neither Target nor any of the Target
          ------------------------------
Subsidiaries nor any of their officers or directors or other affiliates, while acting for Target or any of the Target Subsidiaries, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, the Merger, the Target Ancillary Agreements or the transactions contemplated hereby or thereby.

     2.13 Contracts. The Target Securities Filings contain a complete and accurate list of all material notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements, understandings, arrangements, commitments, instruments, bids or proposals to which Target or any Target Subsidiary is a party or is subject ("Target Material Contract"). Target Material Contracts are
                      ------------------------
valid and binding and are in full force and effect and enforceable in accordance with their respective terms (assuming the other parties thereto are bound, as to which Target has no basis to believe otherwise), subject to the Enforceability Exceptions. Neither Target nor any Target Subsidiary is in violation or breach of or default under any such Target Material Contract, nor to Target's knowledge is any other party to any such Target Material Contract in violation or breach of or default under any such Target Material Contract.

     2.14 Taxes and Tax Returns. Target and each of the Target Subsidiaries has
          ---------------------
timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "Tax Return"), and each such Tax Return
                                         ----------
is true, correct and complete, and further, Target and each of the Target Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, collected or withheld, other than such Taxes for
----
which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement.

     2.15 Environmental Matters.  As of the date of this Agreement except as
          ---------------------
described in the Target Securities Filings, (i) Target and the Target Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Target, threatened against Target, a Target Subsidiary or any of their properties pursuant to Environmental Laws, and (iii) there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to material liability on the part of Target or a Target Subsidiary under, Environmental Laws. As used herein the term "Environmental Laws" shall mean Laws relating to pollution, chemical usage,
      ------------------
waste or emission control, the management, generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection or remediation of the environment, environmental activity, product stewardship or public health and safety. In particular, without limiting the generality of the foregoing, neither Target nor any of the Target Subsidiaries may be deemed an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates or disposes of a "hazardous substance" as those terms are defined in
Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601 et seq.
                                          ------

     2.16  Intellectual Property.  For purposes of this Agreement, "Intellectual
           ---------------------                                    ------------
Property" shall mean all U.S. and foreign patents, trademarks, service marks,
--------
trade names, trade dress, designs, logos, slogans, copyrights, franchises and similar rights of or used by Target or a Target Subsidiary, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Target or any of the Target Subsidiaries relating to any of the foregoing and any and all goodwill associated therewith. Target or one of the Target Subsidiaries owns, or is licensed to use, or otherwise has, legally enforceable rights to all of the Intellectual Property currently used or proposed to be used in, and necessary for the conduct of the business of Target and the Target Subsidiaries as presently or proposed to be conducted. The rights of Target and the Target Subsidiaries in the Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and Target and the Target Subsidiaries have not received, as of the date of this Agreement, notice of any adversely-held Intellectual Property of any other person, or notice of any charge or claim of any person relating to such Intellectual Property or any process or confidential information of Target or any Target Subsidiary ("Claim Notice") and do not know
                                                 ------------
of any basis for any such charge or claim.

     2.17  Title to and Condition of Personal Property. Target and each of the
           -------------------------------------------
Target Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Target Financial Statements dated September 30, 1999, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for liens disclosed in the Target Securities Filings and for property disposed of in the ordinary course since the date thereof, and such exceptions to title and liens, claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Target Material Adverse Effect or interfere with the use and enjoyment of such property and interests.

     2.18  No Adverse Actions. There is no existing, pending or, to the
           ------------------
knowledge of Target, threatened termination, cancellation, limitation, modification or change in the business relationship of Target or any of the Target Subsidiaries, with any supplier, customer or other person except as are immaterial individually and in the aggregate and are in the ordinary course of business.

     2.19  Labor Matters. To the knowledge of Target, there are no efforts
           -------------
presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Target or any Target Subsidiary. There is no unfair labor practice complaint against Target or any Target Subsidiary pending or, to the knowledge of Target, threatened before the National Labor Relations Board or comparable agency; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Target, threatened against or involving Target or any Target Subsidiary; no representation question exists respecting the employees of Target or any Target Subsidiary; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Target or any Target Subsidiary; and neither Target nor any Target Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty. There has not been any material adverse change in relations with employees or agents of Target or any Target Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror upon knowledge by Target or a Target Subsidiary of the occurrence after the date hereof of any matter referenced in this Section.

     2.20  Information Supplied. The Proxy Statement (as hereinafter defined) to
           --------------------
be mailed to the holders of Target Common Stock in connection with the Shareholders' Meeting (as hereinafter defined) to be called to consider the Merger at the date such document is first published, sent or delivered to the holders of Target Common Stock or at any time prior to or during the pendency of the Shareholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and any related schedules or other filings made with the SEC, as contemplated hereby, will comply as to form and substance in all material respects with the requirements of the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder and other applicable Laws. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information relating solely to Acquiror or Acquisition Subsidiary supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the foregoing document.

     2.21  Takeover Statutes. No "business combination," "fair price,"
           -----------------
"moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") applicable to Target or any of the Target Subsidiaries is
 ----------------
applicable to the Merger, this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates. Target, the Independent Committee and the Board of Directors of Target have each taken all action required to be taken by it in order to exempt this Agreement (as it may be amended from time to time) and the transactions contemplated hereby and thereby from, and such agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of the provisions of Section 203 of the Delaware Corporate Law and other antitakeover laws and regulations of any state, including without limitation the State of Delaware.

     2.22  No Existing Discussions. As of the date hereof, Target is not
           -----------------------
engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Takeover Proposal (as hereinafter defined).

     2.23  Shareholder Rights Plan.  Pursuant to the Rights Agreement, a copy of
           -----------------------
which has been previously delivered to Acquiror, the Merger shall not (i) cause Acquiror or any of its respective Affiliates to be deemed to be "Acquiring Persons" within the meaning of the Rights Agreement, (ii) constitute a "Triggering Event" within the meaning of the Rights Agreement, (iii) cause any Rights to become exercisable or to separate from the shares of Common Stock to which they are attached, or (iv) trigger any other provisions of the Rights Agreement.

     2.24  Disclosure. All information and documents provided prior to the date
           ----------
of this Agreement, and all information and documents subsequently provided, to Acquiror or its representatives or lenders by or on behalf of Target in connection with the transactions contemplated by this Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Acquiror or its representatives or lenders.

                               2.1  ARTICLE III
                    REPRESENTATIONS, WARRANTIES AND CERTAIN
               COVENANTS OF ACQUIROR AND ACQUISITION SUBSIDIARY

     Acquiror and Acquisition Subsidiary, jointly and severally, represent, warrant and/or covenant to and with Target as follows:

     3.1   Organization and Good Standing. Acquiror is a limited liability
           ------------------------------
company duly organized and validly existing under the laws of the State of Delaware. Acquisition Subsidiary is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Each of Acquiror and Acquisition Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power and authority would not have an Acquiror Material Adverse Effect (as hereinafter defined). Each of Acquiror and Acquisition Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have an Acquiror Material Adverse Effect. For purposes of this Agreement, "Acquiror Material Adverse Effect" shall mean a
                             --------------------------------
material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Acquiror and its subsidiaries (including Acquisition Subsidiary) taken as a whole, (ii) the ability of Acquiror to perform its obligations set forth in this Agreement and the Acquiror Ancillary Agreements (as hereinafter defined), or
(iii) the ability to timely consummate the transactions contemplated by this Agreement and the Acquiror Ancillary Agreements.

     3.2 Authorization; Binding Agreement. Acquiror and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Acquiror or Acquisition Subsidiary is or will be a party or a signatory (the "Acquiror
                                                                  ---------
Ancillary Agreements") and the consummation of the transactions contemplated
--------------------
hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of Acquiror and Acquisition Subsidiary, and the Acquiror as the sole shareholder of Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Acquiror or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Acquiror Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Acquisition Subsidiary and constitutes,and upon execution and delivery thereof as contemplated by this Agreement, the Acquiror Ancillary Agreements will constitute, the legal, valid and binding agreements of Acquiror and Acquisition Subsidiary, enforceable against each of Acquiror and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

     3.3   Governmental Approvals. No Consent from or with any Governmental
           ----------------------
Authority on the part of Acquiror or Acquisition Subsidiary is required in connection with the execution or delivery by Acquiror and Acquisition Subsidiary of this Agreement and the Acquiror Ancillary Agreements or the consummation by Acquiror and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NASD and filing and recordation of appropriate merger documents as required by the Delaware Code, and (ii) those Consents that, if they were not obtained or made, do not or would not have an Acquiror Material Adverse Effect.

     3.4   No Violations.  The execution and delivery of this Agreement and the
           -------------
Acquiror Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Acquiror and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the governing instruments of Acquiror or Acquisition Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Acquiror Material Contract (as hereinafter defined) or other obligation to which Acquiror or Acquisition Subsidiary is a party or by which any of them or any of their properties or assets may be bound,
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Acquiror or Acquisition Subsidiary, or (iv) contravene any Law currently in effect to which Acquiror or Acquisition Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an Acquiror Material Adverse Effect. An "Acquiror Material Contract" is any material note, bond, mortgage,
             --------------------------
indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any reports, statements or registration statements filed, or required be filed, by Acquiror pursuant to the Securities Act or the Securities Exchange Act.

     3.5   Finders and Investment Bankers. Neither Acquiror nor any of its
           ------------------------------
officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except fees to be incurred in financing the transactions contemplated herein.

     3.6   Information Supplied. None of the information relating solely to
           --------------------
Acquiror or Acquisition Subsidiary supplied or to be supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as hereinafter defined) will, at the date such document is first published, sent or delivered to holders of Target Common Stock or, at any time during the pendency of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquiror or Acquisition Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Target for inclusion or incorporation by reference in the foregoing document.

     3.7   No Knowledge of Misrepresentations. To the actual knowledge of
           ----------------------------------
Acquiror, as of the date of this Agreement none of the representations or warranties made by Target in Article II hereof are untrue in any material respect.

                                3.1  ARTICLE IV
                             ADDITIONAL COVENANTS

     4.1   Conduct of Business of Target and Target Subsidiaries. Except as
           -----------------------------------------------------
expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall conduct, and it shall cause the Target Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Target shall, and it shall cause the Target Subsidiaries to, use its or their respective reasonable business efforts to preserve intact its or their respective business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business.

     4.2   Notification of Certain Matters.  Target shall give prompt notice to
           -------------------------------
Acquiror if any of the following occur after the date of this Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Target Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the SEC, the American Stock Exchange ("Amex") or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would have a Target Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting Target or any Target Subsidiary or any affiliate, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Target or any Target Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of Target, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Target in or pursuant to this Agreement or the Target Securities Filings; and (vi) the occurrence of any Event that would cause a breach by Target of any provision of this Agreement or a Target Ancillary Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

     4.3   Access and Information.  Between the date of this Agreement and the
           ----------------------
Effective Time, each of Target and the Target Subsidiaries, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Acquiror, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times full access to all offices and other facilities, to all personnel and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to Target and the Target Subsidiaries, will permit the foregoing to make such inspections as they may reasonably require and will cause its officers and employees promptly to furnish Acquiror with (a) such financial and operating data and other information with respect to the business, assets, liabilities, obligations and operations of Target and the Target Subsidiaries as Acquiror may from time to time reasonably request including, but not limited to, data and information required for inclusion in any of Acquiror's registration statements and/or other filings with the SEC, and (b) a copy of each material report, schedule and other document filed or received by Target or any Target Subsidiary pursuant to the requirements of applicable securities Laws, the Amex or other securities exchange.

     4.4   Shareholder Approval; Proxy Statement; Shareholder Lists.
           --------------------------------------------------------

           (a) As soon as practicable, Target will in accordance with applicable Law, its Certificate of Incorporation, its By-Laws and the rules of the Amex, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the purpose
                                         ---------------------
of adopting this Agreement and the Merger and the other transactions contemplated hereby and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated in this Agreement, the Board of Directors of Target (i) will (unless the Independent Committee or the Board of Directors of Target, as the case may be, determines in its good faith judgment, after receiving the advice of its outside legal counsel and/or financial advisors and otherwise in accordance with the terms of this Agreement, that in order for the Independent Committee or the Board of Directors of Target, as the case may be, to comply with its fiduciary duties under applicable Law it must no longer recommend the Merger) take all steps necessary to present and recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Target's shareholders of this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, voting the Target Shares held by such Directors for such adoption and approval.

           (b) Acquiror and Target will as promptly as practicable following the execution of this Agreement jointly prepare, and Target shall file, a proxy statement on an appropriate schedule or other form for distribution to holders of Target Shares in advance of the Shareholders' Meeting and such other schedules and other filings as may be necessary or appropriate (including without limitation a Rule 13e-3 Transaction Statement on Schedule 13E-3) (collectively, together with any amendments or supplements thereto, the "Proxy
                                                                         -----
Statement") with the SEC and each will use its reasonable best efforts to
---------
respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the holders of Target Shares at the earliest practical time. Target shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such actions. Target will notify

Acquiror promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply Acquiror with copies of all correspondence between Target or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger or this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby. If (A) at any time prior to the Shareholders' Meeting, any event should occur relating to Target or any of the Target Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Target will promptly inform Acquiror and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to Acquiror or Acquisition Subsidiary or any of their respective associates or affiliates, or relating to the plans of any such persons for Target after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Acquiror will promptly inform Target, and in the case of (A) or (B) Target and Acquiror shall file and, if required, mail such amendment or supplement to holders of Target Shares; provided, prior to such filing or mailing, Target and Acquiror shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Target will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which Acquiror reasonably objects.

           (c) Target and its counsel shall permit Acquiror and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement or the other transactions contemplated hereby.

           (d) Target shall promptly upon the request by Acquiror, or shall cause its transfer agent to promptly, furnish Acquiror and Acquisition Subsidiary with mailing labels containing the names and addresses of all record holders of shares of Target Common Stock and with security position listings of shares of Target Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Target Common Stock. Target shall furnish Acquiror and Acquisition Subsidiary with such additional information, including, without limitation, updated listings and computer files of the holders of Target Common Stock, mailing labels and security position listings, and such other assistance as Acquiror or their agents may reasonably request.

     4.5   Reasonable Business Efforts. Subject to the terms and conditions
           ---------------------------
herein provided, Target agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement and the Target Ancillary Agreements, including without limitation engaging a proxy solicitor if necessary at its expense. Upon the terms and subject to the conditions hereof, Target agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     4.6   Public Announcements. So long as this Agreement is in effect, Target
           --------------------
shall not, and shall cause its affiliates not to, without the written consent of Acquiror, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules of, the Amex or other securities exchange or the SEC; provided, that Target shall give Acquiror notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Acquiror regarding the contents of any such disclosure .

     4.7   Compliance. In consummating the Merger and the transactions
           ----------
contemplated hereby and by the Target Ancillary Agreements, Target shall comply in all material respects with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, and shall comply, and/or cause the Target Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     4.8   No Solicitation of Takeover Proposal.
           -----------------------------------

           (a) Neither Target, its Subsidiaries nor any of their respective Affiliates shall, nor shall Target or its Subsidiaries or Affiliates authorize or permit any of their respective officers, directors, employees, representatives, legal counsel, financial advisors or other agents to, directly or indirectly, encourage, solicit, initiate, or engage in discussions or negotiations with or provide any non-public information to any person or group (other than Acquiror or its Affiliates or any designees of Acquiror or its Affiliates), or take any action designed to facilitate any inquiries or the making of any proposal with respect to, any Third Party Acquisition; and neither Target nor any Subsidiary shall enter into any agreement with respect to a Third Party Acquisition; PROVIDED, HOWEVER, that nothing contained in this Section 4.8(a) shall prevent the Independent Committee or the Board of Directors of Target from (i) taking and disclosing to Target's stockholders a position as required by any rule promulgated under the Exchange Act with regard to any tender or exchange offer, PROVIDED, THAT such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of the Company or any other committee thereof, as applicable, in violation of this
Section 4.8; and (ii) if it receives a written unsolicited expression of interest from a Person relating to the submission by such Person of a Superior Proposal, supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement which expressly permits Target to fulfill its obligations set forth in the last sentence of this Section 4.8(a), in response to such unsolicited Third Party Acquisition proposal as, and to the extent that, the Independent Committee or the Board of Directors of Target, as applicable, determines in its good faith judgment, after consultation with outside legal counsel, (A) such action is required in order to comply with its fiduciary duties under applicable Law, and (B) there is a reasonable prospect that such expression of interest will result in a Superior Proposal from such Person, PROVIDED, THAT, after consultation with outside legal counsel, Target may conduct such discussions and negotiations as it believes are necessary in light of the fiduciary duties of the Independent Committee and the Board of Directors of Target concerning such unsolicited Third Party Acquisition proposal.

     Target shall immediately terminate any pending discussion regarding any Third Party Acquisition (other than with Acquiror or its Affiliates or any designees of Acquiror or its Affiliates) and shall promptly notify Acquiror of
(i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, Target or any of its Subsidiaries or Affiliates, (ii) any inquiries or proposals known by Target to have been received by, any non-public information known by Target to have been requested from, or any negotiation or discussions known by Target to have been sought to be initiated or continued with, Target or any of its Affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Acquiror and its representatives and Affiliates) with respect to a Third Party Acquisition, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and Target agrees to promptly update Acquiror on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers.

           (b) Except as set forth in this Section 4.8(b), neither the Independent Committee nor the Board of Directors of Target shall withdraw or modify its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow Target or any Subsidiary to enter into any agreement with respect to, any Third Party Acquisition.

           If the Independent Committee or the Board of Directors of Target, by a majority disinterested vote determines in its good faith judgment after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law, the Independent Committee or the Board of Directors of Target, as applicable, may, in the event that it receives a Superior Proposal and in response thereto, (x) withdraw its recommendation of the transactions contemplated hereby or (y) approve or recommend such Superior Proposal but in each case only (i) after providing written notice to Acquiror (a "Notice of Superior Proposal") advising Acquiror that the Independent Committee or the Board of Directors of Target, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) the Independent Committee or the Board of Directors of Target, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of a financial adviser of nationally recognized reputation consistent with such determination and consultation with outside legal counsel) that any transaction proposed by Acquiror is not at least as favorable to Target's stockholders) as the Superior Proposal; PROVIDED, HOWEVER, that (I) no action specified in clause (x) or (y) above shall be taken until the sixth (6th) Business Day after receipt of a Notice of Superior Proposal by Acquiror and (II) Target shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1(d) and Target has paid all amounts due to Acquiror pursuant to Section 6.2(b).

           Nothing contained in this Section 4.8(b) shall prevent the Independent Committee or the Board of Directors of Target from (i) taking and disclosing to Target's stockholders a position as required by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer, PROVIDED, THAT such disclosure states that no action will be taken by the Independent Committee or the Board of Directors of Target in violation of this Section 4.8, or (ii) disclosing the fact that the Independent Committee or the Board of Directors, as applicable, has received a proposal for a Third Party Acquisition and the terms of such proposal, if the Independent Committee or the Board of Directors of Target, as applicable, determines, after consultation with outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with federal securities laws.

           (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Target by merger or otherwise by any person (which includes a "Person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Acquiror (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of Target and its Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Common Stock or the issuance by Target of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by this Agreement; (iv) the adoption by Target of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by Target or any of its Subsidiaries of more than fifteen percent (15%) of the outstanding Shares; or (vi) the acquisition by Target or any of its Subsidiaries by merger, joint venture or otherwise of any person, or any purchase of stock or assets or acquisition of any direct or indirect ownership interest or investment in any business such that, after such acquisition, Target and its Subsidiaries' interest or investment in such business's annual revenues, net income or assets is greater than or equal to fifteen percent (15%) of the annual revenues, net income or assets of Target. For purposes of this Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal to acquire, by merger or otherwise, directly or indirectly for consideration consisting of cash and/or securities more than fifteen percent (15%) of the Shares then outstanding or all or substantially all the assets of Target and its Subsidiaries, taken as a whole (in either case, with funding that is at least as committed as the funding commitments provided by Acquiror) and otherwise for a consideration with a value higher than the Merger Consideration and on terms and conditions that the Independent Committee or the Board of Directors of Target, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of a financial advisor of regionally recognized reputation consistent with such determination and consultation with outside legal counsel)
(i) is capable of being so funded, and (ii) would, if consummated provide a higher value to Target's stockholders from a financial point of view than the transactions contemplated hereby and by any alternative transaction proposal made by Acquiror pursuant to Section 4.8(b) hereof; PROVIDED, HOWEVER, that such proposal or offer shall not be deemed to be a "Superior Proposal" unless the Independent Committee or the Board of Directors of Target as applicable, reasonably determines that such proposal is reasonably likely to be consummated in accordance with its terms and that the financing required to consummate the transaction contemplated by such proposal or offer is capable of being, and is reasonably likely to be, obtained.

     4.9   Securities and Shareholder Materials. Each of Target and the Target
           ------------------------------------
Subsidiaries shall send to Acquiror a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the Amex or any other securities commission, exchange or market.

     4.10  Resignations. Target shall cause the officers and/or directors of
           ------------
Target and the Target Subsidiaries as Acquiror may request to voluntarily resign their positions as such as of the Effective Time. The instruments effecting such resignations are herein referred to as the "Resignations."
                                            ------------

     4.11  Public Announcements. So long as this Agreement is in effect,
           --------------------
Acquiror shall not, and shall cause its affiliates not to, without the written consent of Target, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules and regulations of, the Amex or other securities exchange; provided, that Acquiror shall give Target notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Target regarding the contents of any such disclosure.

     4.12  Compliance. In consummating the Merger and the transactions
           ----------
contemplated hereby, Acquiror shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause Acquisition Subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws applicable thereto.

     4.13  Proxy Statement. Acquiror shall cooperate with Target with respect to
           ---------------
the preparation of the Proxy Statement and the Schedule 13E-3 as set forth in
Section 4.4. and shall provide Target with such information concerning Acquiror
------------
and Acquisition Subsidiary as shall be required to be included therein.
Acquiror shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Target Common Stock directly or indirectly beneficially owned by it.

     4.14  Indemnification and Insurance.
           -----------------------------

           (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Amended and Restated Certificate of Incorporation and By-Laws of Target in effect on the date of this Agreement, which provisions Acquiror shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify for a period of six (6) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Target or any Target Subsidiary, unless such amendment, repeal or other modification is required by applicable Law.

           (b) From and after the Effective Time, Acquiror agrees that it will indemnify and hold harmless each present director and officer of Target and each Target Subsidiary (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including
           -------------------
reasonable attorneys' fees), judgments, fines, losses,
claims, damages or liabilities (collectively, "Costs") incurred in connection
                                               -----
with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Target would have been permitted under the Delaware Code and its Amended and Restated Certificate of Incorporation or By-Laws in effect on the date of this Agreement to indemnify such person (and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Amended and Restated Certificate of Incorporation and the By-Laws of Target and each Target Subsidiary, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof in writing, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof, and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm or counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent.

          (d) For a period of six (6) years after the Effective Time and to the extent available, Acquiror or the Surviving Corporation shall maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by Target's and Target Subsidiary's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under Target's current insurance policies.

          (e) If Acquiror or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section; provided, that the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

          (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, heir heirs and representatives.

     4.15 Misrepresentations. None of Acquiror or its officers, directors,
          ------------------
members or managers shall take any action or omit to take any action which would cause any of the representations and warranties of Target herein to be or become untrue.

     4.16 Financing. Acquiror and Acquisition Subsidiary will use all reasonable
          ---------
commercial efforts to satisfy all conditions precedent to any financing commitments obtained by them to pay the Merger Consideration.


                                   ARTICLE V
                                  CONDITIONS

     5.1  Conditions to Each Party's Obligations. The respective obligations of
          --------------------------------------
each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          5.1.1  Shareholder Approval. This Agreement and the Merger and the
                 --------------------
     other transactions contemplated hereby shall have been duly adopted at or prior to the Effective Time by the requisite vote of the shareholders of Target in accordance with the Articles of Incorporation and By-Laws of Target, the Delaware Code, the Securities Exchange Act and Amex.

          5.1.2  No Injunction or Action. No order, statute, rule, regulation,
                 -----------------------
     executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger or the other transactions contemplated hereby and which has not been vacated, dismissed or withdrawn by the Effective Time. Target and Acquiror shall use their reasonable commercial efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

          5.1.3  Opinion of Financial Advisor. The fairness opinions referenced
                 ----------------------------
     in Section 2.4(c) above shall not have been withdrawn at or prior to the
        --------------
     Effective Time.

          5.1.4  Governmental Approvals. All Consents, other than Consents the
                 ----------------------
     failure which to be obtained or made, in the judgment of Acquiror, would not have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect"), of any
             ---------------------------------------------
     Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereinafter defined). The term "Final Order" with respect
                                                     -----------
     to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and
     (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

     5.2  Conditions to Obligations of Target. The obligation of Target to
          -----------------------------------
effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Target:

          5.2.1  Acquiror Representations and Warranties. The representations
                 ---------------------------------------
      and warranties of Acquiror contained in this Agreement that are modified by materiality or Acquiror Material Adverse Effect ("Acquiror Modified
                                                           -----------------
      Representation") shall be true and correct in all respects and those that
      --------------
      are not so modified ("Acquiror Nonmodified Representation") shall be true
                            -----------------------------------
      and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Acquiror contained in this Agreement, disregarding any qualifications therein or in this Section 5.2.1 regarding materiality or
                                        -------------
      Acquiror Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have an Acquiror Material Adverse Effect.

          5.2.2  Performance by Acquiror. Acquiror shall have performed and
                 -----------------------
      complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Acquiror at or prior to the Effective Time.

          5.2.3  Certificate. Acquiror shall have delivered to Target a
                 -----------
certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 5.2.1 and
                                                       -----------------
5.2.2, above, have been satisfied.
-----


      5.3 Conditions to Obligations of Acquiror.  The obligations of Acquiror to
          -------------------------------------
effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Acquiror:

          5.3.1  Target Representations and Warranties. Assuming the accuracy of
                 -------------------------------------
     the representations and warranties of Acquiror, the representations and warranties of Target contained in this Agreement that are modified by materiality or Target Material Adverse Effect ("Target Modified
                                                     ---------------
     Representation") shall be true and correct in all respects, and those that
     --------------
     are not so modified ("Target Nonmodified Representation") shall be true and
                           ---------------------------------
     correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Target contained in this Agreement, disregarding any qualifications therein or in this Section 5.3.1 regarding materiality or Target Material Adverse Effect,
          -------------
     shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Target Material Adverse Effect.

          5.3.2  Performance by Target Target shall have performed and complied
                 ---------------------
     with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Target at or prior to the Effective Time.

          5.3.3  No Material Adverse Change. There shall have not occurred after
                 --------------------------
     the date hereof any Event that has or reasonably could be expected to have a Target Material Adverse Effect.

          5.3.4  No Pending Action. There shall not be instituted, pending or
                 -----------------
     threatened any action, investigation or proceeding by any Governmental Authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, which is reasonably likely to be determined adversely to Acquiror or Acquisition Subsidiary, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Acquiror or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, or to compel Acquiror or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, (C) seeking to impose or confirm material limitations on the ability of Acquiror or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of Target Common Stock, including, without limitation, the right to vote the shares of Target Common Stock acquired or owned by Acquiror or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of Target Common Stock, (D) seeking to require divestiture by Acquiror or Acquisition Subsidiary or any of their affiliates of the shares of Target Common Stock, or (E) that otherwise would reasonably be expected to have a Target Material Adverse Effect.

          5.3.5  Dissenting Shares. At the Effective Time, Dissenting Shares
                 -----------------
     shall not exceed five percent (5%) of the Target Shares.

          5.3.6  Required Consents and Transactions. All Consents set forth on
                 ----------------------------------
     Schedule 5.3.6A hereto shall have been obtained or made on terms and
     ----------------------
     conditions
     reasonably acceptable to Acquiror and be in full force and effect. The transactions set forth on Schedule 5.3.6B hereto must have been consummated
                               ---------------
     prior to or be consummated concurrent with the Closing contemplated hereby.

          5.3.7  Certificates and Other Deliveries. Target shall have delivered,
                 ---------------------------------
     or caused to be delivered, to Acquiror (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth herein above, have been satisfied; (ii) a certificate of good standing or of legal existence, as applicable, from the Secretary of State of each state or comparable authority in other jurisdictions in which Target and the Target Subsidiaries are incorporated stating that each is a validly existing corporation in good standing or of legal existence, as applicable; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Target approving the execution, delivery and performance of this Agreement, the Target Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Target.

          5.3.8  Financing. Acquiror shall have obtained financing to pay the
                 ---------
     Merger Consideration on terms and conditions reasonably acceptable to Acquiror.

          5.3.9  Environmental Liability. Target shall not have incurred, or
                 -----------------------
     received any notice of, any increase regarding any other or additional liabilities under any Environmental Laws or under the Consent Decree to which the Target is a party that would increase the amount Target has accrued for environmental liabilities on its June 30, 2000 balance sheet.


                                  ARTICLE VI
                          TERMINATION AND ABANDONMENT

     6.1  Termination. This Agreement may be terminated at any time prior to the
          -----------
Effective Time, whether before or after approval of the shareholders of Target described herein, only:

          (a)  by mutual written consent of Acquiror and Target;

          (b)  by either Acquiror or Target if:

               (i) the Merger shall not have been consummated on or prior to March 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to
                                     -----------------
          any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) the approval of holders of Target Common Stock required by
          Section 5.1.1 shall not have been obtained at a meeting duly convened
          -------------
          therefor or at any adjournment or postponement thereof;

               (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Acquiror, if (i) there are any breaches of any Target Modified Representation or there are any material breaches of any Target Nonmodified Representation, or (ii) Target shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Target promptly after the discovery thereof and Target has failed to cure or otherwise resolve the same to the reasonable satisfaction of Acquiror within twenty (20) days after receipt of such notice;

          (d) by Acquiror if either (x) Section 4.8 shall be breached by Target in any material respect; or (y) the Independent Committee or the Board of Target shall have withdrawn or materially modified in a manner adverse to Acquiror its approval or recommendation of the Merger due to the receipt of a Superior Proposal in compliance with Section 4.8 or shall have recommended or approved a Third Party Acquisition;

          (e) by Target, if (i) there are any breaches of any Acquiror Modified Representation or there are any material breaches of any Acquiror Nonmodified Representation, or (ii) Acquiror shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Acquiror promptly after the discovery thereof and Acquiror has failed to cure or otherwise resolve the same to the reasonable satisfaction of Target within twenty (20) days after receipt of such notice.

          The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d) or (e), shall give written notice of such termination to the other party in accordance with Section 7.5 below.
                                                  -----------

     6.2  Termination Fees and Rights.
          ---------------------------

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement (other than as set forth in this Section 6.2, Section 6.3, Section 7.1 and Section 7.7) shall
              -----------  -----------  -----------     -----------
become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisers or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement. The term "Interested Shareholders" shall mean Robert H. McLean, Robert Korman,
          -----------------------
Joey Milan and Terry Kearney.


          (b) In the event that this Agreement is terminated by Acquiror pursuant to Section 6.1(d), then Target shall promptly, but in no event later
            --------------
than two business days after the date of such termination, pay Acquiror a fee equal to $500,000 (the "Termination Fee"), payable by wire transfer of same day
                        ---------------
funds and, in addition, a "Change of Control" shall be deemed to have occurred with respect to any written agreements between Target and any Interested Shareholders in effect on the date of this Agreement. Target acknowledges that the agreements contained in this Section 6.2(b) are an
                                                   --------------
integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Target fails to promptly pay the amount due pursuant to this
Section 6.2(b), and in order to obtain such payment, Acquiror commences a suit
--------------
which results in a judgment against Target for the Termination Fee set forth in this paragraph (b), Target shall also pay to Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of NationsBank, N.A. in effect on the date such payment was required to be made.

     6.3  Procedure Upon Termination. In the event of termination pursuant to
          --------------------------
this Article VI, this Agreement shall terminate and the Merger shall be abandoned without further action by Target or Acquiror, provided that the agreements contained in Sections 6.2, 6.3, 7.1 and 7.7 hereof shall remain in
                        ------------------------------
full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.


                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1  Confidentiality. Unless (i) otherwise expressly provided in this
          ---------------
Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange, (iii) necessary to secure any required Consents as to which the other party has been advised, or
(iv) consented to in writing by Acquiror and Target, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by Target and the Target Subsidiaries, Acquiror and Acquisition Subsidiary and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In connection with any filing with the SEC under the Securities Exchange Act, Target or Acquiror, after consultation with the other party, may include any information required to be included therein with respect to the Merger. Acquiror and Target shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Acquiror and Target shall return to the other all documents furnished by the other and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     7.2  Amendment and Modification. To the extent permitted by applicable Law,
          --------------------------
this Agreement may be amended, modified or supplemented only by a written agreement among Target, Acquiror and Acquisition Subsidiary, whether before or after approval of the Merger and this Agreement by the holders of Target Common Stock and the holders of the common stock of Acquisition Subsidiary.

     7.3  Waiver of Compliance; Consents. Any failure of Target on the one hand,
          ------------------------------
or Acquiror on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Acquiror on the one hand, or Target on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

     7.4  Survival of Representations and Warranties. The respective
          ------------------------------------------
representations and warranties of Target and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

     7.5  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to Target, to:

                    John M. Edgar, Chair
                    BFX Independent Committee
                    3500 One Kansas City Place
                    Suite 3500
                    Kansas City, MO 64105

               (ii) if to Acquiror or Acquisition Subsidiary, to:

                    Hospitality Concepts, LLC
                    Attn: Robert H. McLean
                    c/o Hunter McLean
                    301 Commerce Street, Suite 3500
                    Fort Worth, Texas 76102

          with copies to:

                    Wayne M. Whitaker
                    Whitaker, Chalk, Swindle & Sawyer L.L.C.
                    301 Commerce Street, Suite 3500
                    Fort Worth, Texas 76102-4186
                    Tel: 817/878-0530
                    Fax: 817/878-0501

     7.6  Binding Effect; Assignment.  This Agreement and all of the provisions
          --------------------------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Acquiror or any other Subsidiary of Acquiror any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement.

     7.7  Expenses. Upon execution hereof, Target shall bear all reasonable
          --------
third party costs and expenses of Acquiror incurred in connection with the closing of the Merger and related transactions, including without limitation the negotiation, preparation and execution of this Agreement, the Target Ancillary Agreements, and the preparation of all filings and amendments thereof with the SEC and Amex (upon proper documentation thereof). In the event Target terminates this Agreement pursuant to Section 6.1(e) then Acquiror will promptly reimburse Target for such costs and expenses that Acquiror has incurred and Target has paid.

     7.8  Governing Law. This Agreement shall be deemed to be made in, and in
          -------------
all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware (without regard for its choice of law rules).

     7.9  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.10 Interpretation.  The article and section headings contained in this
          --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint
      ------
venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a

Governmental Authority and any other entity; (ii) the terms "affiliate" and
                                                             ---------
"associate" shall have the same meanings as set forth in Rule 12b-2 under the
 ---------
Securities Exchange Act; and (iii) the term "shareholder" of any specified
                                             -----------
person shall mean any holder of capital stock or other equity interest in such person.

     7.11  Entire Agreement. This Agreement and the other agreements, documents
           ----------------
or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     7.12  Severability. In case any provision in this Agreement or in any of
           ------------
the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     7.13  Specific Performance. The parties hereto agree that irreparable
           --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     7.14  Third Parties. Nothing contained in this Agreement or in any
           -------------
instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party.

     7.15  Schedules. The Schedules in this Agreement shall be arranged in
           ---------
separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Acquiror, Acquisition Subsidiary and Target have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                        HOSPITALITY CONCEPTS, LLC


                                        By: /s/Robert H. McClean
                                            --------------------
                                        Name: Robert H. McClean
                                              -----------------
                                        Title: President
                                               ---------


                                        AMERICAN HOSPITALITY, LLC


                                        By: /s/ Robert H. McClean
                                            ---------------------
                                        Name: Robert H. McClean
                                              -----------------
                                        Title: President
                                               ---------


                                        BFX HOSPITALITY GROUP, INC.


                                        By: /s/John M. Edgar
                                            ----------------
                                        Name: John M. Edgar
                                              -------------
                                        Title: Chairman, Independent Committee
                                               -------------------------------

                                   GUARANTY
                                   --------


          The undersigned, Robert McLean, hereby irrevocably and personally guarantees the prompt payment by Acquiror (as defined above) of any and all amounts that may become due and owing by Acquiror to Target pursuant to, and only pursuant to, the last sentence of Section 7.7 of the foregoing Agreement and Plan of Merger and nothing else.


Dated as of August 11, 2000                  /s/ Robert H. McClean
                                             -------------------------------
                                                     Robert H. McLean

                                Schedule 5.3.6A

Consents required under the following leases:

Sundance Lease:
     Sundance Square Retail Lease Agreement entered into July 24, 1997 between Sundance Square, a Texas general partnership, and Cabo Fort Worth #1, Inc.

Lucile's Lease:
     Lease originally entered into between Donegal Hills Co. and Camp Bowie Restaurant, Inc. dated September 10, 1992

Lease for the Cat's Meow Bar:
     See attached Exhibit A

                                   EXHIBIT A
                                   ---------

1. Lease of Commercial Property (Net) with George Lingle and Diane Lingle Boland as Lessor and Bourbon and St. Peter Corporation as Lessee, dated December 1, 1969;

2. Rider attached to Lease of Commercial Property 701 Bourbon Street, executed on June 3, 1982 by Diane Lingle Boland, lessor and Ysonde K. & Kurt C. Boland, Lessors by Gary L. Blunt, Guardian, and Bourbon and St. Peter Corporation, Lessee;

3. Sublease of Commercial Property between Frank's Jazz Alley, Inc., a Louisiana Corporation ("Sublessor") and 701 Bourbon Street, a Louisiana Corporation ("Sublessee"), consented to by Diane L. Boland, Ysonde K. Boland and Kurt C. Boland ("Lessors"), dated September 30, 1989;

4. Agreement by and from Lessors to Sublessee and from Sublessee to Lessors in connection with the Sublease of 701 Bourbon Street, dated September 30, 1989, by and among 701 Bourbon Street, Inc., Billy Bob Barnett, Robert F. Henley, Diane L. Boland, Kurt C. Boland and Ysonde K. Boland, Gary L. Boland, former tutor of Kurt C. and Ysonde K. Boland, consented to Frank's Jazz Alley, Inc., and Frank B. Waters;

5. Assignment of Sublease of Commercial Property dated April 15, 1991, between 701 Bourbon Street, Inc. a Louisiana corporation ("Assignor") and 701 Bourbon Street, Ltd., a Texas limited partnership ("Assignee");

6. Agreement of April 12, 1991, representing the consent of the Lessors (i.e., the Bolands) to the assignment of the Sublease from 701 Bourbon Street, Inc. to 701 Bourbon Street, Ltd.'

7. Addendum No. One to Agreement of April 12, 1991 acknowledging the change of name of 701, Inc. to Cat's Meow, Inc.;

8. Rider attached to Lease of Commercial Property 701 Bourbon Street, New Orleans, Louisiana, executed on April 2, 1994, by Diane L. Boland, Ysonde
     K. and Kurt C. Boland, lessors, and Entertainment Centers of America, Inc. ("ECA"), Buffton Corporation ("Buffton"), BFX-LA, Inc., a Louisiana corporation ("BRX"), Cat's Meow, Inc., a Louisiana corporation ("Cat's") and 701 Bourbon Street, Ltd., a Texas limited partnership (the "Partnership"), Barnett & Taylor Management, Inc., consenting to Buffton's acquisition of Cat's Meow and the assignment by the Partnership to Cat's meow, Inc. of all of the assets of Cat's Meow.

                                Schedule 5.3.6B

1. Cabo Restaurant Company shall sell on terms reasonably acceptable to Acquiror all of the membership interests of Cabo-Fort Worth #1, L.L.C to Acquiror concurrent with the Closing of the Merger;

2. Cats Meow, Inc. shall concurrent with the Closing of the Merger sell all of its assets to Cats Meow, LLC, a wholly owned subsidiary of Acquiror, on terms acceptable to Acquiror;

3. Lucile's Stateside Bistro-Texas, Inc. shall concurrent with the Closing of the Merger sell all of its assets to Lucile's, LLC, a wholly owned subsidiary of Acquiror, on terms acceptable to Acquiror;

4. Stockyards Hotel, Inc. shall concurrent with the Closing of the Merger sell all of its assets to Stockyards Hotel, LLC, a wholly owned subsidiary of Acquiror, on terms acceptable to Acquiror;

5. American Food Classics, Inc. shall concurrent with the Closing of the Merger sell all of its intellectual property assets to Acquiror on terms acceptable to Acquiror;

6. BFX Hospitality Group, Inc. shall concurrent with the Closing of the Merger sell all of its intellectual property assets to Acquiror on terms acceptable to Acquiror;

7. The lessee under the Lease Agreement by and between Buffton Corporation n/k/a BFX Hospitality Group, Inc., as Landlord, and National Pipe & Plastics, Inc., as tenant, dated January 1, 1997 and as amended March 1, 1998 has exercised its right to extend the lease for an additional renewal term of five years; and

8. The lease agreement for the premises utilized by Cat's Meow, Inc. shall have been extended by lessor on terms reasonably acceptable to Acquiror.

                      [LOGO OF SANDERS MORRIS HARRIS]


PERSONAL AND CONFIDENTIAL
-------------------------

                                        August 11, 2000


Mr. John M. Edgar
Chairman of the Independent Committee of
 the Board of BFX Hospitality Group, Inc.
c/o Bryan Cave
3300 One Kansas City Place
1200 Main Place
Kansas City, MO 64105-6914


Gentlemen:

You have advised Sanders Morris Harris Inc. ("SMH") that management of BFX Hospitality Group, Inc. ("BFX" or the "Company") has proposed to acquire the outstanding common stock of BFX at a price of $2.25 per share in a "going private" management buyout transaction (the "Transaction").

The Transaction will be structured as a merger of the Company with and into American Hospitality, L.L.C. ("American") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company, American and Hospitality Concepts, L.L.C., which owns all the outstanding stock of American and which is owned by members of management proposing the Transaction.

You have requested that SMH act as financial advisor to the Independent Committee referred to above and issue an opinion ("Opinion") as to the fairness to the public shareholders of BFX of the consideration to be received in the proposed Transaction.

SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

BFX Hospitality Group, Inc.
August 11, 2000
Page 2

In arriving at our Opinion, we have, among other things:

     1. Reviewed a draft of the Agreement and Plan of Merger dated August 7, 2000;

     2.   Reviewed BFX Proxy Statement draft dated July 28, 2000;

     3. Reviewed BFX Hospitality Group, Inc. Liquidation Analysis dated May 10, 2000;

     4. Reviewed June 1998 Consent Decree between the United States of America and BFX Hospitality Group, Inc.;

     5. Reviewed Record of Decision with respect to the Company's Superfund site in Vestal, New York;

     6. Reviewed BFX audited financials and annual report for the year ended September 30, 1999;

     7. Reviewed BFX unaudited financial statements for the quarter ended March 31, 2000;

     8. Reviewed BFX confidential unaudited financial statements for the four-week period ended May 28, 2000;

     9. Reviewed summary projections and assumptions for each of BFX's operating facilities for 2000 - 2005 prepared and provided by BFX management at SMH's request;

     10.  Reviewed BFX summary history provided by BFX management;

     11. Reviewed letter dated June 28, 2000 from Robert H. McLean to the Independent Committee setting forth the preliminary proposal;

     12. Reviewed a July 26, 2000 proposal from John Hancock Real Estate Finance, Inc. with respect to a $2,200,000 mortgage loan on the Stockyards Hotel;

     13. Reviewed an August 1, 2000 proposal from Amresco Commercial Finance, Inc. with respect to a $5 million loan;

     14. Reviewed a July 19, 2000 memo from Robert Korman to James Pryde regarding the Transaction;

     15. Reviewed a July 21, 2000 memo from Robert Korman to Clyde Buck regarding the book value of BFX;

BFX Hospitality Group, Inc.
August 11, 2000
Page 3

     16.  Reviewed Cat's Meow lease agreement dated September 30, 1989;

     17. Reviewed Vestal, New York Superfund site lease agreement dated January 1, 1997; and

     18. Discussed various assets, liabilities and operations of BFX involved in the Transaction.

With your permission, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this Opinion, and have further relied upon the assurances of management of the Company that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties and facilities of the Company. We have assumed that the financial forecasts and projection information of each individual operating business unit provided to us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the Company's management as to each operating business unit's future financial performance. We have further assumed in our analyses that, in all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecasts, projections or the assumptions on which they were based. We have also assumed, and you have informed us, that the Transaction will be accounted for on a purchase basis and the consideration to be received by public stockholders will be taxable. We have relied as to all legal, accounting and tax matters with respect to the Transaction on legal counsel and accountants to the Company. We were not authorized to negotiate the terms of the Transaction, and we have based our opinion solely upon the Merger Agreement as negotiated by others. We were not asked to, and we did not, solicit third party offers to acquire all or part of the Company.

For purposes of rendering our Opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or American are party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received by the public stockholders or the time of such receipt.

BFX Hospitality Group, Inc.
August 11, 2000
Page 4

Our Opinion is limited to the fairness, from a financial point of view, of the Transaction to the Company's public stockholders, and we express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. This Opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. Our Opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our Opinion based upon circumstances or events occurring after the date hereof.

We have acted as financial advisor to the Independent Committee in connection with the Transaction and will receive a fee for our services, including for rendering this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, in the ordinary course of business, we or our affiliates may trade in the Company's common stock for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be received in the Transaction is fair to the public shareholders of BFX from a financial point of view.

                                        SANDERS MORRIS HARRIS INC.

                                        By:  /s/ G. Clyde Buck
                                             ------------------------------
                                             G. Clyde Buck
                                             Managing Director

                                August 11, 2000



PERSONAL & CONFIDENTIAL
-----------------------


Independent Committee of the Board of Directors of BFX Hospitality Group, Inc.
c/o Bryan Cave, Legal Counsel for the
Independent Committee
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view to the holders of common stock of BFX Hospitality Group, Inc. (the "Company"), of the consideration to be received by such stockholders pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of August 11, 2000 (the "Merger Agreement") by and among the Company, American Hospitality, L.L.C., a Delaware limited liability company ("American"), and Hospitality Concepts, L.L.C., a Delaware limited liability company and owner of all the outstanding stock of American ("Hospitality"). Pursuant to the Merger Agreement, the Company will be merged with and into American, with American continuing as the surviving company (the "Merger"). The terms of the Merger Agreement provide, among other things, that each share of common stock, $.05 par value, of the Company ("Common Stock") outstanding immediately before the effective time of the Merger, including each associated right to purchase shares upon certain events occurring under the Company's Rights Agreement (other than shares held by the Company or any of its subsidiaries as treasury stock and shares held by dissenting stockholders who have validly exercised and perfected their rights under Delaware Law) will be converted into the right to receive $2.25 in cash (the "Merger Consideration").

     George K. Baum & Company, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Page 2
August 11, 2000


     We have been engaged by the Independent Committee of the Board of Directors of the Company in connection with the Merger to render this opinion, and we will receive a fee for our services. Our fee is not contingent upon the consummation of the Merger and will be paid regardless of the substance of our opinion. In addition, the Company has agreed (i) to reimburse us with respect to certain reasonable out-of-pocket expenses, including without limitation fees and disbursements of legal counsel, and (ii) to indemnify us and certain affiliates against certain liabilities relating to, or arising out of, our engagement, including without limitation certain liabilities under federal securities laws. We have not in the past provided investment banking, financial advisory or other services to the Company. However, in the ordinary course of our businesses, we and our affiliates may trade securities of the Company for our own account or for the accounts of customers; accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     We were not requested to, nor did we, recommend a specific per share price in connection with the Merger. We also were not requested to, did not participate in, and did not give advice with respect to, negotiations of the terms and conditions of the Merger. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger. We have not been requested to, nor do we, offer any opinion as to any tax consequences in connection with the Merger, as to the form of the Merger, or as to the material terms (other than with respect to the Merger Consideration to the extent expressly specified herein) of the Merger Agreement, the related documents, and the obligations thereunder. In rendering this opinion, we have assumed that each of the parties to the Merger Agreement will comply with all material covenants and agreements set forth in the Merger Agreement and related documents, as applicable, and that the Merger will be validly consummated in accordance with its terms.

     Our opinion does not address the Company's underlying business decision to effect the Merger, does not constitute a recommendation to any stockholder of the Company as to how to vote in connection with the Merger, and does not address whether such stockholder should tender or sell shares of the Company's Common Stock in the Merger.

     In connection with this opinion, we were not requested to solicit, and did not solicit, interest from any other person or entity with respect to the acquisition of the Company or any of its assets. We have not conducted a physical inspection of any of the properties or assets of the Company, and we have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. In connection with this opinion, we have, among other things:

          (i) Reviewed the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement;

          (ii) Reviewed certain publicly available business and historical financial information relating to the Company, including without limitation the

Page 3
August 11, 2000

                  Company's Annual Reports, Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission ("SEC");

          (iii) Reviewed current and historical market prices and trading volumes of the Company's Common Stock;

          (iv) Reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company, as well as estimates, financial forecasts and analyses prepared by the management of the Company that are not publicly available;

          (v) Conducted discussions with members of the senior management of the Company;

          (vi) Reviewed publicly available financial and stock market data with respect to certain companies in lines of business or of a certain size that we believe to be generally comparable to the Company;

          (vii) Reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies in lines of business or of a certain size we believe to be generally comparable to the Company;

          (viii) Reviewed certain recent historical data relating to premiums paid in going private transactions of a certain size we believe to be generally comparable to the Merger; and


          (ix) Conducted such other financial studies, analyses and investigations, and considered such other information that we deemed necessary or appropriate.

          For purposes of our opinion, we relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to us. We have assumed, and the management of the Company has represented, that the information provided by the Company, including certain internal projections and analyses, had a reasonable basis and reflected the best, currently available estimates and judgments of the Company's management as to the recent and likely future performance of the Company or otherwise as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We also have relied on the representation of the Company's management that they were not aware of any information or fact that would make the information provided to us incomplete or misleading.

          The opinion is based upon the information available to us and the facts and circumstances as they exist, and is subject to evaluation on the date of this opinion. Events occurring after such date could materially affect the assumptions used in

Page 4
August 11, 2000


     preparing our opinion, and we undertake no duty or obligation and have no duty or obligation to update or amend our opinion or otherwise advise the Independent Committee, the Board or any other party or person of the occurrence of any such events. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying our opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we do not attribute any particular weight to any analysis or factor we considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, our analysis must be considered as a whole. Selecting portions of our opinion and factors considered by us, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and our opinion. The analyses we perform are not necessarily indicative of actual values or future results, which may be significant and more or less favorable than suggested by such analysis. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information available to us as of, the date hereof.

          We do not believe that any person (including any stockholder of the Company) other than a member of the Independent Committee or of the Board of Directors of the Company has the legal right to rely upon our opinion for any claim arising under state law. Should any such state law claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of each such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Independent Committee or the Board of Directors of the Company.

          It is understood that this opinion is for the benefit and use of the Independent Committee of the Board of Directors of the Company in connection with, and for purposes of, its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our written consent in each instance. This opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the SEC, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion and/or the related analysis in such filing is in a form acceptable to us and/or our legal counsel.

Page 5
August 11, 2000


          Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of the Company's Common Stock pursuant to the Merger Agreement is fair from a financial point of view.

                                                  Very truly yours,

                                                  GEORGE K. BAUM & COMPANY


                                                  By /s/ STEVEN L. WALTER
                                                     ------------------------
                                                     Steven L. Walter
                                                     Principal

PJT:rmh

                     [GEORGE K. BAUM & COMPANY LETTERHEAD]


                                October 5, 2000


PERSONAL & CONFIDENTIAL
-----------------------


Independent Committee of the Board of Directors of BFX Hospitality Group, Inc.
c/o Bryan Cave, Legal Counsel for the
Independent Committee
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105

Gentlemen:

     Pursuant to a comment by the Securities and Exchange Commission ("SEC") in connection with the filing of Schedule 14A, SEC File No. 1-9822, filed on September 22, 2000 by BFX Hospitality Group, Inc. (the "Company"), we hereby amend the letter dated August 11, 2000 from George K. Baum & Company to the Independent Committee of the Board of Directors of the Company (our "Opinion Letter").

     Our Opinion Letter shall be and is hereby amended by deleting the following paragraph set forth on page 4 of our Opinion Letter:

     "We do not believe that any person (including any stockholder of the Company) other than a member of the Independent Committee or of the Board of Directors of the Company has the legal right to rely upon our opinion for any claim arising under state law. Should any such state law claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of each such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Independent Committee or the Board of Directors of the Company."

Page 2
October 5, 2000


     Except as specifically set forth in this letter, our Opinion Letter is not amended or modified in any respect whatsoever. The effective date of our Opinion Letter remains August 11, 2000, the date our Opinion Letter was delivered to the Independent Committee of the Board of Directors of the Company, and this letter does not constitute an update of our Opinion Letter.

                                        Very truly yours,

                                        George K. Baum & Company


                                        By   /s/ STEVEN L. WALTER
                                           -------------------------------------
                                           Steven L. Walter
                                           Principal

SLW:rmh

                                                                     APPENDIX IV

                       DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

PROXY                      BFX HOSPITALITY GROUP, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned appoints John M. Edgar, Bruno D'Agostino and Russell J. Sarno, or any of them, as Proxy or Proxies of the undersigned, each with the power to appoint his substitute, to vote, as designated below, all of the shares of Common Stock of BFX Hospitality Group, Inc. (the "Company") which the undersigned is entitled to vote at the special meeting of stockholders to be held at 10:00 a.m. central standard time, on ________, 2000, in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas on the matters described in the enclosed Proxy Statement dated ________, 2000. The undersigned revokes all proxies heretofore given by the undersigned to vote at the special meeting or any adjournment or postponement of the special meeting.

ITEM 1. To approve and adopt the Merger Agreement (as defined in the Proxy Statement).

          _________ FOR        _________ AGAINST        __________ ABSTAIN

ITEM 2. To adjourn or postpone the special meeting for the solicitation of additional proxies (if necessary).

          _________ FOR        _________ AGAINST        __________ ABSTAIN

ITEM 3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This proxy will be voted as specified in the spaces above, or, if no instructions are indicated, this proxy will be voted FOR the approval and adoption of each item.



Signature(s)                                        Dated:              , 2000
            -------------------------------                -------------
NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.